Exhibit 10.1

CREDIT AGREEMENT

dated as of March 4, 2021

among

LMP AUTOMOTIVE HOLDINGS, INC. and EACH FLOOR PLAN BORROWER IDENTIFIED HEREIN,

as Borrowers,

CERTAIN SUBSIDIARIES OF THE BORROWERS IDENTIFIED HEREIN,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

TRUIST BANK,

as Administrative Agent and Swing Line Lender

TRUIST SECURITIES, INC.

as Sole Lead Arranger and Sole Bookrunner

i

Schedules

Schedule A	-	Vehicle Allocation Schedule
Schedule B	-	Floor Plan Borrowers
Schedule I	-	Commitment Amounts and Pro Rata Shares
Schedule 6.14	-	Subsidiaries
Schedule 6.16	-	Deposit and Disbursement Accounts
Schedule 6.23	-	Business Locations, Etc.
Schedule 9.1	-	Existing Indebtedness
Schedule 9.2	-	Existing Liens
Schedule 9.4	-	Existing Investments

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit 2	-	Form of Notice of Floor Plan Borrowing
Exhibit 4.6	-	U.S. Tax Compliance Certificates
Exhibit.4.16	-	Form of Notice of Conversion
Exhibit 7.1(d)	-	Form of Compliance Certificate
Exhibit 7.12	-	Form of Joinder Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of March 4, 2021, by and among LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation (the “Parent Borrower”), the FLOOR PLAN BORROWERS PARTY HERETO (the Parent Borrower and the Floor Plan Borrowers being each a “Borrower” and collectively the “Borrowers”), the Guarantors from time to time party hereto, the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and Truist Bank, in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and as swing line lender (the “Swing Line Lender”).

W I T N E S S E T H:

A. The Loan Parties have requested that the Lenders establish (a) a revolving floor plan credit facility in favor of certain of the Borrowers and (b) make a term loan to the Parent Borrower.

B. Subject to the terms and conditions of this Agreement, the Lenders and the Swing Line Lender, to the extent of their respective Commitments as defined herein, are willing severally to provide the credit facilities contemplated herein to the Loan Parties.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Loan Parties, the Lenders, the Administrative Agent and the Swing Line Lender agree as follows:

Article I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” shall mean (a) any Investment by a Loan Party or any of its Subsidiaries in any other Person, pursuant to which such Person shall become a Subsidiary of such Loan Party or any of its Subsidiaries or shall be merged with such Loan Party or any of its Subsidiaries or (b) any acquisition by a Loan Party or any of its Subsidiaries of the assets of any Person (other than a Subsidiary of a Loan Party) that constitute all or substantially all of the assets of such Person or a division or business unit of such Person, whether through purchase, merger or other business combination or transaction. With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Indebtedness in connection therewith.

“Additional Lender” shall have the meaning set forth in Section 4.15(a)(viii).

“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Agent Parties” shall have the meaning set forth in Section 12.2.

“Aggregate Floor Plan Commitments” shall mean, collectively, all Floor Plan Commitments of all Lenders at any time outstanding. On the Closing Date, the Aggregate Floor Plan Commitments equal $90,350,000 (and are (a) subject to increase in accordance with the terms hereof and (b) subject to the limitations set forth in the last sentence of Section 2.1).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, (a) with respect to interest on the Term Loan outstanding on such date, 3.00 % per annum in the case of Eurodollar Loans and 2.00% per annum in the case of Base Rate Loans, and (b) with respect to interest on any Incremental Term Loan outstanding on such date, the percentage per annum determined in accordance with and as set forth in the definitive documentation establishing such Incremental Term Loan.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean Truist Securities, Inc., in its capacity as sole lead arranger in connection with this Agreement.

“Assignment and Acceptance” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.5(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Auction Agreements” shall have the meaning set forth in Section 2.5(g).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 4.3.

“Bachman Acquisition Documents” shall mean, collectively, the Bachman Dealership Acquisition Agreement, the Bachman Real Property Acquisition Agreement and each other agreement executed and delivered in connection therewith.

“Bachman Dealership Acquisition” means the acquisition by LMP Greeneville BBCBCG, LLC of the Chevrolet, Cadillac, Buick and GMC dealership located at 3365 East Andrew Johnson Highway, Greenville, Tennessee 37745, pursuant to and on the terms set forth in the Bachman Dealership Acquisition Agreement.

“Bachman Dealership Acquisition Agreement” means the Asset Purchase Agreement dated August 28, 2020 among Parent Borrower, as Purchaser, Bachman-Bernard Chevrolet-Buick-GMC-Cadillac, Inc., as Seller, and Philip M. Bachman, Jr. and Myron Bernard, as Shareholder, as amended prior to the Closing Date and as further amended, restated, modified or supplemented from time to time with the written consent of the Administrative Agent.

“Bachman Real Property Acquisition” means the acquisition by LMP Greeneville RE BBCBCG, LLC of the real property and improvements located at 3365 East Andrew Johnson Highway, Greenville, Tennessee 37745, and real estate interests related thereto, pursuant to and on the terms set forth in the Bachman Real Property Acquisition Agreement.

“Bachman Real Property Acquisition Agreement” means the Real Estate Purchase Agreement dated August 28, 2020 among 601 NSR, LLC, as Purchaser, and Philip M. Bachman, Jr. and Myron Bernard, as Seller, as amended prior to the Closing Date and as further amended, restated, modified or supplemented from time to time with the written consent of the Administrative Agent.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party or Subsidiary to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Product to any Loan Party or Subsidiary, (a) is a Lender or an Affiliate of a Lender and (b) except when the Bank Product Provider is Truist Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrowers of the existence of such Bank Product. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article XI and Section 12.5 shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Bank Products” shall mean any of the following services provided to any Loan Party or Subsidiary by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum, (c) the LIBOR Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate), and (d) zero percent (0.00%) per annum. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.

“Beckley Acquisition Documents” shall mean, collectively, the Beckley Dealership Acquisition Agreement, the Beckley Real Property Acquisition Agreement and each other agreement executed and delivered in connection therewith.

“Beckley Buick/GMC Acquisition” means the acquisition by LMP Beckley BAM, LLC of the Buick/GMC Dealership located at 3934 Robert C. Byrd Drive, Beckley, West Virginia 25801 pursuant to and on the terms set forth in the Beckley Dealership Acquisition Agreement.

“Beckley Buick/GMC Real Property Acquisition” means the acquisition by LMP Beckley RE BAM, LLC of the real property and improvements located at 3934 Robert C. Byrd Drive, Beckley, West Virginia 25801, and real estate interests related thereto, pursuant to and on the terms set forth in the Beckley Real Property Acquisition Agreement.

“Beckley Chevrolet Acquisition” means the acquisition by LMP Beckley KCC, LLC of the Chevrolet dealership located at 1508 East Main Street, Oak Hill, West Virginia 25901 pursuant to and on the terms set forth in the Beckley Dealership Acquisition Agreement.

“Beckley Chevrolet Real Property Acquisition” means the acquisition by LMP Beckley RE KCC, LLC of the real property and improvements located at 1508 East Main Street, Oak Hill, West Virginia 25901, and real estate interests related thereto, pursuant to and on the terms set forth in the Beckley Real Property Acquisition Agreement.

“Beckley Dealership Acquisitions” means, collectively, the Beckley Buick/GMC Acquisition, the Beckley Chevrolet Acquisition, the Beckley Hyundai Acquisition, the Beckley Kia Acquisition and the Beckley Subaru Acquisition.

“Beckley Dealership Acquisition Agreement” means the Asset Purchase Agreement dated August 28, 2020 among Parent Borrower, as Purchaser, and Beckley Buick-GMC Auto Mall, Inc., King Coal Chevrolet Co., and Hometown Preowned Vehicles, Inc., as Seller, and joined by Ernest B. Davis, Jr., Lori A. Davis, Tracy W. Hylton, II, E&W, LLC and The MEG Rental Corporation, as amended prior to the Closing Date and as further amended, restated, modified or supplemented from time to time with the written consent of the Administrative Agent.

“Beckley Hyundai Acquisition” means the acquisition by LMP Beckley HOB, LLC of the Hyundai dealership located at located at 3921 Robert C. Byrd Drive, Beckley, West Virginia 25801 pursuant to and on the terms set forth in the Beckley Dealership Acquisition Agreement.

“Beckley Kia Acquisition” means the acquisition by LMP Beckley HK, LLC of the Kia dealership located at 111 Midtown Avenue, Mt. Hope, West Virginia 25880 pursuant to and on the terms set forth in the Beckley Dealership Acquisition Agreement.

“Beckley Real Property Acquisitions” means, collectively, the Beckley Buick/GMC Real Property Acquisition and the Beckley Chevrolet Real Property Acquisition.

“Beckley Subaru Acquisition” means the acquisition by LMP Beckley HS, LLC of the Subaru dealership located at 117 Midtown Avenue, Mt. Hope, West Virginia 25880 pursuant to and on the terms set forth in the Beckley Dealership Acquisition Agreement.

“Beckley Real Property Acquisition Agreement” means, collectively, (a) the Real Estate Purchase Agreement dated August 28, 2020 between 601 NSR, LLC, as Purchaser, and E & W, LLC, as Seller, with respect to the real property located at 1508 East Main Street, Oak Hill, West Virginia 25901, and (b) the Real Estate Purchase Agreement dated August 28, 2020 between 601 NSR, LLC, as Purchaser, and The MEG Rental Corporation, as Seller, with respect to the real property located at 3934 Robert C. Byrd Drive, Beckley, West Virginia 25801, each as amended prior to the Closing Date and as further amended, restated, modified or supplemented from time to time with the written consent of the Administrative Agent.

“Benchmark” shall mean, initially, the LIBOR Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 4.3.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above). If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. Notwithstanding anything to the contrary in the foregoing, in the event that the Benchmark Replacement as so determined would be less than 0.50% per annum, the Benchmark Replacement shall be deemed to be 0.50% per annum.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of

(a) the date of the public statement or publication of information referenced therein; and

(b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrowers pursuant to Section 4.3(c); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.3 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.3.

“Beneficial Owner” shall mean, with respect to any amount paid hereunder or under any other Loan Document, the Person that is the beneficial owner, for U.S. federal income tax purposes, of such payment.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” and “Borrowers” shall have the respective meanings set forth in the introductory paragraph hereof.

“Borrowers’ Liabilities” shall have the meaning set forth in Section 4.11(a).

“Borrowing” shall mean a borrowing consisting of (a) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swing Line Loan.

“Business Day” shall mean any day other than (a) a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by law to close and (b) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a Loan that bears interest based on the LIBOR Rate, or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Loan Parties and their Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Loan Parties for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Loan Parties and their Subsidiaries during such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (but excluding any rental vehicle arrangement with a vehicle manufacturer that would otherwise be characterized as a capital lease), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Loan Portion” shall have the meaning set forth in Section 3.1(a).

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the Swing Line Lender (as applicable) and the Lenders, as collateral for obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Swing Line Lender (as applicable).

“Cash Collateral” shall have a meaning correlative to the foregoing defined term “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one (1) year from the date of acquisition thereof;

(b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six (6) months from the date of acquisition thereof;

(c) certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) mutual funds investing solely in any one or more of the Cash Equivalents described in clauses (a) through (d) above.

“Change of Control” shall mean an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Specified Shareholder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of the Parent Borrower entitled to vote for members of the board of directors or equivalent governing body of Parent Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right);

(b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was nominated, appointed or approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was nominated, appointed or approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c) the Parent Borrower shall cease to own and control, of record and beneficially, directly or indirectly, at least seventy percent (70%) of the total Equity Interests and the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of each other Loan Party on a fully diluted basis (which for this purpose shall exclude all Equity Interests that have not yet vested), or shall cease to have the ability to elect (either through share/membership unit ownership or contractual voting rights) a majority of the board of directors or equivalent governing body of each other Loan Party; or

(d) the Specified Shareholder ceases to be Chief Executive Officer and Chairman of the Parent Borrower.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning set forth in Section 12.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Floor Plan Loans, Swing Line Loans, Term Loans, or Incremental Term Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Floor Plan Commitment, a Swing Line Commitment, a Term Loan Commitment or an Incremental Term Loan Commitment.

“Closing Date” shall mean March 4, 2021.

“Closing Date Initial Acquisitions” shall mean, collectively, the Beckley Buick/GMC Acquisition, the Beckley Chevrolet Acquisition, the Beckley Kia Acquisition, the Beckley Real Property Acquisitions, the Fuccillo Dealership Acquisition and the Fuccillo Real Property Acquisition.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is described in the Collateral Documents as the subject of a Lien to the Administrative Agent to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.

“Collateral Documents” shall mean, collectively, the Guaranty, the Security Agreement, any Real Estate Documents, all Landlord Waivers, all assignments of key man life insurance policies and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof.

“Commitment” shall mean a Floor Plan Commitment, a Swing Line Commitment, a Term Loan Commitment, an Incremental Term Loan Commitment or any combination thereof (as the context shall permit or require).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.

“Communications” shall have the meaning set forth in Section 13.2.

“Compliance Certificate” shall mean a certificate from a Responsible Officer of the Parent Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 7.1(d).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Rent Expense” shall mean, for any period of determination, the aggregate amount of rental payments made in cash with respect to leases of real property by the Loan Parties and their Subsidiaries on a consolidated basis during such period. Notwithstanding the foregoing, Consolidated Cash Rent Expense for each of the Fiscal Quarters ended December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 shall be $346,102, $343,566, $356,153, $264,518 and $254,835, respectively, and Consolidated Cash Rent Expense for each of the months ending January 31, 2021 and February 28, 2021 shall be amounts to be reasonably agreed by the Borrowers and the Administrative Agent based on the same methodology as used to calculate Consolidated Cash Rent Expense amounts for the Fiscal Quarters described above; provided, however, in the event that, as of any relevant date of determination, any of the Post-Closing Initial Acquisitions has not been consummated, Consolidated Cash Rent Expense for each of the Fiscal Quarters and fiscal months identified above in this sentence shall be reduced by an amount attributable to each Post-Closing Initial Acquisition that has not closed as of such date, as determined by the Administrative Agent in its reasonable discretion.

“Consolidated Current Assets” means, as of any date of determination, the total assets of the Loan Parties and their Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition permitted hereunder.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Loan Parties and their Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any long-term Indebtedness, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (E) the current portion of Floor Plan Loans and Swing Line Loans, (F) the current portion of any Capital Lease Obligation and (G) the current portion of any lease liabilities with respect to right-of-use assets and operating lease liabilities, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition permitted hereunder.

“Consolidated EBITDA” shall mean, for any period of determination, Consolidated Net Income of the Loan Parties and their Subsidiaries for such period determined on a consolidated basis plus, (a) without duplication and to the extent deducted in calculating Consolidated Net Income for such period, the sum of the following for the Loan Parties and their Subsidiaries for such period determined on a consolidated basis: (i) Consolidated Interest Expense for such period (excluding any Consolidated Interest Expense attributable to vehicle financing Indebtedness (other than Subscription Line Indebtedness)), (ii) the federal, state, local and foreign income taxes accrued or paid during such period, (iii) the amount of depreciation and amortization expense for such period, (iv) non-cash charges including non-cash compensation expense in respect of equity-based compensation of employees of the Loan Parties or other deferred compensation programs, LIFO adjustments and impairment of goodwill (but excluding write-downs of current assets) that in each case do not represent (including an accrual or reserve for) a cash charge in such period or any other period, (v) reimbursement of expenses to directors/managers of the Loan Parties in the ordinary course of business, (vi) non-recurring severance costs, recruiting costs, and bonus and incentive costs, not to exceed $3,000,000 in the aggregate under this clause (vi) in any period of four (4) Fiscal Quarters, (vii) to the extent not capitalized, non-recurring fees and expenses incurred (not later than the date that is six (6) months after the Closing Date) in connection with the Initial Acquisitions, the closing of this Agreement and the other Loan Documents and the other transactions occurring on or around the Closing Date, not to exceed $5,000,000 in the aggregate under this clause (vii), (viii) to the extent not capitalized, third-party transaction fees and expenses incurred (not later than the date that is six (6) months after the closing of the applicable Permitted Acquisition or, in the case of a transaction that is not consummated, the failure or cessation of such transaction) during such period to the extent attributable to any Permitted Acquisition (including in respect of transactions that would have been Permitted Acquisitions if consummated but that are not consummated), not to exceed $500,000 under this clause (viii) in any period of four (4) Fiscal Quarters, and (ix) to the extent not capitalized, non-recurring fees and expenses incurred in connection with amendments, modifications, waivers and similar actions taken with respect to the Loan Documents occurring on or after the Closing Date and minus, (b) to the extent included in calculating Consolidated Net Income for such period, the sum of the following for the Loan Parties and their Subsidiaries for such period determined on a consolidated basis: (i) federal, state, local and foreign income tax credits accrued or received during such period and (ii) non-cash gains during such period. Notwithstanding the foregoing, Consolidated EBITDA for each of the Fiscal Quarters ended December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 shall be $2,915,925, $2,694,376, $5,990,283, $6,711,803 and $8,277,318, respectively, and Consolidated EBITDA for each of the months ending January 31, 2021 and February 28, 2021 shall be amounts to be reasonably agreed by the Borrowers and the Administrative Agent based on the same methodology as used to calculate Consolidated EBITDA amounts for the Fiscal Quarters described above; provided, however, in the event that, as of any relevant date of determination, any of the Post-Closing Initial Acquisitions has not been consummated, Consolidated EBITDA for each of the Fiscal Quarters and fiscal months identified above in this sentence shall be reduced by an amount attributable to each Post-Closing Initial Acquisition that has not closed as of such date, as determined by the Administrative Agent in its reasonable discretion.

“Consolidated EBITDAR” shall mean, for any period of determination, (a) Consolidated EBITDA for such period plus (b) Consolidated Cash Rent Expense for such period.

“Consolidated Excess Cash Flow” means, with respect to any period, the amount (if any) equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated EBITDA during such period (provided, that for the purposes of this definition, Consolidated EBITDA shall not give pro forma effect to any Permitted Acquisition or other Investment or asset disposition);

(ii) decreases in Consolidated Working Capital during such period; and

(iii) federal, state, local and foreign income tax credits accrued or received for such period which are cash items deducted from Consolidated Net Income in the definition of Consolidated EBITDA; minus

(b) the sum, without duplication, of:

(i) the aggregate amount of all principal payments of Indebtedness of the Loan Parties and their Subsidiaries actually made by the Loan Parties and their Subsidiaries during such period (provided, with respect to revolving Indebtedness, such principal payments only shall be deducted if accompanied by a permanent reduction in the commitments in respect thereof), including any mandatory prepayments of Term Loans, but excluding any voluntary prepayments of Loans;

(ii) the aggregate amount of Capital Expenditures of the Loan Parties and their Subsidiaries during such period calculated on a consolidated basis (other than Capital Expenditures financed with the proceeds of non-revolving Indebtedness);

(iii) the aggregate amount of all federal, state, local and foreign income taxes paid in cash with respect to such period (and any Permitted Tax Distributions for such period made to Persons who are not Loan Parties);

(iv) the aggregate amount of Consolidated Interest Expense paid in cash for such period (excluding any Consolidated Interest Expense attributable to vehicle financing Indebtedness (other than Subscription Line Indebtedness));

(v) increases in Consolidated Working Capital during such period; and

(vi) cash items added back to Consolidated Net Income pursuant to clauses (a)(v), (a)(vi), (a)(vii), (a)(viii) and (a)(ix) of the definition of Consolidated EBITDA.

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDAR less (i) Consolidated Interest Expense attributable to vehicle financing Indebtedness (other than Subscription Line Indebtedness) to the extent paid in cash, less (ii) federal, state, local and foreign income taxes paid in cash during such period, less (iii) the actual amount paid by the Loan Parties and their Subsidiaries in cash on account of Consolidated Maintenance Capital Expenditures (other than Consolidated Maintenance Capital Expenditures financed with the proceeds of non-revolving Indebtedness) and less (iv) Restricted Payments paid in cash (after the Closing Date) during such period (including Permitted Tax Distributions) to (b) Consolidated Fixed Charges, in each case measured on a consolidated basis for the Loan Parties and their Subsidiaries for the period of four (4) Fiscal Quarters most recently ended.

“Consolidated Fixed Charges” shall mean, for the Loan Parties and their Subsidiaries for any period, the sum, without duplication, of (a) Consolidated Interest Expense for such period (excluding any Consolidated Interest Expense attributable to vehicle financing Indebtedness (other than Subscription Line Indebtedness) paid in cash) to the extent paid in cash (or accrued and payable on a current basis in cash), plus (b) scheduled principal payments made or required to be made on Consolidated Total Debt during such period (but excluding (i) all bullet or balloon payments at maturity, (ii) scheduled principal payments of vehicle financing Indebtedness (other than Subscription Line Indebtedness) and (iii) any mandatory or voluntary prepayment, and without giving effect to any reduction of scheduled principal payments resulting from the application of any mandatory or voluntary prepayment), plus (c) Consolidated Cash Rent Expense for such period. Notwithstanding the foregoing, for any calculation of Consolidated Fixed Charges for any period that ends prior to the first anniversary of the Closing Date, (x) Consolidated Interest Expense included in clause (a) above shall be calculated as the actual amount of Consolidated Interest Expense paid or payable and accrued for the period from the Closing Date through the end of such period, multiplied by 360 and divided by the number of days from the Closing Date through the end of such period, and (y) scheduled principal payments made or required to be made on Consolidated Total Debt included in clause (b) above (only as such amounts relate to the Loans) shall be calculated as the aggregate amount (at such time) of the first twelve (12) scheduled monthly principal payments on the Loans due and payable hereunder.

“Consolidated Interest Expense” shall mean, for the Loan Parties and their Subsidiaries for any period determined on a consolidated basis, the sum of (a) total interest expense, including the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period), plus (b) the net amount paid (or minus the net amount received) with respect to Hedging Transactions during such period.

“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) (i) Consolidated Total Debt (excluding vehicle financing Indebtedness (other than Subscription Line Indebtedness)) as of such date plus (ii) the product of (A) Consolidated Cash Rent Expense for the period of four (4) Fiscal Quarters most recently ended times (B) eight (8) to (b) Consolidated EBITDAR less Consolidated Interest Expense attributable to vehicle financing Indebtedness (other than Subscription Line Indebtedness) for the period of four (4) Fiscal Quarters most recently ended.

“Consolidated Maintenance Capital Expenditures” shall mean all Capital Expenditures of the Loan Parties and their Subsidiaries that relate to replacement and refurbishment of existing fixed or capital assets.

“Consolidated Net Income” shall mean, for the Loan Parties and their Subsidiaries for any period determined on a consolidated basis, the net income (or loss) of the Loan Parties and their Subsidiaries for such period but excluding therefrom (to the extent otherwise included therein) (a) any infrequent and unusual gains or losses, (b) any gains attributable to write-ups of assets and (c) any equity interest of the Loan Parties or any Subsidiaries of the Loan Parties in the unremitted earnings of any Person that is not a Subsidiary.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Loan Parties and their Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the types described in clauses (h) and (k) of the definition of Indebtedness herein (and all Guarantees of Indebtedness of the types described in clauses (h) and (k) of the definition of Indebtedness herein).

“Consolidated Trust Equity Percentage” shall mean, as of any date, (a) Consolidated Trust Equity Position divided by (b) new and used vehicle floor plan financing Indebtedness (other than Subscription Line Indebtedness) of the Loan Parties and their Subsidiaries measured on a consolidated basis as of such date.

“Consolidated Trust Equity Position” shall mean, as of any date, the sum of the following for the Loan Parties and their Subsidiaries measured on a consolidated basis as of such date: (i) cash, plus (ii) contracts in transit from the sale of new and used vehicles, plus (iii) accounts receivable from the sale of new and used vehicles (including factory receivables, warranty receivables and finance receivables), plus (iv) the book value of inventories of new and used vehicles (all on a FIFO basis), minus (v) new and used vehicle floor plan financing Indebtedness (other than Subscription Line Indebtedness).

“Consolidated Working Capital” means, as of any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Controlled Account” shall have the meaning set forth in Section 7.11(a).

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 4.8, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.8) upon delivery of written notice of such determination to the Borrowers, each Swing Line Lender and each Lender.

“Delaware Divided LLC” shall mean any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Demonstrator Vehicle” or “Demonstrator” shall mean a New Vehicle or Used Vehicle that (a) is designated by the applicable Loan Party as a demonstrator or demonstration Vehicle (b) has not been previously titled (other than to a Loan Party in accordance with applicable law), and (c) is the then current model year or last model year.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of any Loan Party that is organized under the laws of the United States or any state or district thereof.

“Draft” shall mean any draft drawn on, or similar request for payment made to the Swing Line Lender by any Seller pursuant to a Payment Commitment in connection with the sale and/or shipment of one or more items of Inventory financed or to be financed under the Floor Plan Facility.

“Early Opt-In Election” shall mean, if the then-current Benchmark is the LIBOR Rate, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrowers to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrowers to trigger a fallback from the LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Indemnity” shall mean each environmental indemnity agreement made by each Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties, in each case in form and substance satisfactory to the Administrative Agent as the same may be amended or restated from time to time.

“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters concerning exposure to Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any Loan Party or any Loan Party’s Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with any Loan Party or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (b) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Sections 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (c) any incurrence by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (d) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (e) any incurrence by any Loan Party any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (f) any receipt by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (h) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the LIBOR Rate.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Accounts” shall mean (a) deposit and/or securities accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrowers to be paid to the IRS or state or local government agencies within the following three (3) months with respect to employees of any of the Loan Parties or (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties or their respective Subsidiaries, (b) all tax accounts (including sales tax accounts), accounts used solely for payroll, accounts maintained solely in trust for the benefit of third parties and fiduciary purposes, escrow accounts, zero balance or swept accounts and employee benefit accounts (including 401(k) accounts and pension fund accounts), in each case, so long as such account is used solely for such purpose, (c) any deposit and/or securities account maintained in a jurisdiction outside of the United States and (d) accounts the balance of which consists exclusively of amounts to be paid to employees in the ordinary course of business.

“Excluded Property” shall mean, with respect to any Loan Party, (a) any owned or leased real property which is located outside of the United States, (b) any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code (provided that, for the avoidance of doubt, “Excluded Property” shall not include any motor vehicle inventory of any Loan Party or its Subsidiaries), (d) the Capital Stock of any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 7.12(b), (e) any property which, subject to the terms of Section 9.8, is subject to a Lien of the type described in Section 9.2(d) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (f) any motor vehicle franchise agreement now or hereafter in effect pursuant to which any Loan Party is entitled to operate a motor vehicle dealership, but only if, to the extent that and for so long as any such agreement prohibits an assignment thereof or a pledge of such Loan Party’s interest thereunder and such prohibition could not be rendered ineffective by the Uniform Commercial Code or other applicable law (including Debtor Relief Laws), (g) any “intent to use” trademark or service mark applications filed pursuant to Section 1(b) of the Lanham Act to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, any Loan Party’s right, title or interest therein, unless and until a statement of use or amendment to allege use is filed and accepted by the United States Patent and Trademark Office, (h) any Equity Interest (a “Restricted Equity Interest”) in any Loan Party, or any of their respective Subsidiaries, but only if, to the extent that and for so long as any motor vehicle franchise agreement now or hereafter in effect and pursuant to which any Loan Party or any of its Subsidiaries is entitled to operate a motor vehicle dealership (or such Person’s organizational documents as required by a vehicle manufacturer that is party to such franchise agreement) prohibits an assignment thereof or a pledge of such Equity Interests (and such prohibition could not be rendered ineffective by the UCC or other applicable law (including Debtor Relief Laws)), and (i) any property with respect to which Borrowers and the Administrative Agent, each acting in good faith, reasonably determine the cost and/or burden of obtaining a Lien thereon under the Loan Documents, or perfecting such Lien, outweigh the practical benefit to the Lenders afforded thereby; provided that the Collateral shall at all times include (and “Excluded Property” shall not include) all cash and non-cash proceeds arising from the sale or transfer of any of the foregoing Excluded Property or rights with respect thereto to the extent such cash and non-cash proceeds do not otherwise constitute Excluded Property.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 4.9) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.6, and (d) any withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) (1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” shall mean that certain fee letter dated as of December 10, 2020 executed by the Arranger and accepted by the Parent Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Loan Parties.

“Fiscal Year” shall mean any fiscal year of the Loan Parties.

“Fleet Vehicle” shall mean one of a group of New Vehicles purchased for sale pursuant to a sales contract with a third party, which contract is approved by the Administrative Agent in its sole discretion.

“Flood Hazard Property” shall have the meaning set forth in the definition of “Real Estate Documents”.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBOR Rate.

“Floor Plan Availability Period” shall mean the period from the Closing Date to but excluding the Floor Plan Expiration Date (or such earlier date on which the Aggregate Floor Plan Commitments are terminated pursuant to this Agreement).

“Floor Plan Borrower” shall mean each entity listed on Schedule B hereto and any Person that becomes a Floor Plan Borrower in accordance with the terms hereof.

“Floor Plan Borrowing” shall mean a Borrowing consisting of simultaneous Floor Plan Loans made by each of the Lenders pursuant to Section 2.1.

“Floor Plan Commitment” shall mean, as to each Lender, its obligation to make Floor Plan Loans to the Borrowers pursuant to Section 2.1, and to purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Floor Plan Commitments” or opposite such caption (or other caption indicating such Lender’s Floor Plan Commitment) in the Assignment and Acceptance or other documentation pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Floor Plan Commitments of all of the Lenders on the Closing Date are $90,350,000 (and are (a) subject to increase in accordance with the terms hereof and (b) subject to the limitations set forth in the last sentence of Section 2.1).

“Floor Plan Commitment Fee” shall have the meaning set forth in Section 4.2(a).

“Floor Plan Default Rate” shall have the meaning set forth in Section 2.7(b).

“Floor Plan Expiration Date” shall mean the earliest of (i) March 4, 2023; (ii) the date on which the Floor Plan Commitments are terminated pursuant to this Agreement; and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Floor Plan Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Floor Plan Loans and such Lender’s participation in Swing Line Loans at such time.

“Floor Plan Facility” shall mean, at any time, the revolving credit facility pursuant to which the Borrowers may obtain, subject to the terms and conditions set forth herein, Floor Plan Loans and Swing Line Loans described in Article II hereof.

“Floor Plan Loan” shall have the meaning set forth in Section 2.1.

“Floor Plan On-Line System” shall have the meaning set forth in Section 2.9.

“Floor Plan Overdraft” shall have the meaning set forth in Section 2.4(b)(ii).

“Floor Plan Rate” shall have the meaning set forth in Section 2.7(a).

“Foreign Lender” shall mean (a) if any Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean each Subsidiary of a Loan Party that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

“Franchise Agreement” shall mean a franchise agreement, in each case between a Loan Party and a manufacturer or distributor of New Vehicles. The term “franchise” when used with respect to any Vehicle manufacturer or distributor shall be deemed to include each dealership that is authorized by a Franchise Agreement to sell New Vehicles manufactured or distributed by such manufacturer or distributor, whether or not such dealership is expressly referred to as a franchise in the respective Franchise Agreement.

“Fuccillo Acquisition Documents” shall mean, collectively, the Fuccillo Dealership Acquisition Agreement, the Fuccillo Real Property Acquisition Agreement and each other agreement executed and delivered in connection therewith.

“Fuccillo Dealership Acquisition” means the acquisition (a) by LMP Cape Coral KOCC, LLC of the Kia dealership located at 404 N.E. Pine Island Road, Cape Coral, Florida 33909 and (b) by LMP Port Charlotte KOPC, LLC of the Kia dealership located at 202 Tamiami Trail, Port Charlotte, Florida 33953, each pursuant to and on the terms set forth in the Fuccillo Dealership Acquisition Agreement.

“Fuccillo Dealership Acquisition Agreement” means the Dealership Asset Purchase Agreement dated September 9, 2020 among Parent Borrower, as Buyer, William B. Fuccillo, Sr., as Principal, Fuccillo Affiliates of Florida, Inc. and Fuccillo Associates of Florida, Inc., as Sellers, as amended prior to the Closing Date and as further amended, restated, modified or supplemented from time to time with the written consent of the Administrative Agent.

“Fuccillo Real Property Acquisition” means the acquisition (a) by LMP Cape Coral KOCC, LLC of the real property and improvements located at 404 N.E. Pine Island Road, Cape Coral, Florida 33909, and real estate interests related thereto, and (b) by LMP Port Charlotte KOPC, LLC of the real property and improvements located at 202 Tamiami Trail, Port Charlotte, Florida 33953, and real estate interests related thereto, each pursuant to and on the terms set forth in the Fuccillo Real Property Acquisition Agreement.

“Fuccillo Real Property Acquisition Agreement” means the Real Estate Contract dated September 9, 2020 among Parent Borrower, as Buyer, and WBF Florida Properties, LLC and WBF Florida Properties III, LLC, as Sellers, as amended prior to the Closing Date and as further amended, restated, modified or supplemented from time to time with the written consent of the Administrative Agent.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” shall have the meaning set forth in Section 4.1(e).

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” shall mean, collectively, (a) each Person identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 7.12 or otherwise, (c) with respect to the Obligations of any Borrower, each other Borrower, (d) with respect to (i) any Hedging Obligations between any Loan Party or Subsidiary and any Lender-Related Hedge Provider that are permitted to be incurred pursuant to Section 9.10 and (ii) any Bank Product Obligations owing by any Loan Party or Subsidiary, the Borrowers, and (e) the successors and permitted assigns of the foregoing.

“Guaranty” shall mean the Guaranty made by the Guarantors in favor of the Administrative Agent, for the benefit of the holders of the Obligations, pursuant to Article XIII.

“Hazardous Materials” shall mean explosive or radioactive substances or wastes and hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hyundai Beckley” shall mean LMP Beckley HOB, LLC, a West Virginia limited liability company.

“Hyundai Beckley Capital Loan Obligations” shall mean, at any time, (a) $399,225 of the Outstanding Amount of the Capital Loan Portion of the Initial Term Loan at such time and (b) all interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Hyundai Beckley, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) accrued on or with respect to any of the foregoing amount, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“Increasing Lenders” shall have the meaning set forth in Section 4.15(b).

“Incremental Commitment” shall have the meaning set forth in Section 4.15(a).

“Incremental Term Loan” shall have the meaning set forth in Section 4.15(a).

“Incremental Term Loan Commitment” shall mean, with respect to Persons identified as an “Incremental Term Loan Lender” in the applicable supplement, joinder or amendment in form and substance satisfactory to the Administrative Agent, together with their respective successors and permitted assigns, the commitment of such Person to make an Incremental Term Loan hereunder pursuant to such supplement, joinder or amendment; provided that, at any time after the funding of an Incremental Term Loan, the determination of “Required Lenders” shall include the outstanding principal amount of such Incremental Term Loan.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of business and (ii) accruals for payroll and other similar liabilities accrued in the ordinary course of business), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (f) above, (h) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (j) all Off-Balance Sheet Liabilities and (k) all net Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes hereof that is expressly made nonrecourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning set forth in Section 12.4.

“Initial Advance” shall have the meaning set forth in Section 2.6(a)(ii).

“Initial Acquisition Agreements” shall mean, collectively, the Bachman Dealership Acquisition Agreement, the Bachman Real Property Acquisition Agreement, the Beckley Dealership Acquisition Agreement, the Beckley Real Property Acquisition Agreement, the Fuccillo Dealership Acquisition Agreement and the Fuccillo Real Property Acquisition Agreement.

“Initial Acquisition Documents” shall mean, collectively, the Bachman Acquisition Documents, the Beckley Acquisition Documents and the Fuccillo Acquisition Documents.

“Initial Acquisitions” shall mean, collectively, the Bachman Dealership Acquisition, the Bachman Real Property Acquisition, the Beckley Dealership Acquisitions, the Beckley Real Property Acquisitions, the Fuccillo Dealership Acquisition and the Fuccillo Real Property Acquisition.

“Initial Term Loan” shall have the meaning set forth in Section 3.1(a).

“Initial Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make its portion of the Initial Term Loan hereunder in multiple advances in accordance with Section 3.1(a), in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I under the caption of “Initial Term Loan Commitments” or opposite such caption (or other caption indicating such Lender’s Initial Term Loan Commitment) in the Assignment and Acceptance or other documentation pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of all Lenders’ Initial Term Loan Commitments as of the Closing Date is $101,300,000.

“Intercreditor Agreement” shall mean any of (a) that certain Intercreditor Agreement of even date herewith between the Administrative Agent and Subaru Acceptance Corporation and acknowledged by LMP Beckley HS, LLC and (b) any other intercreditor and/or subordination agreement from time to time entered into by the Administrative Agent and one or more creditors of any Loan Party.

“Interest Period” shall mean: (a) an initial period commencing on the date hereof and continuing through the day immediately preceding the first Interest Rate Determination Date; and (b) each period thereafter commencing on each Interest Rate Determination Date and continuing through the day immediately preceding the next Interest Rate Determination Date.

“Interest Rate Determination Date” shall mean the date this Agreement is initially funded and the first Business Day of each calendar month thereafter.

“Inventory” shall have the meaning set forth in Section 9-102 of the UCC.

“Investments” shall have the meaning set forth in Section 9.4.

“IP Rights” shall mean all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses that the Borrower or any Subsidiaries owns, or possesses the legal right to use.

“IRS” shall mean the United States Internal Revenue Service.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12 or any other documents as the Administrative Agent shall deem appropriate for such purpose.

“Kia Beckley” shall mean LMP Beckley HK, LLC, a West Virginia limited liability company.

“Kia Beckley Capital Loan Obligations” shall mean, at any time, (a) $748,063 of the Outstanding Amount of the Capital Loan Portion of the Initial Term Loan at such time and (b) all interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Kia Beckley, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) accrued on or with respect to any of the foregoing amount, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“Kia Cape Coral” shall mean LMP Cape Coral KOCC, LLC, a Florida limited liability company.

“Kia Cape Coral Capital Loan Obligations” shall mean, at any time, (a) $22,903,021 of the Outstanding Amount of the Capital Loan Portion of the Initial Term Loan at such time and (b) all interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Kia Cape Coral, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) accrued on or with respect to any of the foregoing amount, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“Kia Port Charlotte” shall mean LMP Port Charlotte KOPC, LLC, a Florida limited liability company.

“Kia Port Charlotte Capital Loan Obligations” shall mean, at any time, (a) $13,096,979 of the Outstanding Amount of the Capital Loan Portion of the Initial Term Loan at such time and (b) all interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Kia Port Charlotte, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) accrued on or with respect to any of the foregoing amount, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“Landlord Waiver” shall mean, as to any leasehold interest of a Loan Party or location where property of a Loan Party is held by a bailee, a landlord or bailee waiver and consent agreement executed by the landlord of such leasehold interest or the bailee at such location, as applicable, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Lender-Related Hedge Provider” shall mean any Person that (a) at the time it enters into a Hedging Transaction with any Loan Party, is a Lender or an Affiliate of a Lender, or (b) is a party to a Hedging Transaction with a Loan Party at the time it (or its Affiliate) becomes a Lender, and has (in each case under clauses (a) and (b)), except when the Lender-Related Hedge Provider is Truist Bank or any of its Affiliates, provided written notice to the Administrative Agent of the existence of such Hedging Transaction. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article XI and Section 12.5 shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swing Line Lender, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 4.15.

“LIBOR Rate” shall mean, as of any Interest Rate Determination Date, that rate per annum which is equal to the quotient determined as follows:

(a) the rate per annum equal to the offered rate for deposits in U.S. Dollars for a one (1) month period, which rate appears on that page of Reuters reporting service, or such similar service as determined by the Administrative Agent, that displays ICE Benchmark Administration (“ICE”) (or any successor thereto if ICE is no longer making a London Interbank Offered Rate available) interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London, England time) two (2) Business Days prior to the Interest Rate Determination Date; provided that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by the Administrative Agent to be the rate at which U.S. dollar deposits for the Interest Period, are offered to the Administrative Agent in the London Inter-Bank Market as of 11:00 A.M. (London, England time), on the day which is two (2) Business Days prior to the Interest Rate Determination Date, divided by

(b) an amount equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) to which the Administrative Agent is subject on any day with respect to any LIBOR loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). This amount will be adjusted automatically on and as of the effective date of any change in any reserve percentage;

provided, however, notwithstanding the foregoing, in the event that the LIBOR Rate as so determined would be less than 0.50% per annum, the LIBOR Rate shall be deemed to be 0.50% per annum.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, each Environmental Indemnity, the Fee Letter, each Intercreditor Agreement, each Sweep Agreement, all Notices of Borrowing, all Compliance Certificates, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing, but excluding all other documents and agreements establishing or governing Hedging Obligations and Bank Product Obligations.

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loaner Vehicle” shall mean a New Vehicle or Used Vehicle that is designated by a Loan Party with the consent of the Administrative Agent to be used as a Vehicle to be loaned or rented to a Loan Party’s customers who have a Vehicle at the Loan Party’s place of business for service or repair or who otherwise have a need for an additional or substitute Vehicle.

“Loans” shall mean all Floor Plan Loans, Swing Line Loans and Term Loans in the aggregate or any of them, as the context shall require.

“Material Adverse Effect” shall mean any event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets or liabilities of the Loan Parties and their Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (c) the rights and remedies of the Administrative Agent, the Swing Line Lender or the Lenders under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.

“Material Agreements” shall mean (a) all agreements, indentures or notes governing the terms of any Indebtedness, (b) all leases of Real Estate, (c) any Franchise Agreement, and (d) all other agreements, documents, contracts, indentures and instruments (other than purchase orders and auction receipts entered into in the ordinary course of business), in each case (i) involving the performance of services, delivery of goods or materials, or payments by or to any Loan Party of an amount or value in excess of $2,000,000 or (ii) a default under, breach of or termination of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” shall mean (a) with respect to the Term Loan, the earlier of (i) March 4, 2023 and (ii) the date on which the principal amount of the Term Loan has been declared or automatically has become due and payable pursuant to Article X (whether by acceleration or otherwise); and (b) with respect to any Incremental Term Loan, the earlier of (i) the maturity date identified in definitive documentation establishing such Incremental Term Loan and (ii) the date on which the principal amount of all outstanding Incremental Term Loans has been declared or automatically has become due and payable pursuant to Article X (whether by acceleration or otherwise).

“Maximum Rate” shall have the meaning set forth in Section 12.13.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Property” shall mean, collectively, the Real Estate subject to each Mortgage.

“Mortgages” shall mean each mortgage, deed of trust, deed to secure debt or other real estate security documents delivered by any Loan Party to the Administrative Agent from time to time as amended or restated from time to time, all in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) any Loan Party, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which any Loan Party, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Cash Proceeds” shall mean the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any sale or disposition of assets (excluding sales or dispositions permitted under Section 9.6 (other than Section 9.6(f)), from any casualty insurance policies or eminent domain, condemnation or similar proceedings, or from any issuance of Indebtedness or Equity Interests, net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions) in each case, that are paid to Persons that are not Affiliates of any Loan Party or Subsidiary, (b) Taxes paid or payable as a result thereof, and (c) in the case of any sale or disposition of assets or proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, the amount necessary to retire any Indebtedness secured by a Lien permitted by Section 9.2 (ranking senior to any Lien of the Administrative Agent) on the related property.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“New Vehicle” shall mean a Vehicle which has (a) never been owned except by a manufacturer, distributor or dealer and (b) except in the case of a Vehicle which otherwise qualifies as a Demonstrator, Loaner Vehicle or other mileaged Vehicle, has never been registered.

“Non-Consenting Lender” shall have the meaning set forth in Section 4.9.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-U.S. Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by any Loan Party or one or more of its Subsidiaries primarily for the benefit of employees of any Loan Party or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Notice of Conversion” shall have the meaning set forth in Section 4.16(a).

“Notice of Floor Plan Borrowing” shall mean a notice of a Floor Plan Borrowing given pursuant to Section 2.2 hereof, duly executed by a Responsible Officer of one or more Borrowers and substantially in the form of Exhibit 2.

“Notice of Swing Line Borrowing” shall mean a notice of a Swing Line Borrowing given pursuant to Section 2.3 hereof, duly executed by a Responsible Officer of one or more Borrowers, and in form and content reasonably acceptable to the Administrative Agent.

“Notices of Borrowing” shall mean, collectively, the Notices of Floor Plan Borrowing and the Notices of Swing Line Borrowing.

“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, any Lender (including the Swing Line Lender) or the Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan including all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender (including the Swing Line Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party or Subsidiary to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“On-Line Procedures” shall have the meaning set forth in Section 2.9.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.9).

“Out of Balance” shall mean, with respect to any Floor Plan Loan or any Vehicle financed with any Floor Plan Loan, the outstanding balance of such Floor Plan Loan, or the amount advanced with respect to any Vehicle, that has not been paid in accordance with Section 2.6 hereof.

“Outstanding Amount” shall mean, with respect to Floor Plan Loans, any Term Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Floor Plan Loans, Term Loans and Swing Line Loans, as the case may be, occurring on such date.

“Parent Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 12.5(d).

“Participant Register” shall have the meaning set forth in Section 12.5(f).

“Payment Commitment” shall mean a written agreement entered into between the Swing Line Lender and a Vehicle manufacturer or distributor (and if required pursuant to the terms of the Payment Commitment, the applicable Loan Party), providing for advances of the proceeds of Swing Line Loans directly by the Swing Line Lender to such manufacturer or distributor in payment for the purchase of Vehicles by the applicable Loan Party.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrowers and the Lenders.

“Payoff Letter Commitment” shall mean a written agreement entered into between the Swing Line Lender and a financial institution (and if required pursuant to the terms of the Payoff Letter Commitment, the applicable Loan Party), which agreement is delivered in connection with the payoff of floor plan financing provided by such financial institution and provides for advances of the proceeds of Swing Line Loans directly by the Swing Line Lender to such financial institution in order to pay for or refinance the purchase of Vehicles by the applicable Loan Party.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” shall mean any Acquisition by a Loan Party (other than the Initial Acquisitions) that occurs when the following conditions have been satisfied:

(a) before and after giving effect to such Acquisition, no Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Loan Party set forth in the Loan Documents shall be and remain true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects as of such date);

(b) before and after giving effect to such Acquisition (and any related incurrence of Indebtedness), on a pro forma basis, the Loan Parties are in pro forma compliance with each of the covenants set forth in Article VIII and the Consolidated Leverage Ratio is less than the then required threshold (as of the most recent Fiscal Quarter end for which financial statements are required to have been delivered pursuant to Section 7.1(a) or (b)) set forth in Section 8.1 minus 0.25:1.00, in each case measuring Consolidated Total Debt for purposes of Section 8.1 as of the date of such Acquisition and otherwise recomputing the covenants set forth in Article VIII as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 7.1(a) or (b) as if such Acquisition had occurred, and any Indebtedness incurred in connection therewith was incurred, on the first day of the relevant period for testing compliance (or in the case of the covenant set forth in Section 8.3, recomputing such covenant as of such date), and the Loan Parties shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing at least five (5) Business Days prior to the date of the consummation of such Acquisition (or such later date as the Administrative Agent agrees in its sole discretion);

(c) at least fifteen (15) days prior to the date of the consummation of such Acquisition (or such later date as the Administrative Agent agrees in its sole discretion), the Loan Parties shall have delivered to the Administrative Agent notice of such Acquisition, together with historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Administrative Agent;

(d) such Acquisition is consensual and approved by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired;

(e) the Person or assets being acquired (i) are in the same type of business conducted by the Loan Parties and their Subsidiaries on the date hereof or any business reasonably related thereto, (ii) in the case of a Person being acquired, will be (upon consummation of such Acquisition) a Domestic Subsidiary of a Loan Party whose assets are located in the United States (other than assets that are immaterial considered in relation to such Acquisition as a whole), and (iii) in the case of assets being acquired, are located in the United States (other than assets that are immaterial considered in relation to such Acquisition as a whole) and are acquired by a Loan Party (or a Person that will be a Loan Party upon consummation of such Acquisition);

(f) such Acquisition is consummated in compliance with all Requirements of Law, and all consents and approvals from any Governmental Authority or other Person required in connection with such Acquisition have been obtained;

(g) the Loan Parties shall have executed and delivered, or caused their Subsidiaries to execute and deliver, all guarantees, Collateral Documents and other related documents required under Section 8.12; and

(h) the Loan Parties have delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied.

“Permitted Encumbrances” shall mean:

(a) Liens imposed by law for Taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, social security and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment and attachment Liens arising from judgments, writs, warrants of attachment or similar processes not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(f) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where any Loan Party or any Loan Party’s Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrowers and their Subsidiaries taken as a whole;

(h) with respect to the Mortgaged Property, exceptions to the applicable mortgagee title insurance policy issued in favor of (and accepted by) the Administrative Agent set forth therein;

(i) the interests of lessors under operating leases and non-exclusive licensors under license agreements;

(j) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 9.1; and

(k) Leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property) granted in the ordinary course of business, if the leases, subleases, licenses and sublicenses do not prohibit granting a security interest in favor of the Administrative Agent;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one (1) year from the date of acquisition thereof;

(b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six (6) months from the date of acquisition thereof;

(c) certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above; and

(e) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above.

“Permitted Tax Distributions” shall mean cash distributions made by any Loan Party (with respect to any period for which such Loan Party is a limited liability company, partnership or S corporation) to the direct or indirect holders of its Equity Interests in an amount not to exceed the amount necessary to provide such holders with funds to pay any federal, state or local income taxes attributable to such holders’ direct or indirect ownership interest in such Loan Party.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which any Loan Party or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Platform” shall mean Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system.

“Post-Closing Initial Acquisitions” shall mean, collectively, the Bachman Dealership Acquisition, the Bachman Real Property Acquisition, the Beckley Hyundai Acquisition and the Beckley Subaru Acquisition.

“Pro Rata Share” shall mean (a) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Floor Plan Exposure or Term Loans, as applicable), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Floor Plan Exposure or Term Loans, as applicable, of all Lenders) and (b) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Floor Plan Commitment (or if such Floor Plan Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Floor Plan Exposure) and Term Loans and the denominator of which shall be the sum of all Lenders’ Floor Plan Commitments (or if such Floor Plan Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Floor Plan Exposure of all Lenders funded under such Commitments) and Term Loans.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” shall mean all real property owned or leased by any Loan Party and its Subsidiaries.

“Real Estate Documents” shall mean, collectively, Mortgages covering all Real Estate owned by the Loan Parties and their Subsidiaries (other than Excluded Property), duly executed by each applicable Loan Party, together with the following, in each case to the extent requested by the Administrative Agent: (a) title insurance policies (or, if permitted by the Administrative Agent in any instance, marked title insurance commitments or pro forma title insurance policies, to be followed by issued title insurance policies reflecting such marked commitments or pro forma policies), current as-built ALTA/ACSM Land Title surveys certified to the Administrative Agent, zoning letters, building permits and certificates of occupancy, in each case relating to such Real Estate and satisfactory in form and substance to the Administrative Agent, (b) evidence as to (i) whether such Real Estate is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such Real Estate is a Flood Hazard Property, (A) whether the community in which such Real Estate is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such Real Estate is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of flood insurance policies under the National Flood Insurance Program (or private insurance endorsed to cause such private insurance to be fully compliant with the federal law as regards private placement insurance applicable to the National Flood Insurance Program, with financially sound and reputable insurance companies not Affiliates of the Loan Parties) or certificates of insurance of the applicable Loan Parties and their Subsidiaries evidencing such flood insurance coverage in such amounts and with such deductibles as are required by law or regulation or as the Administrative Agent may otherwise request and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders, (c) evidence that counterparts of such Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of the Administrative Agent, to create a valid and enforceable first priority Lien (subject to Permitted Encumbrances) on such Real Estate in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law), (d) an opinion of counsel in each state in which such Real Estate is located in form and substance and from counsel satisfactory to the Administrative Agent, (e) a duly executed Environmental Indemnity with respect thereto, (f) Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-05, and applicable state requirements, on all of the owned Real Estate, dated no more than six (6) months prior to the Closing Date (or date of the applicable Mortgage if provided post-closing), prepared by environmental engineers satisfactory to the Administrative Agent, all in form and substance satisfactory to the Administrative Agent, and such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of any Loan Party as the Administrative Agent shall have requested, in each case together with letters executed by the environmental firms preparing such environmental reports, in form and substance satisfactory to the Administrative Agent, authorizing the Administrative Agent and the Lenders to rely on such reports, and the Administrative Agent shall be satisfied with the contents of all such environmental reports, (g) appraisals with respect to such Real Estate acceptable to the Administrative Agent, prepared by appraisers acceptable to the Administrative Agent, and which comply in all respects with all regulatory requirements for appraisals of real property collateral that are applicable to the Administrative Agent, and (h) such other reports, documents, instruments and agreements as the Administrative Agent shall request, each in form and substance reasonably satisfactory to Administrative Agent.

“Real Estate Loan Portion” shall have the meaning set forth in Section 3.1(a).

“Recipient” shall mean, as applicable, (a) the Administrative Agent, and (b) any Lender.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is the LIBOR Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Agreements” shall have the meaning set forth in Section 4.11(b).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Related Transaction Documents” shall mean the Loan Documents, the Bachman Acquisition Documents, the Beckley Acquisition Documents, the Fuccillo Acquisition Documents and all other agreements or instruments executed in connection with the Related Transactions.

“Related Transactions” shall mean, collectively, the making of the initial Loans on the Closing Date, the Initial Acquisitions, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all Related Transaction Documents.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY, or any successor thereto.

“Replacement Lender” shall have the meaning set forth in Section 4.9.

“Required Lenders” shall mean, at any time, at least two (2) Lenders holding more than fifty percent (50%) of the aggregate outstanding Floor Plan Commitments and Term Loans at such time or, if the Lenders have no Commitments outstanding, then at least two (2) Lenders holding more than fifty percent (50%) of the aggregate outstanding Floor Plan Exposure and Term Loans of the Lenders at such time (unless there is only one Lender at such time, in which case Required Lenders shall mean such Lender); provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments, Floor Plan Exposure and Term Loans shall be excluded for purposes of determining Required Lenders.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean (a) with respect to certifying compliance with the financial covenants set forth in Article VIII (including execution of any Compliance Certificate), the chief financial officer or the treasurer of the Parent Borrower (or any other officer of the Parent Borrower having substantially the same authority and responsibility) and (b) with respect to all other provisions, any of the president, the chairman, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the manager or a vice president of each Loan Party or such other representative of any Loan Party as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

“Restricted Accounts” shall have the meaning set forth in Section 5.1(c).

“Restricted Payment” shall mean, for any Person, (a) any dividend or distribution on any class of its Capital Stock, or (b) any payment on account of, or setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, in each case, whether now or hereafter outstanding.

“S&P” shall mean Standard & Poor’s, Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” shall mean the rate specified in clause (a) of the definition of LIBOR Rate.

“Secured Parties” shall mean the Administrative Agent, the Lenders, the Lender-Related Hedge Providers and the Bank Product Providers.

“Security Agreement” shall mean that certain Security and Pledge Agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by the Loan Parties, as the same may be amended or restated from time to time.

“Seller” shall mean a manufacturer, distributor, auction company or other vendor of Vehicles that any Loan Party is purchasing from pursuant to this Agreement.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date: (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Loan Party” shall mean each Loan Party that is, at the time on which the relevant Guarantee or grant of the relevant security interest under the Loan Documents by such Loan Party becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 13.8.

“Specified Shareholder” shall mean Samer Tawfik.

“Subaru Beckley” shall mean LMP Beckley HS, LLC, a West Virginia limited liability company.

“Subaru Beckley Capital Loan Obligations” shall mean, at any time, (a) $1,612,403 of the Outstanding Amount of the Capital Loan Portion of the Initial Term Loan at such time and (b) all interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Subaru Beckley, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) accrued on or with respect to any of the foregoing amount, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“Subscription Line Indebtedness” shall mean vehicle financing indebtedness financing the acquisition of, or otherwise with respect to, vehicles that are made available to customers as part of a subscription service or similar arrangement (including, as of the Closing Date and for so long as in effect, the credit line financing Mercedes-Benz subscription vehicles identified on Schedule 9.1 hereto).

“Subsidiary” shall mean, with respect to any Person (for purposes of this definition, the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of a Loan Party.

“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Sweep Agreement” shall mean any Loan Repayment Sweep Services Agreement or other similar agreement entered into from time to time by one or more Loan Parties and the Swing Line Lender relating to sweep services for the drawdown and paydown of Swing Line Loans.

“Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan pursuant to Section 2.3.

“Swing Line Commitment” shall mean the commitment of the Swing Line Lender to make Swing Line Loans in an aggregate principal amount at any time outstanding not to exceed the Swing Line Sublimit.

“Swing Line Exposure” shall mean, with respect to each Lender, the principal amount of the Swing Line Loans in which such Lender is legally obligated to purchase a participation in accordance with Section 2.3, which shall equal such Lender’s Pro Rata Share of all outstanding Swing Line Loans.

“Swing Line Lender” shall mean Truist Bank in its capacity as lender of Swing Line Loans.

“Swing Line Loan” shall mean a loan made to the Borrowers by the Swing Line Lender under the Swing Line Commitment.

“Swing Line Sublimit” shall mean an amount equal to the lesser of (a) $0; and (b) the Aggregate Floor Plan Commitments. The Swing Line Sublimit is part of, and not in addition to, the Floor Plan Facility.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” shall mean term loans made by the Lenders to one (1) or more Borrowers pursuant to Article III hereof (or, in the case of an Incremental Term Loan, Section 4.15 hereof), consisting of the Initial Term Loan and any Incremental Term Loans.

“Term Loan Borrowing” shall mean a Borrowing consisting of a Term Loan made by each of the Lenders with a Term Loan Commitment therefor pursuant to Article III (or, in the case of an Incremental Term Loan, Section 4.15 hereof).

“Term Loan Commitment” shall mean an Initial Term Loan Commitment and any Incremental Term Loan Commitment.

“Term Loan Rate” shall have the meaning set forth in Section 3.2(a).

“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” shall mean a notification by the Administrative Agent to the Lenders and the Borrowers of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” shall mean the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 4.3 that is not Term SOFR.

“Threshold Amount” shall mean $2,500,000.

“Total Floor Plan Outstandings” shall mean the aggregate Outstanding Amount of all Floor Plan Loans and Swing Line Loans.

“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Rate or the Base Rate.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement without giving effect to the Benchmark Replacement Adjustment.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” or “U.S.” shall mean the United States of America.

“U.S. Borrower” shall mean any Borrower that is a U.S. Person.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 4.6(g)(ii)(B)(3).

“Used Vehicle” shall mean a Vehicle other than a New Vehicle.

“Vehicle” shall mean an automobile or truck with a gross vehicle weight of less than 16,000 pounds that is not a commercial truck designated as Class 4 or above by the U.S. Department of Transportation, Federal Highway Administration.

“Vehicle Allocation Schedule” shall mean the schedule of sublimits setting forth the maximum Outstanding Amounts of Floor Plan Loans and Swing Line Loans for New Vehicles, Used Vehicles, Loaner Vehicles and Demonstrator Vehicles that may be borrowed with respect to any Loan Party. The Vehicle Allocation Schedule in effect on the date hereof is attached hereto as Schedule A. The Borrowers and the Administrative Agent may from time to time modify the Vehicle Allocation Schedule by mutual agreement, without the consent of any other Lender, and the Administrative Agent may in its discretion permit Outstanding Amounts to exceed the sublimits set forth in the Vehicle Allocation Schedule, so long as in each case the Aggregate Floor Plan Commitments are not increased.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Borrower, any other Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Floor Plan Loan”, “Initial Term Loan” or “Incremental Term Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”).

Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Loan Parties delivered pursuant to the terms hereof. The parties further agree that:

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Loan Parties’ audited financial statements for the fiscal year ended December 31, 2019, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio, basket or requirement set forth in any Loan Document, and either the Loan Parties or the Required Lenders shall so request, the Administrative Agent and the Loan Parties shall negotiate in good faith to amend such ratio, basket or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) such ratio, basket or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Loan Parties shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.

(c) Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants and ratios contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof. For purposes of determining the amount of any outstanding debt under any Loan Document, no effect shall be given any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016–02, Leases (Topic 842), to the extent such adoption would require recognition of a lease liability where such lease (or similar arrangement) would not have required a lease liability under GAAP as in effect prior to December 15, 2018.

Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (e) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.5. Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.6. Limitation of Obligations of Certain Parties. Notwithstanding anything to the contrary in any provision of this Agreement or any other Loan Document (but, for the avoidance of doubt, without limiting or otherwise modifying the Loan Parties’ obligations set forth in Section 3.5 hereof), (a) the liability of Kia Beckley under this Agreement for the principal of and accrued interest on the Capital Loan Portion of Initial Term Loan shall be limited to the Kia Beckley Capital Loan Obligations, (b) the liability of Kia Cape Coral under this Agreement for the principal of and accrued interest on the Capital Loan Portion of the Initial Term Loan shall be limited to the Kia Cape Coral Capital Loan Obligations, (c) the liability of Kia Port Charlotte under this Agreement for the principal of and accrued interest on the Capital Loan Portion of the Initial Term Loan shall be limited to the Kia Port Charlotte Capital Loan Obligations, (d) the liability of Hyundai Beckley under this Agreement for the principal of and accrued interest on the Capital Loan Portion of the Initial Term Loan shall be limited to the Hyundai Beckley Capital Loan Obligations and (e) the liability of Subaru Beckley under this Agreement for the principal of and accrued interest on the Capital Loan Portion of the Initial Term Loan shall be limited to the Subaru Beckley Capital Loan Obligations (in the case of each of the foregoing clauses (a) – (e), for the avoidance of doubt, without limiting the liability of any of Kia Beckley, Kia Cape Coral, Kia Port Charlotte, Hyundai Beckley and Subaru Beckley in respect of the Real Estate Loan Portion of Initial Term Loan).

Section 1.7. LIBOR. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks could obtain short-term borrowings from one another in the London interbank market. Recent announcements by regulators have signaled a transition away from LIBOR, and, as a result, LIBOR may no longer be available or appropriate for purposes of serving as a reference rate for Eurodollar Loans in the near future.

Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 4.3(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrowers, pursuant to Section 4.3(e), of any change to the reference rates upon which the interest rates on Eurodollar Loans are based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 4.3(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 4.3(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.

Article II

AMOUNT AND TERMS OF THE FLOOR PLAN COMMITMENTS

Section 2.1. Floor Plan Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Floor Plan Loan”) to the Floor Plan Borrowers, jointly or severally, from time to time, on any Business Day during the Floor Plan Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Floor Plan Commitment, for the purpose of enabling such Borrowers and the other Loan Parties to purchase Inventory consisting of New Vehicles (including Fleet Vehicles), Used Vehicles, Loaner Vehicles and Demonstrator Vehicles; provided that, after giving effect to each Floor Plan Borrowing: (a) the Total Floor Plan Outstandings shall not exceed the Aggregate Floor Plan Commitments; (b) the aggregate Outstanding Amount of the Floor Plan Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Floor Plan Commitment; (c) the Total Floor Plan Outstandings for New Vehicles, Used Vehicles, Loaner Vehicles and Demonstrator Vehicles will not exceed the sublimits with respect to each Loan Party and Vehicle type set forth in the Vehicle Allocation Schedule unless otherwise approved by the Administrative Agent in its sole discretion; and (d) the Total Floor Plan Outstandings for Fleet Vehicles will not exceed such sublimits and aggregate amount as are determined from time to time by the Administrative Agent in its sole discretion. Each Floor Plan Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as such Borrowers may request. Proceeds of Floor Plan Loans shall only be used to pay the purchase price of Vehicles, including the refinancing of Swing Line Loans, other Floor Plan Loans or Indebtedness existing as of the Closing Date, in each case, utilized for such purpose. Within the limits of each Lender’s Floor Plan Commitment and the Aggregate Floor Plan Commitments, and subject to the other terms and conditions hereof, such Borrowers may borrow, repay and reborrow Floor Plan Loans on a revolving basis. Notwithstanding anything herein to the contrary, (a) no borrowing of Floor Plan Loans or Swing Line Loans may be made under or with respect to the sublimits with respect to LMP Greeneville BBCBCG, LLC set forth in the Vehicle Allocation Schedule, or to finance or otherwise with respect to any vehicles of LMP Greeneville BBCBCG, LLC or the dealership being acquired in the Bachman Dealership Acquisition, unless and until the Bachman Dealership Acquisition and the Bachman Real Property Acquisition have been consummated (or are being consummated substantially simultaneously with such borrowing); (b) no borrowing of Floor Plan Loans or Swing Line Loans may be made under or with respect to the sublimits with respect to LMP Beckley HOB, LLC set forth in the Vehicle Allocation Schedule, or to finance or otherwise with respect to any vehicles of LMP Beckley HOB, LLC or the dealership being acquired in the Beckley Hyundai Acquisition, unless and until the Beckley Hyundai Acquisition has been consummated (or are being consummated substantially simultaneously with such borrowing); and (c) no borrowing of Floor Plan Loans or Swing Line Loans may be made under or with respect to the sublimits with respect to LMP Beckley HS, LLC set forth in the Vehicle Allocation Schedule, or to finance or otherwise with respect to any vehicles of LMP Beckley HS, LLC or the dealership being acquired in the Beckley Subaru Acquisition, unless and until the Beckley Subaru Acquisition has been consummated (or are being consummated substantially simultaneously with such borrowing).

Section 2.2. Floor Plan Borrowings.

(a) Except as otherwise expressly set forth herein, each Floor Plan Borrowing shall be made upon a Floor Plan Borrower’s irrevocable notice to the Administrative Agent, which may be given by (i) telephone, or (ii) a Notice of Floor Plan Borrowing; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Floor Plan Borrowing. Each such Notice of Floor Plan Borrowing must be received by the Administrative Agent not later than 11:00 a.m. one (1) Business Day prior to the requested date of any Floor Plan Borrowing. Each Notice of Floor Plan Borrowing shall specify (A) the requested date of the Floor Plan Borrowing (which shall be a Business Day), (B) the principal amount of Floor Plan Loans to be borrowed, (C) the Type of such Floor Plan Loans comprising such Floor Plan Borrowing, (D) the applicable Loan Party that will use such Floor Plan Loans to purchase inventory, and (E) in the case of a Floor Plan Borrowing that is not used to pay down a Swing Line Loan, the designation of type of Vehicle per the Vehicle Allocation Schedule, make, model, and vehicle identification number of each Vehicle to be financed thereby and, if applicable, that such Vehicle is a Fleet Vehicle.

(b) Following receipt of a Notice of Floor Plan Borrowing, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Floor Plan Borrowing. Each such Lender shall make the amount of its Floor Plan Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Payment Office not later than 2:00 p.m. on the Business Day specified in the applicable Notice of Floor Plan Borrowing. Upon satisfaction of the applicable conditions set forth herein, the Administrative Agent shall make all funds so received available to the applicable Borrowers in like funds as received by the Administrative Agent by crediting the account of such Borrower (or of another Loan Party at such Borrower’s direction) on the books of Truist Bank with the amount of such funds on the Business Day specified in the applicable Notice of Floor Plan Borrowing.

Section 2.3. Swing Line Loans.

(a) Floor Plan Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.3, make Swing Line Loans to the Floor Plan Borrowers, jointly and severally, from time to time on any Business Day during the Floor Plan Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, for the purpose of enabling the Floor Plan Borrowers to purchase Inventory consisting of New Vehicles, Used Vehicles, Loaner Vehicles and Demonstrator Vehicles, notwithstanding the fact that such Swing Line Loans, when aggregated with the Outstanding Amount of the Floor Plan Loans of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Floor Plan Commitment. Notwithstanding the foregoing, after giving effect to each Swing Line Loan: (i) subject to Section 2.4, the Total Floor Plan Outstandings shall not exceed the Aggregate Floor Plan Commitments, (ii) subject to Section 2.4, the aggregate Outstanding Amount of the Floor Plan Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Floor Plan Commitment, (iii) the Total Floor Plan Outstandings for New Vehicles, Used Vehicles, Loaner Vehicles and Demonstrator Vehicles will not exceed the sublimits with respect to each Loan Party and Vehicle type set forth in the Vehicle Allocation Schedule unless otherwise approved by the Administrative Agent in its sole discretion and (iv) the Total Floor Plan Outstandings for Fleet Vehicles will not exceed such sublimits and aggregate amount as are determined from time to time by the Administrative Agent in its sole discretion. The proceeds of Swing Line Loans shall only be used (x) to honor floor plan drafts presented by the applicable Seller to the Swing Line Lender, including pursuant to Payment Commitments, (y) to honor floor plan drafts presented by the applicable financial institution to the Swing Line Lender, including pursuant to Payoff Letter Commitments or (z) otherwise to pay the purchase price of Vehicles financed therewith. Within the foregoing limits, and subject to the other terms and conditions hereof, the Floor Plan Borrowers may borrow, repay and reborrow Swing Line Loans on a revolving basis. Except as otherwise provided with respect to Floor Plan Overdrafts, immediately upon the making of a Swing Line Loan, without notice each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation in such Swing Line Loan in an amount equal to such Lender’s Pro Rata Share with respect to the Floor Plan Commitments multiplied by the amount of such Swing Line Loan.

(b) Payment Commitments and Payoff Letter Commitments.

(i) The Swing Line Lender is authorized to make Swing Line Loans for the account of the Floor Plan Borrowers (or for the account of any Loan Party at the direction of such Borrowers) directly to certain individual Sellers that provide Vehicles to such Borrowers or any Loan Party, including in accordance with the terms and conditions of the respective Payment Commitment agreed to between the Swing Line Lender and each such Seller, and without any further notice otherwise required under this Section 2.3. The Floor Plan Borrowers shall be and remain jointly and severally liable to the Swing Line Lender, or the Lenders, as applicable, for all payments made to a Seller, including pursuant to a Payment Commitment (it being understood that such Borrowers shall be and remain jointly and severally liable for any payment made to a Seller, notwithstanding that such payment may be made for the account of, on behalf of, in the name of or for the benefit of any other Loan Party). The Swing Line Lender may revise, terminate or suspend any Payment Commitment at any time by giving written notice to the manufacturer or distributor. Each Floor Plan Borrower authorizes the Swing Line Lender to furnish to Sellers information reflecting the line of credit provided by this Agreement and of any change or termination with respect to this line of credit.

(ii) The Swing Line Lender is authorized to make Swing Line Loans for the account of the Floor Plan Borrowers directly to certain individual financial institutions that financed Vehicles for such Borrowers or any Loan Party, including in accordance with the terms and conditions of the respective Payoff Letter Commitment agreed to between the Swing Line Lender and each such financial institution, and without any further notice otherwise required under this Section 2.3. The Floor Plan Borrowers shall be and remain jointly and severally liable to the Swing Line Lender, or the Lenders, as applicable, for all payments made to a financial institution, including pursuant to a Payoff Letter Commitment (it being understood that such Borrowers shall be and remain jointly and severally liable for any payment made to any such financial institution, notwithstanding that such payment may be made for the account of, on behalf of, in the name of or for the benefit of any other Loan Party).

(c) Borrowing Procedures. Each Swing Line Borrowing shall be made (i) pursuant to a draft presented by a Seller, including pursuant to a Payment Commitment, (ii) pursuant to the payoff of a financial institution that has provided vehicle financing to a Loan Party, including pursuant to a Payoff Letter Commitment, (iii) upon any Floor Plan Borrower’s irrevocable notice to the Swing Line Lender by delivery of a written Notice of Swing Line Borrowing, or (iv) in the case of a dealer trade, pursuant to the Floor Plan On-line System in accordance with practices agreed to from time to time between the Swing Line Lender and the applicable Loan Party. Each such Notice of Swing Line Borrowing from any of the Floor Plan Borrowers must be received by the Swing Line Lender not later than 1:00 p.m. on the Business Day of the requested borrowing, and in each case shall specify (A) the amount to be borrowed, (B) the requested borrowing date, which shall be a Business Day, (C) the applicable Loan Party that will use such Floor Plan Loans to purchase inventory , and (D) the applicable Vehicles (including the make, model and Vehicle identification number of such Vehicles). The Swing Line Lender will, not later than 6:00 p.m. on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing Line Loan available directly to the applicable Seller, to the applicable financial institution or to such Borrowers at the Swing Line Lender’s office by crediting the account of such Borrower (or of another Loan Party at the direction of such Borrower) on the books of the Swing Line Lender. If a Notice of Swing Line Borrowing is received after 1:00 p.m. on a Business Day, then any applicable funding shall be made not later than the next succeeding Business Day.

(d) Authorization. Each Floor Plan Borrower authorizes the Swing Line Lender (and each Lender holding a Floor Plan Commitment consents to such authorization) to enter into, modify or terminate Payment Commitments and Payoff Letter Commitments requested by a Floor Plan Borrower (in each case, in the Swing Line Lender’s sole discretion) and to advise each Seller or financial institution, as the case may be, that provides Vehicles to such Borrower or other Loan Party of any change or termination which may occur with respect to the Swing Line Commitment. The Swing Line Lender will promptly notify the Floor Plan Borrowers of any such modification or termination.

(e) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of any Floor Plan Borrower (each of which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Floor Plan Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding (including, subject to Section 2.4, any Floor Plan Overdrafts); provided that the Swing Line Lender intends to request each Lender to make such Floor Plan Loans no less frequently than twice in any given calendar month. Such request shall be made in writing (which written request shall be deemed to be a Notice of Floor Plan Borrowing for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to any minimum and multiples specified therein for the principal amount of Floor Plan Loans, but subject to the unutilized portion of the Aggregate Floor Plan Commitments and the conditions set forth herein. The Swing Line Lender shall furnish any of the Floor Plan Borrowers, upon request from any such Borrower, with a copy of the applicable Notice of Floor Plan Borrowing. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Floor Plan Borrowing available (including for this purpose Cash Collateral and other credit support made available with respect to the applicable Swing Line Loan) to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s office not later than 2:00 p.m. on the day specified in such Notice of Floor Plan Borrowing (unless the day specified is not a Business Day, in which event the funds will be made available on the next succeeding Business Day), whereupon, subject to the further terms hereof, each Lender that so makes funds available shall be deemed to have made a Floor Plan Loan to such Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan (other than a Floor Plan Overdraft) cannot be refinanced by such a Floor Plan Borrowing in accordance with the terms hereof, the request for Floor Plan Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its participation in the applicable Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to the terms hereof shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3 by the time specified in clause (i) above, the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (and such Lender has also paid such interest and fees as aforesaid), such amount (other than any such interest and fees as aforesaid) so paid shall constitute such Lender’s Floor Plan Loan included in the applicable committed Borrowing or funded participation in the applicable Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Floor Plan Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.3(e) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Floor Plan Loans pursuant to this Section 2.3(e) is subject to the conditions set forth in this Agreement. No such funding of participations shall relieve or otherwise impair the obligation of the Floor Plan Borrowers (jointly and severally) to repay Swing Line Loans, together with interest as provided herein.

(f) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan (other than a Floor Plan Overdraft) is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.14 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(g) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Floor Plan Borrowers for interest on the Swing Line Loans. Until each Lender funds its Floor Plan Loan or participation pursuant to this Section 2.3 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(h) Payments Directly to Swing Line Lender. The Floor Plan Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(i) Sweep Agreements. The Loan Parties may enter into one or more Sweep Agreements with the Swing Line Lender and/or the Administrative Agent whereby collected funds in any Controlled Account with the Swing Line Lender or the Administrative Agent in excess of a minimum target balance agreed by the relevant Loan Party and the Swing Line Lender or the Administrative Agent, as applicable, may be either invested or swept to reduce up to fifty percent (50%) of the outstanding principal balance of the Floor Plan Facility (it being agreed and acknowledged that amounts so invested or swept shall be deemed to reduce the outstanding principal balance of Floor Plan Loans and/or Swing Line Loans for all purposes under the Loan Documents (including for purposes of calculating interest and fees hereunder and calculating the Outstanding Amount of Floor Plan Loans and/or Swing Line Loans at any time), even if such invested or swept funds are held by the Swing Line Lender and/or the Administrative Agent, in accordance with the Swing Line Lender’s and/or the Administrative Agent’s customary procedures pursuant to sweep arrangements).

(j) Payment Commitments and Payoff Letter Commitments When Single Lender. At any time there is only one Lender hereunder, references in this Agreement (including in the definitions hereto) to the Swing Line Lender as party to (or acting in connection with) a Payment Commitment or Payoff Letter Commitment, and to the funding and repayment of Swing Line Loans thereunder or in connection therewith, may be deemed to be references to such Lender as party to (or acting in connection with) a Payment Commitment or Payoff Letter Commitment and to the funding and repayment of Floor Plan Loans thereunder or in connection therewith.

Section 2.4. Floor Plan Overdrafts. Notwithstanding the foregoing provisions of Sections 2.1, 2.2 and 2.3 or any other provision hereof:

(a) If the Swing Line Lender has (acting in its sole discretion), according to the terms hereof, taken action to suspend or terminate Payment Commitments and/or Payoff Letter Commitments and such Payment Commitments and/or Payoff Letter Commitments, as the case may be, have in fact been suspended or terminated in accordance with their respective terms, then the Swing Line Lender shall not fund any draft with respect to such Payment Commitments and/or Payoff Letter Commitments.

(b) If on any day the conditions precedent set forth herein have been satisfied and a draft (including with respect to a Payment Commitment or a Payoff Letter Commitment) is presented for payment, or a Notice of Swing Line Borrowing is delivered, the payment or funding of which would cause (x) (A) the Outstanding Amount of all Floor Plan Loans, plus (B) the Outstanding Amount of all Swing Line Loans, plus (C) the aggregate principal amount requested pursuant to all then outstanding Notices of Floor Plan Borrowing and Notices of Swing Line Borrowing as of such day to exceed the Aggregate Floor Plan Commitments as of such day or (y) the Outstanding Amount of Swing Line Loans to exceed the Swing Line Sublimit, then, in such event:

(i) any of the Floor Plan Borrowers may either immediately reduce any pending Notice of Floor Plan Borrowing or Notice of Swing Line Borrowing or make a payment of principal on Floor Plan Loans and/or Swing Line Loans in an amount which would prevent the aggregate amounts described in clauses (b)(x)(A), (B) and (C) above from exceeding the Aggregate Floor Plan Commitments or Swing Line Sublimit, as applicable; or

(ii) regardless of whether the conditions hereof have otherwise been met, the Swing Line Lender may in its sole and absolute discretion, but shall not be obligated to, fund the payment due, including under such Payment Commitment, Payoff Letter Commitment or Notice of Swing Line Borrowing, in whole or in part (and the amount of any such funding made by the Swing Line Lender, in the case of the circumstances described in clause (x) above in this subsection (b), shall be deemed to be a “Floor Plan Overdraft”), but: (A) nothing in this Agreement shall be construed as a commitment by or as requiring the Swing Line Lender to fund any such Floor Plan Overdraft and (B) the Lenders shall not be obligated to purchase any portion of or any participation in any such Floor Plan Overdraft; or

(iii) if such Swing Line Loan would not cause the aggregate amounts described in clauses (b)(x)(A), (B) and (C) above to exceed the Aggregate Floor Plan Commitments, the Swing Line Lender may in its sole and absolute discretion, but shall not be obligated to, fund the payment due, including under such Payment Commitment or Payoff Letter Commitment, in whole or in part, notwithstanding that such loan would cause the Outstanding Amount of Swing Line Loans to exceed the Swing Line Sublimit (and the amount of any such funding made by the Swing Line Lender shall not be deemed to be a Floor Plan Overdraft); provided that, within five (5) Business Days after funding such payment, the Swing Line Lender shall make a demand upon the Floor Plan Borrowers to immediately repay such Swing Line Loans to the extent that the Outstanding Amount of Swing Line Loans exceeds the Swing Line Sublimit.

Section 2.5. Supplemental Floor Plan Terms.

(a) Advances for New Vehicles. Advances under the Floor Plan Facility for New Vehicles shall be subject to the following terms and conditions in addition to all other terms and conditions set forth herein (but any limitations based on sublimits set forth in the Vehicle Allocation Schedule shall be subject to changes, adjustments and other provisions as permitted in the definition of Vehicle Allocation Schedule):

(i) Maximum Amount. The Outstanding Amount of Floor Plan Loans and Swing Line Loans made to finance New Vehicles shall not exceed the aggregate amount allocated to New Vehicles in the Vehicle Allocation Schedule, subject to the sublimits with respect to each Loan Party set forth in the Vehicle Allocation Schedule (and further subject, however, to the overdraft provisions set forth above).

(ii) Manufacturer Sublimits. Within the foregoing limits, the outstanding principal amount of Floor Plan Loans and Swing Line Loans made to finance New Vehicles from the manufacturers or distributors listed in the Vehicle Allocation Schedule shall not exceed the applicable dollar limits with respect to each Loan Party set forth in the Vehicle Allocation Schedule (and further subject, however, to the overdraft provisions set forth above). Advances of Floor Plan Loans and Swing Line Loans shall not be made for New Vehicles from manufacturers not listed on such schedule without the Administrative Agent’s prior consent.

(iii) Amount of Each Advance. No advance under the Floor Plan Facility made to finance a New Vehicle shall exceed one hundred percent (100%) of dealer cost.

(iv) Fleet Vehicles. Notwithstanding the foregoing, the Outstanding Amount of Floor Plan Loans and Swing Line Loans made to finance Fleet Vehicles shall not exceed such sublimits and aggregate amount as are determined from time to time by the Administrative Agent in its sole discretion.

(b) Advances for Used Vehicles. Advances under the Floor Plan Facility for Used Vehicles shall be subject to the following terms and conditions (in addition to all other terms and conditions set forth herein) (but any limitations based on sublimits set forth in the Vehicle Allocation Schedule shall be subject to changes, adjustments and other provisions as permitted in the definition of Vehicle Allocation Schedule):

(i) Maximum Amount. The Outstanding Amount of Floor Plan Loans and Swing Line Loans made to finance Used Vehicles shall not exceed the aggregate amount allocated to Used Vehicles in the Vehicle Allocation Schedule, subject to the sublimits with respect to each Loan Party set forth in the Vehicle Allocation Schedule (and further subject, however, to the overdraft provisions set forth above).

(ii) Amount of Each Advance. No advance under the Floor Plan Facility made to finance a Used Vehicle shall exceed the lesser of (A) dealer cost or (B) $1,000 in excess of the then-current Black Book “clean” wholesale value on the Used Vehicle; provided that, if the Used Vehicle is purchased at an auction using an auction house approved by the Administrative Agent in its reasonable discretion, then the amount of the advance shall not exceed the purchase price for the Used Vehicle.

(iii) Limitations. The model year for a Used Vehicle financed hereunder may not be more than seven (7) model years old.

(c) Advances for Loaner Vehicles. Advances under the Floor Plan Facility for Loaner Vehicles shall be subject to the following terms and conditions (in addition to all other terms and conditions set forth herein) (but any limitations based on sublimits set forth in the Vehicle Allocation Schedule shall be subject to changes, adjustments and other provisions as permitted in the definition of Vehicle Allocation Schedule):

(i) Maximum Amount. The Outstanding Amount of Floor Plan Loans and Swing Line Loans made to finance Loaner Vehicles shall not exceed the aggregate amount allocated to Loaner Vehicles in the Vehicle Allocation Schedule, subject to the sublimits with respect to each Loan Party set forth in the Vehicle Allocation Schedule (and further subject, however, to the overdraft provisions set forth above).

(ii) Amount of Each Advance. No advance hereunder for a Loaner Vehicle that is a New Vehicle shall exceed one hundred percent (100%) of dealer cost. No advance hereunder for a Loaner Vehicle that is a Used Vehicle shall exceed the lesser of (A) dealer cost or (B) $1,000 in excess of the then-current Black Book “clean” wholesale value on the Loaner Vehicle; provided that, if the Loaner Vehicle is purchased at an auction using an auction house approved by the Administrative Agent in its reasonable discretion, then the amount of the advance shall not exceed the purchase price for the Loaner Vehicle.

(d) Limitation on Demonstrator Vehicles. The Outstanding Amount of Floor Plan Loans and Swing Line Loans made to finance Demonstrator Vehicles shall not exceed the aggregate amount allocated to Demonstrator Vehicles in the Vehicle Allocation Schedule, subject to the sublimits with respect to each Loan Party set forth in the Vehicle Allocation Schedule (and further subject, however, to the overdraft provisions set forth above). No advance under the Floor Plan Facility made to finance a Demonstrator Vehicle shall exceed 100% of the lesser of (i) dealer cost; or (ii) manufacturer’s invoice on the Demonstrator Vehicle.

(e) Conditions to Each Advance. Before each extension of credit hereunder, including the first, the Administrative Agent must receive the following documents:

(i) For advances made under a Payment Commitment: manufacturer/distributor invoice, cash, Draft, electronic record, depository transfer check, sight draft, or such other documents as specified in the applicable Payment Commitment, identifying the Vehicles delivered or to be delivered to the applicable Loan Party.

(ii) For advances made to finance Used Vehicles (other than under a Payment Commitment): certificate of ownership or title (or in the Administrative Agent’s reasonable discretion a photocopy thereof) showing a release by the previous registered and legal owner for the Vehicle and evidence acceptable to the Administrative Agent of the applicable Loan Party’s acquisition cost of such Used Vehicle, or if the applicable Loan Party purchases Used Vehicles at an auction facility satisfactory to the Administrative Agent, an invoice from such auction facility.

(iii) For advances made to finance dealer trades: Copy of original invoice (or substitute reasonably acceptable to the Administrative Agent) and bill of sale duly executed by the parties to the transaction, evidencing the acquisition cost to the applicable Loan Party of such trades.

(iv) For advances made to Finance Loaner Vehicles: manufacturer/distributor invoice or other evidence acceptable to Administrative Agent of acquisition cost; and evidence that each Loaner Vehicle will be registered with the Department of Motor Vehicles under the applicable Loan Party’s name as owner with, if required by the Administrative Agent, the Administrative Agent shown as lienholder. The certificate of ownership or title (or at the Administrative Agent’s discretion a photocopy thereof) must be received by the Administrative Agent within one hundred twenty (120) days after the date of the advance, or such other time period as may be specified by the Administrative Agent from time to time.

(v) For advances made to finance any other New Vehicle: manufacturer/distributor invoice or such other documents identifying a New Vehicle owned by the applicable Loan Party.

(vi) For advances made to finance any Fleet Vehicle: if and to the extent requested by the Administrative Agent in each case, a copy of the sales contract pursuant to which a Loan Party has contracted to sell such Vehicle to a third party, which contract has been approved by the Administrative Agent in its sole discretion.

(f) Borrowers. Advances of Floor Plan Loans and Swing Line Loans shall not be made to any Floor Plan Borrower not listed in the Vehicle Allocation Schedule.

(g) Auction Agreements. Upon the request of any Floor Plan Borrower (and subject to termination by such Borrowers), the Administrative Agent may enter into agreements (“Auction Agreements”) with auction houses reasonably acceptable to the Administrative Agent, providing for payment of funds directly by the Administrative Agent to the auction house for the purchase of a Vehicle by a Loan Party. The Administrative Agent may revise, terminate or suspend an Auction Agreement at any time by giving written notice to the auction house. The Floor Plan Borrowers shall remain liable to the Administrative Agent and the Lenders for all payments made to an auction house, including pursuant to an Auction Agreement. Each Loan Party authorizes the Administrative Agent to furnish each auction house information reflecting the line of credit provided by this Agreement. The Administrative Agent is further authorized to advise the auction house of any change or termination that may occur with respect to the line of credit. The Administrative Agent may rely on written instructions (including written electronic instructions such as email, fax, and pdf transmission but excluding telephonic voice notice) for advances under an Auction Agreement (or otherwise with respect to payments to any auction house) given by any Loan Party, or if authorized under the Auction Agreement, by the auction house. The Floor Plan Borrowers shall indemnify the Administrative Agent and the Lenders (including their respective officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from any advance hereunder made pursuant to an Auction Agreement or otherwise to any auction house if the Administrative Agent reasonably believes that the advance has been properly authorized by any Loan Party or the auction house. This indemnity will survive this Agreement’s termination.

(h) Authorization to Advance. The Administrative Agent and the Swing Line Lender shall have no obligation to inquire as to, and each Floor Plan Borrower assumes all responsibility for and risk associated with, the validity, authenticity, genuineness, accuracy and due authorization of all drafts and all documents, instruments, authorizations, consents, approvals, receipts, invoices, documents of title (including certificates of origin, manufacturers statement of origin, or certificates of title with the Administrative Agent or the Swing Line Lender noted as lienholder), evidence of delivery and other information and materials received by, and all written and oral communications to, the Administrative Agent and the Swing Line Lender in connection with any advance under the Floor Plan Facility or the Vehicle or Vehicles to be financed with the proceeds thereof. Each Loan Party hereby irrevocably authorizes each of the Administrative Agent and the Swing Line Lender, as applicable, without further approval, consent or authorization from, or notice to, any Loan Party, to make advances under the Floor Plan Facility (i) to any Loan Party (either directly, by deposit to an account maintained by any Loan Party with the Administrative Agent or in such other manner as may from time to time be requested by the Floor Plan Borrowers and acceptable to the Administrative Agent or the Swing Line Lender, as applicable, in their sole and absolute discretion); (ii) to any Seller (either directly, by deposit to an account maintained by such Seller with Truist Bank or in such other manner as may from time to time be requested by such Seller and acceptable to the Administrative Agent in its sole and absolute discretion); (iii) in accordance with any draft (including a Draft); and (iv) to such other Persons or entities and in such other fashion as the Administrative Agent or the Swing Line Lender, as applicable may from time to time and in each such Person’s sole and absolute discretion consider necessary or appropriate. Any advance under the Floor Plan Facility made in accordance with the immediately preceding sentence shall be deemed to be an advance made to or for the account of the Floor Plan Borrowers under this Agreement.

Section 2.6. Repayment of Floor Plan and Swing Line Loans; Reduction or Termination of Commitments.

(a) Loans. The Floor Plan Borrowers shall make payments under or with respect to all Floor Plan Loans and Swing Line Loans as follows:

(i) Repayment Terms. The Floor Plan Borrowers will jointly and severally pay all accrued interest under or with respect to the Floor Plan Facility on April 1, 2021, and then on the first day of each month thereafter until payment in full of all principal and accrued interest outstanding under the Floor Plan Facility. The Floor Plan Borrowers will jointly and severally repay in full the Outstanding Amount of all Floor Plan Loans and Swing Line Loans, together with all accrued and unpaid interest and fees thereon, on the earlier of the Floor Plan Expiration Date or the dates as provided herein.

(ii) Repayment Terms Upon Sale of Vehicle. The Floor Plan Borrowers shall jointly and severally pay the amount of principal advanced under the Floor Plan Facility to finance a Vehicle (the “Initial Advance”) that is then outstanding upon the earlier of: (A) the Floor Plan Expiration Date, (B) any Loan Party’s receipt of funding when a Vehicle is sold or leased, (C) seven (7) Business Days following the date of sale or lease of the Vehicle or, in the case of a sale of a Fleet Vehicle, upon the earlier of thirty (30) days from sale (or such later date as the Administrative Agent approves in each case in its sole discretion) or the date that the invoice for such sale requires payment, or (D) at maturity of an individual advance under the Floor Plan Facility (as set forth below). Notwithstanding the foregoing, such Borrowers shall pay the Administrative Agent the amount of the Initial Advance that is then outstanding no later than three (3) Business Days following the date on which: (1) any Loan Party disposes of a Vehicle by dealer trade or otherwise (or such later date as is provided in clause (C) above in the case of a sale or lease of a Vehicle), or (2) the Vehicle exceeds any model year limitations set forth in this Agreement. If a Vehicle (I) is not on any Loan Party’s premises or at an auction being held for sale or at a body shop being held for repair or at such other location as may be in any Loan Party’s ordinary course of business, (II) has not been physically inspected by the Administrative Agent, or any agent or contractor acting on behalf of the Administrative Agent or the Lenders, within the preceding ninety (90) days, or (III) cannot otherwise be accounted for to the Administrative Agent’s reasonable satisfaction, such Borrowers shall pay the Administrative Agent, for the account of the Lenders, the Initial Advance that is then outstanding for such Vehicle on demand by the Administrative Agent.

(iii) Repayment Terms Prior to Sale of Vehicle. Until a Vehicle is sold, the Floor Plan Borrowers shall jointly and severally pay each Initial Advance as follows:

(A) New Vehicles: The Floor Plan Borrowers shall pay (1) ten percent (10%) of the original amount of the Initial Advance for any New Vehicle twelve (12) months after the date of such Initial Advance and (2) an additional ten percent (10%) of the original amount of the Initial Advance for any New Vehicle fifteen (15) months after the date of such Initial Advance. The Floor Plan Borrowers shall pay the remaining amount of such Initial Advance that is then outstanding eighteen (18) months after the date of the Initial Advance.

(B) Used Vehicle: The Floor Plan Borrowers shall pay the amount of the Initial Advance for any Used Vehicle one hundred and twenty (120) days after the date of the Initial Advance.

(C) Loaner Vehicle, Demonstrator Vehicle or other mileaged Vehicle: If any Loaner Vehicle, Demonstrator Vehicle or other mileaged Vehicle is a New Vehicle, the Floor Plan Borrowers shall pay the amount of the Initial Advance for such Vehicle in accordance with clause (A) above. If any Loaner Vehicle, Demonstrator Vehicle or other mileaged Vehicle is a Used Vehicle, such Borrowers shall pay the amount of the Initial Advance for such Vehicle in accordance with clause (B) above.

(iv) Payment Date: No later than the 10th day of the month following the month that such payment shall become due pursuant to clause (iii)(A), (B) or (C) above.

(b) Swing Line Loans. In addition to the payment obligations set forth above, the Floor Plan Borrowers shall jointly and severally repay each Swing Line Loan on the earlier to occur of (i) demand of the Swing Line Lender (provided that, in the event of such demand, the Floor Plan Borrowers shall have the right to refinance such Swing Line Loan with a Floor Plan Borrowing, subject to the other terms and conditions of this Agreement); and (ii) the Floor Plan Expiration Date.

(c) Prepayments.

(i) If for any reason the Total Floor Plan Outstandings at any time exceed the Aggregate Floor Plan Commitments then in effect, the Floor Plan Borrowers (jointly and severally) shall immediately prepay Floor Plan Loans and Swing Line Loans in an aggregate amount at least equal to such excess.

(ii) If for any reason the outstanding principal amount of Swing Line Loans at any time shall exceed the Swing Line Sublimit then in effect, the Floor Plan Borrowers (jointly and severally) shall immediately prepay Swing Line Loans in an aggregate amount at least equal to such excess.

(iii) If for any reason the outstanding principal amount of Floor Plan Loans and Swing Line Loans made to finance New Vehicles, Used Vehicles, Loaner Vehicles or Demonstrator Vehicles shall exceed the applicable sublimit set forth in the Vehicle Allocation Schedule, the Floor Plan Borrowers (jointly and severally) shall immediately prepay the Floor Plan Loans and Swing Line Loans in an aggregate amount at least equal to such excess; and if for any reason the outstanding principal amount of Floor Plan Loans and Swing Line Loans made to finance Fleet Vehicles shall exceed the applicable sublimit therefor determined by the Administrative Agent from time to time in its discretion, such Borrowers (jointly and severally) shall immediately prepay the Floor Plan Loans and Swing Line Loans in an aggregate amount at least equal to such excess.

(iv) Prepayments of the Floor Plan Loans may be made, in whole or in part, without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs as more fully set forth herein.

(d) Application. Payments required to be made by any of the Floor Plan Borrowers as set forth in clause (a)(i) and clause (c) above shall be applied in the following order: (i) first, to the outstanding principal balance and then to accrued interest on any Floor Plan Overdraft, (ii) second, to the outstanding principal balance of Swing Line Loans, and (iii) finally, to the remaining outstanding principal balance of the Floor Plan Loans. Payments required to be made by any such Borrower as set forth in clauses (a)(ii) and (a)(iii) above shall be applied first to the outstanding principal balance and then to accrued interest on the Floor Plan Loan with respect to the applicable Vehicle, and then in the order set forth in the sentence above.

(e) Disputed Loans. In the event of any disputed or duplicate Floor Plan Loan or Swing Line Loan (each a “Disputed Existing Loan”) being refinanced or paid down by any Floor Plan Loan or Swing Line Loan in reliance on information provided by any of the Floor Plan Borrowers, any Subsidiary or any existing lender or pursuant to any audit, such Borrowers will (jointly and severally) upon demand of the Required Lenders, repay any Floor Plan Loan or Swing Line Loan related to such Disputed Existing Loan, including accrued interest with respect to such Floor Plan Loan or Swing Line Loan, regardless of whether such Disputed Existing Loan has been resolved with the prior lender.

(f) Reduction or Termination. Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Floor Plan Borrowers may reduce the Aggregate Floor Plan Commitments in part or terminate the Aggregate Floor Plan Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Floor Plan Commitments of each Lender, (ii) any partial reduction pursuant to this Section 2.6(f) shall be in an amount of at least $1,000,000 and any larger multiple of $500,000 and (iii) no such reduction shall be permitted which would reduce the Floor Plan Commitments of all Lenders to an amount less than the aggregate outstanding Floor Plan Loans and Swing Line Loans unless accompanied by a prepayment of such excess.

Section 2.7. Interest and Default Rate.

(a) Interest shall accrue on the Outstanding Amount of Floor Plan Loans and Swing Line Loans at a variable rate (the “Floor Plan Rate”) per year equal to (i) the LIBOR Rate plus 1.25% per annum, in the case of Eurodollar Loans, and (ii) the Base Rate plus 0.25% per annum, in the case of Base Rate Loans. Adjustments to the Floor Plan Rate shall be effective monthly on each Interest Rate Determination Date. The Floor Plan Rate shall remain fixed during each applicable Interest Period based upon the Floor Plan Rate established hereunder on the applicable Interest Rate Determination Date. The Floor Plan Rate shall not exceed any maximum interest rate permitted by applicable law.

(b) Notwithstanding any contrary provision set forth herein, if any Event of Default has occurred and is continuing, upon request of the Required Lenders, or automatically in the case of an Event of Default under Sections 10.1(g) or (h), the Floor Plan Borrowers shall pay interest on the Outstanding Amount of Floor Plan Loans and Swing Line Loans at a rate (the “Floor Plan Default Rate”) per annum equal to the lesser of: (i) the rate per annum otherwise payable under clause (a) above or, as applicable under Section 4.3 hereof, plus two percent (2%) per annum; or (ii) the highest rate permitted by law. All such interest shall be payable on demand by the Administrative Agent.

Section 2.8. Floor Plan Guarantors. All Obligations arising under or in connection with the Floor Plan Facility shall be guaranteed by the Guarantors.

Section 2.9. Electronic Processing. Unless otherwise agreed to by the Administrative Agent and the Swing Line Lender in their respective sole discretion, the Floor Plan Borrowers must request Floor Plan Loans electronically by access to the Administrative Agent’s web based floor plan on-line system (“Floor Plan On-Line System”) in accordance with and subject to the terms and conditions established between the Administrative Agent, the Swing Line Lender and the Floor Plan Borrowers from time to time. Unless otherwise agreed to by the Administrative Agent and the Swing Line Lender in their respective sole discretion, in connection with the Floor Plan Facility, (a) interest due hereunder shall be automatically debited when due from the Floor Plan Borrowers’ (or, if agreed by such Borrowers, such Loan Party and the Administrative Agent, any other Loan Party’s) respective accounts with Truist Bank pursuant to on-line procedures established and agreed to from time to time between any such Borrower or Loan Party, the Administrative Agent and the Swing Line Lender (“On-Line Procedures”), (b) curtailments and other payments due pursuant to Section 2.6 must be made in immediately available funds on the due date thereof pursuant to On-Line Procedures, (c) any fees due hereunder must be paid in immediately available funds on the due date thereof pursuant to On-Line Procedures and (d) any other amounts otherwise due in respect of each Vehicle must be paid in immediately available funds on the due date thereof pursuant to On-Line Procedures, including automatic debits to cure Out of Balance conditions pursuant to the terms hereof. The Loan Parties have requested access to the Floor Plan On-line System to retrieve monthly bills, to permit the Loan Parties to access certain account information relating to the Floor Plan Loans and Swing Line Loans and to facilitate the making of any payments on the Floor Plan Loans and Swing Line Loans by authorizing the Administrative Agent and the Swing Line Lender to debit any one or more of any of such Borrower’s or other Loan Party’s deposit accounts with the Administrative Agent or the Swing Line Lender. In consideration for the Administrative Agent’s and the Swing Line Lender’s granting to the Loan Parties access to the Floor Plan On-line System to view loan account information and make payments, the Loan Parties acknowledge responsibility for the security of such Loan Parties’ passwords and other information necessary for access to Floor Plan On-line System, and each Loan Party fully, finally, and forever releases and discharges the Administrative Agent, the Swing Line Lender, each other Lender and their respective employees, agents and representatives from any and all causes of action, claims, debts, demands, and liabilities, of whatever kind or nature, in law or equity, that any Loan Party may now or hereafter have, in any way relating to any Loan Party’s access to, or use of, the Floor Plan On-line System, other than those arising out of the gross negligence, bad faith or willful misconduct of the Administrative Agent or the Swing Line Lender.

Article III

AMOUNT AND TERMS OF THE TERM LOANS

Section 3.1. Initial Term Loan.

(a) Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make its portion of a term loan denominated in Dollars (the “Initial Term Loan”) to the Parent Borrower, in an aggregate principal amount equal to the Initial Term Loan Commitment of such Lender, which shall be advanced as follows: (i) a portion of the Initial Term Loan in the amount of $89,386,873 shall be advanced on the Closing Date; (ii) a portion of the Initial Term Loan in the amount of $7,494,478 shall be advanced on the date of, and substantially concurrently with, the consummation of the Bachman Dealership Acquisition and the Bachman Real Property Acquisition; (iii) a portion of the Initial Term Loan in the amount of $1,361,852 shall be advanced on the date of, and substantially concurrently with, the consummation of the Beckley Hyundai Acquisition; and (iv) a portion of the Initial Term Loan in the amount of $3,056,797 shall be advanced on the date of, and substantially concurrently with, the consummation of the Beckley Subaru Acquisition (subject to the last sentence of this Section 3.1(a) and provided that each such advance date must be a Business Day). The aggregate amount of the Initial Term Loan shall consist of (x) a portion of the Initial Term Loan in the amount of $49,100,000 to finance the Bachman Real Property Acquisition, the Beckley Real Property Acquisitions, the Fuccillo Real Property Acquisition, certain other real property of the Loan Parties, and related costs and expenses (such portion, the “Real Estate Loan Portion” of the Initial Term Loan) and (y) a portion of the Initial Term Loan in the amount of $52,200,000 to finance the Bachman Dealership Acquisition, the Beckley Dealership Acquisitions, the Fuccillo Dealership Acquisition, capitalization of the Loan Parties that are automobile dealership operating companies, and related costs and expenses (such portion, the “Capital Loan Portion” of the Initial Term Loan). Amounts repaid or prepaid on the Initial Term Loan may not be re-borrowed. The execution and delivery of this Agreement by the Parent Borrower shall be deemed to constitute the Parent Borrower’s request to borrow the portion of the Initial Term Loan being advanced on the Closing Date as a Eurodollar Loan on the Closing Date. The Initial Term Loan may be, from time to time, a Base Rate Loan or Eurodollar Loan or a combination thereof. The Initial Term Loan Commitments shall be (1) reduced by the amount of any drawing of any portion thereof upon such drawing and (2) reduced to zero at 4:00 PM Eastern time on the date that is 45 days after the Closing Date (or if such day is not a Business Day, the next succeeding Business Day).

(b) The proceeds of the Initial Term Loan shall be used to (i) finance a portion of the purchase price for the Initial Acquisitions and (ii) pay for costs and expenses related to the foregoing and to the closing of the Loan Documents on the Closing Date.

(c) The Parent Borrower shall pay: (i) all accrued interest on the Initial Term Loan on the first day of each calendar month, commencing on April 1, 2021, and continuing on the first day of each calendar month thereafter; (ii) monthly principal installments on the Initial Term Loan in amounts equal to (A) $422,083.33 in the case of each of the first twelve monthly principal installments hereunder and (B) $844,166.67 in the case of each monthly principal installment thereafter, in each case on the first day of each calendar month, commencing on April 1, 2021, and continuing on the first day of each calendar month thereafter; and (iii) the remaining outstanding principal balance of the Initial Term Loan, together with all then accrued and unpaid interest thereon, on the Maturity Date with respect to the Initial Term Loan. Prepayments of the Initial Term Loan may be made, in whole or in part, without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs as more fully set forth herein.

(d) All Obligations arising under or in connection with the Initial Term Loan shall be guaranteed by the Guarantors.

Section 3.2. Interest and Default Rate.

(a) Interest shall accrue on the Outstanding Amount of each Term Loan at a variable rate (the “Term Loan Rate”) per year equal to, (i) for each Term Loan that is a Eurodollar Loan, the LIBOR Rate plus the Applicable Margin in effect from time to time for such Term Loan and (ii) for each Term Loan that is a Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time for such Term Loan. Thereafter, the applicable Borrower may elect to convert such Borrowing into a different Type as provided in Section 4.16. Adjustments to the Term Loan Rate shall be effective monthly on each Interest Rate Determination Date. The Term Loan Rate shall remain fixed during each applicable Interest Period based upon the Term Loan Rate established hereunder on the applicable Interest Rate Determination Date (subject to adjustments to the Applicable Margin as provided in the definition thereof). The Term Loan Rate shall not exceed any maximum interest rate permitted by applicable law.

(b) Notwithstanding any contrary provision set forth herein, if any Event of Default has occurred and is continuing, upon request of the Required Lenders, or automatically in the case of an Event of Default under Sections 10.1(g) and (h), the applicable Borrowers shall pay interest on each Term Loan at a rate per annum equal to the lesser of: (i) the rate per annum otherwise payable under clause (a) above or, as applicable under Section 4.3 hereof, plus two percent (2%) per annum; or (ii) the highest rate permitted by law. All such interest shall be payable on demand by the Administrative Agent.

(c) The applicable Borrowers shall pay interest on each Incremental Term Loan as provided in the definitive documentation establishing such Incremental Term Loan (to the extent inconsistent with the foregoing provisions of this Section).

Section 3.3. Funding of Borrowings. Each Lender will make available each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office. The Administrative Agent will make such Term Loans available to the applicable Borrowers in like funds as received by the Administrative Agent by (i) crediting the account of such Borrower (or of another Loan Party at such Borrower’s direction) on the books of Truist Bank with the amount of such funds, or (ii) applying such funds internally to repay existing obligations of the Loan Parties to Truist.

Section 3.4. Optional Prepayments. The applicable Borrowers shall have the right at any time and from time to time to prepay any Term Loan Borrowing, in whole or in part, without premium or penalty (except as set forth in Section 4.10 hereof), by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than 11:00 a.m. not less than three (3) Business Days prior to the date of such prepayment (or such shorter period as is acceptable to the Administrative Agent in its sole discretion). Each such notice shall be irrevocable, shall specify the proposed date of such prepayment and the principal amount of each Term Loan Borrowing or portion thereof to be prepaid, and shall otherwise be in form and content reasonably acceptable to the Administrative Agent. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with the terms hereof; provided that if a Term Loan is prepaid on a date other than the last day of an Interest Period applicable thereto, the applicable Borrowers shall also pay all amounts required pursuant to Section 4.10. Each prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans comprising such Term Loan Borrowing and to principal installments in inverse order of maturity.

Section 3.5. Mandatory Prepayments.

(a) Within one (1) Business Day following receipt by any Loan Party or any Subsidiary of any Net Cash Proceeds of any sale or disposition (other than a sale or disposition permitted by subsections (a) through (e) of Section 9.6) by any Loan Party or any Subsidiary of any of its assets (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division (unless the Delaware Divided LLC becomes a Loan Party concurrently therewith), but excluding dispositions (i) of inventory in the ordinary course of business and (ii) by a Loan Party or Subsidiary to a Loan Party), or from any casualty insurance policies or eminent domain, condemnation or similar proceedings, the Borrowers shall prepay Term Loans in an amount equal to all such Net Cash Proceeds, in each case, to the extent that, (x) except in the case of any Real Estate subject to a Mortgage at the time of such disposition, (1) the aggregate amount of such Net Cash Proceeds received by the Loan Parties and their Subsidiaries exceeds $500,000 in any Fiscal Year (and thereafter only proceeds in excess of such amount shall be subject to the requirements of this Section 3.5(a)) and (2) such Net Cash Proceeds are not reinvested in assets (excluding current assets as classified in accordance with GAAP) that are used or useful in the business of the Loan Parties and their Subsidiaries, taken as a whole, within 365 days of the date of such sale, disposition or (in the case of a casualty, eminent domain or condemnation event or similar proceeding) receipt of proceeds (it being understood that such prepayment shall be due immediately upon the expiration of the applicable period to the extent such Net Cash Proceeds are not so reinvested); provided that such reinvestment right shall only be available if the Borrowers shall have notified the Administrative Agent of the intention to reinvest such Net Cash Proceeds within five (5) Business Days of the occurrence of the applicable sale, disposition, casualty event or eminent domain, condemnation or similar proceeding; provided further that any Net Cash Proceeds received from the sale or disposition of assets owned by a Loan Party and reinvested pursuant to this clause (x) shall be reinvested in assets owned by a Loan Party, or (y) in the case of any Real Estate subject to a Mortgage at the time of such disposition, such Net Cash Proceeds are not reinvested in real or personal property that constitutes Collateral within 365 days of the date of such sale, disposition or (in the case of a casualty, eminent domain or condemnation event or similar proceeding) receipt of proceeds (it being understood that such prepayment shall be due immediately upon the expiration of the applicable period to the extent such Net Cash Proceeds are not so reinvested). Any such prepayment shall be applied in accordance with clause (d) of this Section 3.5.

(b) Immediately upon the receipt by any Loan Party or any Subsidiary of Net Cash Proceeds of any issuance of Indebtedness (other than Indebtedness permitted under Section 9.1), the Borrowers shall prepay the Obligations in accordance with clause (d) of this Section 3.5 in an amount equal to such Net Cash Proceeds.

(c) Within five (5) Business Days after the quarterly financial statements have been delivered pursuant to Section 7.1(b), beginning with the Fiscal Quarter ending June 30, 2021, the Borrowers shall prepay the Obligations in accordance with clause (e) of this Section 3.5 by an amount equal to (i) 75% of Consolidated Excess Cash Flow for the most recently completed Fiscal Quarter minus (ii) all voluntary prepayments of Loans during such Fiscal Quarter pursuant to Section 3.4; provided that if the Consolidated Leverage Ratio as of the end of such Fiscal Quarter is less than 4.00:1.00, such percentage shall be reduced to 50% of Consolidated Excess Cash Flow for such Fiscal Quarter. Any such prepayment shall be applied in accordance with clause (d) of this Section 3.5.

(d) Any prepayments made by the Borrowers pursuant to clauses (a), (b) or (c) of this Section 3.5 shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; and second, ratably to the principal balance of the Initial Term Loan and any Incremental Term Loans (unless, in the case of any such Incremental Term Loan, the documentation establishing such Incremental Term Loan provides for a treatment that is less than ratable with the Initial Term Loan), until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of such Term Loans, and applied to installments of such Term Loans (including the payments due at maturity thereof) in inverse order of maturity. In the event that the Term Loans are repaid in full, no prepayments shall be required pursuant to this Section 3.5.

(e) In addition to the amortization payments required by Section 3.1(c) and the other mandatory prepayments required above in this Section 3.5, the Borrower shall repay, not later than September 4, 2021, not less than $11,700,000 of the principal balance of the Initial Term Loan, which payment shall be applied to installments of the Initial Term Loan (including the payment due at maturity thereof) in inverse order of maturity; provided that the principal amount required to be repaid under this Section 3.5(e) shall be reduced by the amount of any reduction in the aggregate amount required to be maintained in the Restricted Accounts under Section 7.11(c) in accordance with the terms of Section 7.11(c) (for the avoidance of doubt, the principal amount required to be repaid under this Section 3.5(e) shall not be less than $10,000,000 in any event).

Section 3.6. Call Option. The Required Lenders shall have a call option pursuant to which they may, by notice to the Borrowers, require the Borrowers to repay the entire outstanding principal balance of the Initial Term Loan and any Incremental Term Loans, together with interest, any fees (including any prepayment fees) and any other amounts due thereunder, and terminate all Commitments, upon the termination of the Floor Plan Facility in whole or in part for any reason whatsoever. If the Required Lenders exercise the call option contemplated herein, the Borrowers shall, within ninety (90) days of receipt of notice from the Required Lenders or the Administrative Agent, pay or cause to be paid in full the entire outstanding principal balance of the Initial Term Loan and any Incremental Term Loans, together with interest, any fees (including any prepayment fees) and any other amounts due thereunder.

Article IV

GENERAL PROVISIONS

Section 4.1. Security.

(a) All Obligations shall be secured (i) by a first priority Lien on all Real Estate (whether now owned or hereafter acquired) of the Loan Parties, including the Mortgaged Property, all improvements and fixtures, all leases of and rents from any Real Estate, and all proceeds of the foregoing, subject to no other Liens or encumbrances except as expressly permitted hereby, and (ii) pursuant to the Security Agreement by a first priority security interest in and Lien on all personal property (including inventory of motor vehicles and parts) of each Loan Party, such personal property collateral to include all accounts, inventory, equipment, general intangibles, goods, documents, contracts, trademarks, patents, copyrights, intercompany obligations, stock, securities and notes (limited, in the case of the pledge of Equity Interests in any entity that is a “controlled foreign corporation” under Section 957 of the Code, to a pledge of sixty-five percent (65%) of the voting capital stock (and 100% of all non-voting capital stock) of each such first-tier Foreign Subsidiary to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Borrowers). Notwithstanding the foregoing, the collateral for such Obligations shall not include any Excluded Property.

(b) The Loan Parties shall cause each deposit account, disbursement account, investment account, cash management account, lockbox account or other account to be subject to a “with activation” or “springing” account control agreement in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that the Loan Parties shall have up to 60 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion) to cause any such accounts existing as of the Closing Date to become subject to such an account control agreement); provided that no such account control agreement shall be required with respect to (i) any Excluded Account or (ii) unless the Administrative Agent otherwise requires, any account maintained with the Administrative Agent.

(c) Without limiting the foregoing, the Loan Parties, as applicable, shall deliver to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, (i) the Security Agreement; (ii) the Mortgages and related Real Estate Documents; and (iii) UCC financing statements in form, substance and number as requested by the Administrative Agent, reflecting the Lien in favor of the Administrative Agent for the benefit of the Secured Parties on the applicable Collateral. In addition, and without limiting the foregoing, each Loan Party shall take such further action, and deliver or cause to be delivered such further documents and instruments, as required by the Collateral Documents or otherwise as the Administrative Agent may reasonably request to create, perfect and maintain the effectiveness and priority of the Liens contemplated by this Agreement and the Collateral Documents.

(d) At the request of the Administrative Agent from time to time, each Loan Party will execute (by its respective Responsible Officers), alone or with the Administrative Agent, any certificate, instrument, financing statement, control agreement, statement or document, or to procure any certificate, instrument, statement or document or to take such other action (and pay all related costs) which the Administrative Agent reasonably deems necessary from time to time to create, continue or preserve the Liens in Collateral (and the perfection and priority thereof) of the Administrative Agent for the benefit of the Secured Parties contemplated hereby and by the other Loan Documents and specifically including all Collateral acquired by any Loan Party after the Closing Date and all Collateral moved to or from time to time located at locations owned by third parties, including all leased locations, bailees, warehousemen and third party processors. The Administrative Agent is hereby irrevocably authorized to execute and file or cause to be filed, with or if permitted by applicable law without the signature of any Loan Party appearing thereon, all UCC financing statements reflecting the applicable Loan Party as “debtor” and the Administrative Agent as “secured party” (including financing statements describing the collateral as “all assets of debtor” or similar language), and continuations thereof and amendments thereto, as the Administrative Agent reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

(e) Each Loan Party represents, warrants and covenants that it has provided the Administrative Agent with a true and complete list of (i) the exact legal name, jurisdiction of formation and location of the chief executive office of each Loan Party and each other Person providing Collateral pursuant to the Collateral Documents on the Closing Date (such Persons, together with any other Persons that provide such Collateral at any time pursuant to the Collateral Documents, being referred to collectively as the “Grantors”), (ii) each trade name, trademark or other trade style used by such Loan Party on the Closing Date, (iii) each location in which goods constituting personal property Collateral having an aggregate value in excess of $100,000 are located as of the Closing Date, whether owned, leased or third-party locations, and (iv) with respect to each leased or third party location, the name of each owner of such location and a summary description of the relationship between the applicable Loan Party and such owner. Each Loan Party further covenants that it shall not change, and shall not permit any other Loan Party to change, its name, type of entity, jurisdiction of formation (whether by reincorporation, merger or otherwise), or the location of its chief executive office, or use or permit any other Loan Party to use, any additional trade name, trademark or other trade style, except upon giving not less than fifteen (15) days’ prior written notice to the Administrative Agent and taking or causing to be taken all such action at such Loan Party’s or such other Grantor’s expense as may be reasonably requested by the Administrative Agent to perfect or maintain the perfection of the Lien of the Administrative Agent for the benefit of the Secured Parties in any Collateral.

Section 4.2. Fees.

(a) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Floor Plan Commitment Fee”), which shall accrue on the daily amount of the unused Floor Plan Commitment of such Lender during the Floor Plan Availability Period at a rate of twenty-five basis points (0.25%) per annum. For purposes of computing the Floor Plan Commitment Fee, the Floor Plan Commitment of each Lender shall be deemed used to the extent of the outstanding Floor Plan Loans, but not Swing Line Exposure or any Swing Line Loans, of such Lender. Floor Plan Commitment Fees shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the last day of the Floor Plan Availability Period.

(b) The Borrowers shall pay, or cause to be paid, (i) on the Closing Date to the Administrative Agent, its Affiliates and the Lenders all fees in the Fee Letter that are due and payable on the Closing Date and (ii) to the Administrative Agent and its Affiliates all other fees payable from time to time pursuant to the Fee Letter, at the times and in accordance with the terms of the Fee Letter.

(c) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to Commitment Fees during such period pursuant to Section 4.2(a) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees). The pro rata payment provisions of Sections 4.13 and 4.14 shall automatically be deemed adjusted to reflect the provisions of this clause (c).

Section 4.3. Inability to Determine Interest Rates.

(a) If, prior to the commencement of any Interest Period for any Eurodollar Borrowing:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate (including, without limitation, because the Screen Rate is not available or published on a current basis) for such Interest Period, provided that no Benchmark Transition Event or Early Opt-In Election shall have occurred at such time or for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrowers and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrowers prepay such Loans in accordance with this Agreement. Unless the Borrowers notify the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Borrowing has previously been given that they elect not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Borrowing shall be made as, continued as or converted into a Base Rate Borrowing.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this clause (c), if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrowers a Term SOFR Notice.

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.3.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 4.4. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder or to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrowers and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Loan shall be made as a Base Rate Loan as part of the same Borrowing and, with respect to Eurodollar Loans, for the same Interest Period, and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 4.5. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the LIBOR Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Rate); or

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Loans made by such Lender or any participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrowers shall promptly pay, upon written notice from and demand by such Lender on the Borrowers (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of the Parent Company of such Lender) as a consequence of its obligations hereunder to a level below that which such Lender or the Parent Company of such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of the Parent Company of such Lender with respect to capital adequacy and liquidity) then, from time to time, within five (5) Business Days after receipt by the Borrowers of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender, or the Parent Company of such Lender, for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or the Parent Company of such Lender, as the case may be, specified in clause (a) or (b) of this Section 4.5 shall be delivered to the Borrowers (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrowers shall pay any such Lender such amount or amounts within five (5) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender pursuant to this Section 4.5 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reduction is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.6. Taxes.

(a) Defined Terms. For purposes of this Section 4.6, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.6) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the terms hereof relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers or any other Loan Party to a Governmental Authority pursuant to this Section 4.6, the Borrowers or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth herein) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 4.6 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the Beneficial Owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.6, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.6 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies (or originals, if required) of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.6 (including by the payment of additional amounts pursuant to this Section 4.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 4.7. Mitigation of Obligations. If any Lender requests compensation under Section 4.5, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.6, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the sole judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable under Section 4.5 or Section 4.6, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 4.8. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Swing Line Lender hereunder; third, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, fifth, to the payment of any amounts owing to the Lenders or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth herein were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.8 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) All or any part of such Defaulting Lender’s participation in Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Floor Plan Commitments (calculated without regard to such Defaulting Lender’s Floor Plan Commitment) but only to the extent that such reallocation does not cause the aggregate Floor Plan Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Floor Plan Commitment. Subject to Section 12.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, prepay Swing Line Loans in an amount equal to the shortfall in such reallocation (such that all outstanding Swing Line Loans are subject to participation by Non-Defaulting Lenders after giving effect to such reallocation (to the extent it can be effected) and prepayment of Swing Line Loans).

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent and Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swing Line Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 4.8(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 4.9. Replacement of Lenders. If (a) any Lender requests compensation under Section 4.5, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.6, or (b) any Lender is a Defaulting Lender, or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 12.3(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 12.5(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.5 or 4.6, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 4.5 or payments required to be made pursuant to Section 4.6, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non-Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 4.10. Funding Indemnity. In the event of (a) the payment of any principal of a Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Loan other than on the last day of the Interest Period applicable thereto or (c) the failure by the applicable Borrowers to borrow or prepay any Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrowers shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan if such event had not occurred at the LIBOR Rate applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow or convert, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest that would accrue on the principal amount of such Loan for the same period if the LIBOR Rate were set on the date such Loan was prepaid or converted or the date on which the Borrower failed to borrow, or convert such Eurodollar Loan. A certificate as to any additional amount payable under this Section submitted to the applicable Borrowers by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 4.11. Joint and Several Liability.

(a) Notwithstanding any other provision of this Agreement (but subject to Section 1.6), the Borrowers shall be jointly and severally liable as primary obligors, and not merely as sureties, for any and all Obligations now or hereafter owed to the Administrative Agent, the Swing Line Lender and the Lenders, whether voluntary or involuntary and however arising, whether direct or acquired by any Lender by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined (such Obligations, the “Borrowers’ Liabilities”). Any request or notice delivered by any Borrower to the Administrative Agent, the Swing Line Lender or any other Lender hereunder or under any other Loan Document (including any Notice of Borrowing) shall be deemed a request or notice delivered and authorized by all of the Loan Parties. Any request or notice delivered to any Loan Party hereunder or under any other Loan Document shall be deemed to have been delivered to all of the Loan Parties hereunder. Each Loan Party hereby irrevocably appoints each other Loan Party as its agent hereunder and under the other Loan Documents for all purposes, including for giving and receiving requests and notices (including any Notice of Borrowing). Neither the Administrative Agent, the Swing Line Lender nor any other Lender shall be responsible for, or have any duty to inquire as to or monitor, which Loan Party uses any advance hereunder requested by any Borrower or other Loan Party.

(b) Each Loan Party expressly waives any and all defenses now or hereafter arising or asserted by reason of (i) any lack of legality, validity or enforceability of this Agreement, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to Loans, Obligations or any guaranty of any of the Borrowers’ Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”); (ii) any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided; (iii) any acceleration of the maturity of any of the Borrowers’ Liabilities or of any other obligations or liabilities of any Person under any of the Related Agreements; (iv) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Borrowers’ Liabilities, or for any other obligations or liabilities of any Person under any of the Related Agreements; (v) any dissolution of any Loan Party or any other party to a Related Agreement, or the combination or consolidation of any Loan Party or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of any Loan Party or any other party to a Related Agreement; (vi) any extension (including extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, this Agreement or any other Loan Document or any other Related Agreement, in whole or in part; (vii) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Borrowers’ Liabilities; (viii) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in this Agreement, any other Loan Document or any other Related Agreement, including any term pertaining to the payment or performance of any of the Borrowers’ Liabilities, or any of the obligations or liabilities of any party to any other Related Agreement; and (ix) any other circumstance whatsoever (with or without notice to or knowledge of any Loan Party) which may or might in any manner or to any extent vary the risks of such Loan Party, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that resort be had to any Loan Party or any other Person or to any collateral in respect of the Borrowers’ Liabilities (other than payment or performance). It is the express purpose and intent of the parties hereto that the joint and several liability of each Borrower for the Borrowers’ Liabilities, and the obligations of the Guarantors under the Loan Documents, shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided. Notwithstanding the foregoing, the liability of each Borrower with respect to its Borrowers’ Liabilities shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law.

Section 4.12. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitments of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class thereof and the Interest Period applicable thereto, (iii) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of the Loans and (iv) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be conclusive and binding as to the existence and amounts of the obligations of the Borrowers therein recorded absent manifest error; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) This Agreement evidences the obligation of the Borrowers to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swing Line Lender) at any time, the Borrowers agree that they will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(c) In addition to the accounts and records referred to in clause (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 4.13. Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers hereunder or under any other Loan Document shall be made in immediately available funds, free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder or under any other Loan Document shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Payment Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s lending office. All payments received by the Administrative Agent after 12:00 noon may, in the discretion of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments hereunder shall be made in Dollars.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available on such date in accordance with the requirements of this Agreement and may (in its sole discretion), in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its Pro Rata Share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to the applicable Loan(s). If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its Pro Rata Share of the applicable Borrowing to the Administrative Agent, then the amount so paid (other than any such interest and fees as aforesaid) shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim any Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may (in its sole discretion), in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided herein, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Borrowing set forth herein are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Swing Line Loans and to make payments pursuant to Section 12.4 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 12.4 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 12.4.

(e) Interest and Fees. Except as otherwise stated in this Agreement, all interest and fees will be computed on the basis of a 360-day year and the actual number of days elapsed. Installments of principal that are not paid when due under this Agreement shall continue to bear interest until paid. Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing (other than Swing Line Borrowings) shall be made from the Lenders, each payment of fees hereunder shall be made for account of the Lenders, and each termination or reduction of the amount of any Commitments shall be applied to the respective applicable Commitments of the Lenders, pro rata according to the amounts of their respective Commitments and Loans; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments with respect to the Loans being borrowed (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing; (iii) each payment or prepayment of principal of Loans by the Borrowers shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them and being repaid; and (iv) each payment of interest on Loans by the Borrowers shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(h) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal and interest under any Loans and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder with respect to such Loans, pro rata to the Lenders based on their respective pro rata shares of such interest and fees under or with respect to such Loans and fourth, to all principal of such Loans then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal.

Section 4.14. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(1) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Swing Line Loans to any assignee or participant, other than an assignment to any Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

Section 4.15. Increase of Commitments; Additional Lenders.

(a) From time to time after the Closing Date and in accordance with this Section 4.15, the Borrowers and one (1) or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the Aggregate Floor Plan Commitments hereunder (each such increase, an “Incremental Commitment”), or establish one or more increases to the Initial Term Loan or separate incremental term loan tranches (each such term loan increase or separate incremental term loan tranche, an “Incremental Term Loan”) so long as the following conditions are satisfied:

(i) the aggregate principal amount of all such Incremental Commitments and all Incremental Term Loans made pursuant to this Section 4.15 shall not exceed $0;

(ii) the Borrowers shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed Incremental Commitment or Incremental Term Loan;

(iii) at the time of and immediately after giving effect to any such proposed Incremental Commitment or Incremental Term Loan, no Default or Event of Default shall exist and all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects);

(iv) any increase in Aggregate Floor Plan Commitments shall be part of, and shall have terms identical to those of, the other Floor Plan Commitments under this Agreement, except for fees payable to the Lenders providing commitments for such increase in the Aggregate Floor Plan Commitments;

(v) amortization, pricing and use of proceeds applicable to any Incremental Term Loan established as a separate term loan tranche (rather than as an additional advance under the Initial Term Loan) shall be as set forth in the definitive documentation establishing such Incremental Term Loan; provided that (A) any such Incremental Term Loan shall have a final maturity date that is no earlier than the Maturity Date with respect to any Term Loan (including any other then-existing Incremental Term Loan), (B) the weighted average life to maturity (determined by the Administrative Agent in accordance with its customary financial practice) of such Incremental Term Loan shall not be shorter than the weighted average life to maturity of any Term Loan (including any other then-existing Incremental Term Loan), (C) the terms of such Incremental Term Loan (other than pricing, maturity, amortization, premiums and other economic terms, which shall be agreed among the Borrowers and the Lenders providing such Incremental Term Loan) shall be (1) consistent with the terms of the Initial Term Loan or (2) not materially, subject to the preceding clauses (A) and (B) more restrictive to the Loan Parties when taken as a whole than the terms of the Initial Term Loan and reasonably satisfactory to the Administrative Agent, and (D) any Incremental Term Loan constituting an additional advance under or increase to the Initial Term Loan shall be part of, and shall be on the same terms (including amortization, pricing and maturity) as, the Initial Term Loan (except for fees payable to the Lenders providing such additional advance under or increase to the Initial Term Loan);

(vi) the Loan Parties and their Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VIII as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 7.1(a) or (b), calculated as if all such Incremental Term Loans had been made and all such Incremental Commitments had been established and fully funded (and giving effect to the use of proceeds thereof) as of the first day of the relevant period for testing compliance;

(vii) any collateral securing any such Incremental Commitments or Incremental Term Loans shall also secure all other Obligations on a pari passu basis;

(viii) in addition to the other applicable conditions to effectiveness set forth herein, any Incremental Commitments or Incremental Term Loan Commitments shall be effective only upon receipt by the Administrative Agent of (A) additional Floor Plan Commitments in a corresponding amount of such requested Incremental Commitments, or Incremental Term Loan Commitments in a corresponding amount of such requested Incremental Term Loans, from either existing Lenders and/or one or more other institutions that qualify as assignees under Section 12.5 (each such institution, an “Additional Lender”) and (B) documentation from each existing Lender or Additional Lender providing an Incremental Commitment or Incremental Term Loan Commitment evidencing its agreement to provide an Incremental Commitment and/or Incremental Term Loan Commitment and its acceptance of the obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent; and

(ix) all other terms and conditions with respect to any such Incremental Commitments and Incremental Term Loan Commitments shall be reasonably satisfactory to the Administrative Agent.

(b) The Borrowers shall provide at least twenty (20) days’ (or such shorter period as is consented to by the Administrative Agent) written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment or Incremental Term Loan Commitment. The Borrowers may also, but are not required to, specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Floor Plan Commitments and/or provide any Incremental Term Loan Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Floor Plan Commitment and/or provide an Incremental Term Loan Commitment, as applicable. Each Increasing Lender shall as soon as practicable, and in any case within ten (10) Business Days following receipt of such notice, specify in a written notice to the Borrowers and the Administrative Agent the amount of such proposed Incremental Commitment or Incremental Term Loan Commitment that it is willing to provide. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Floor Plan Commitment, or to provide any Incremental Term Loan Commitment, and any decision by a Lender to do so shall be made in its sole discretion independently from any other Lender. Neither the Arranger nor any Lender shall have any responsibility for arranging any such Incremental Commitments or Incremental Term Loan Commitments without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith. Only the consent of each Increasing Lender (and, if applicable, each Additional Lender with respect to any Incremental Commitment or Incremental Term Loan Commitment) shall be required to implement any Incremental Commitment or Incremental Term Loan Commitment, as applicable, pursuant to this Section 4.15 (and, notwithstanding anything to the contrary in Section 12.3, this Agreement may be amended with only the consent of the Increasing Lenders, the Additional Lenders (if any) providing such Incremental Commitments or Incremental Term Loan Commitments, the Borrowers and the Administrative Agent to establish any Incremental Commitment or Incremental Term Loan Commitment in accordance with this Section 4.15 and make such changes as the Administrative Agent deems appropriate in connection therewith (including to (x) increase the amount of the required monthly principal payments for the Initial Term Loan in connection with an Incremental Term Loan that is an increase to the Initial Term Loan and (y) if and to the extent any such Incremental Commitment or Incremental Term Loan Commitment is being established to finance the acquisition of a Kia, Hyundai or Subaru dealership, or any other dealership for which the relevant manufacturer so requires, to make such amendments to this Agreement and the other Loan Documents as the Administrative Agent deems appropriate in order to treat the Obligations in respect of such Incremental Commitment or Incremental Term Loan Commitment in a manner similar to the treatment of the Capital Loan Portion of the Initial Term Loan in Section 1.6 hereof, or in such other manner as is necessary to obtain the approval of the relevant manufacturer in connection with such transactions)). No Lender which declines to increase the principal amount of its Floor Plan Commitment or to provide any Incremental Term Loan Commitment may be replaced with respect to its existing Floor Plan Commitment or Term Loans, as applicable, as a result thereof without such Lender’s consent. If any Lender shall fail to notify the Borrowers and the Administrative Agent in writing about whether it will increase its Floor Plan Commitment or provide any Incremental Term Loan Commitment within ten (10) Business Days after receipt of such notice, such Lender shall be deemed to have declined to increase its Floor Plan Commitment or provide any Incremental Term Loan Commitment, as applicable. The Borrowers may accept some or all of the offered amounts or designate Additional Lenders hereunder in accordance with this Section 4.15, which Additional Lenders may provide all or a portion of such Incremental Commitment or Incremental Term Loan Commitment. The Borrowers and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Commitments and Incremental Term Loan Commitments among the Increasing Lenders and the Additional Lenders. The sum of the increases in the Floor Plan Commitments and the Incremental Term Loan Commitments of the Increasing Lenders, plus the Floor Plan Commitments and Incremental Term Loan Commitments of the Additional Lenders, shall not in the aggregate exceed the limitations on the aggregate amount thereof set forth in Section 4.15(a)(i) in any case.

(c) Subject to clauses (a) and (b) of this Section 4.15, any Incremental Commitment or Incremental Term Loan Commitment requested by the Borrowers shall be effective upon delivery to the Administrative Agent of each of the following documents:

(i) an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Loan Parties, by each Additional Lender and by each Increasing Lender, setting forth the Incremental Commitments and Incremental Term Loan Commitments, as applicable, of such Lenders and the terms thereof and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;

(ii) all documents (including authorizing resolutions of each Loan Party, incumbency certificates, certified organizational documents and certificates of existence/good standing) as the Administrative Agent reasonably requires relating to corporate matters with respect to each Loan Party and the necessary authority for such Incremental Commitment or Incremental Term Loan Commitment and the validity thereof, and any other matters relevant thereto, together with such opinions of counsel to the Loan Parties with respect to such Incremental Commitment or Incremental Term Loan and the documentation therefor as the Administrative Agent reasonably requires, all in form and substance reasonably satisfactory to the Administrative Agent;

(iii) a certificate of the Borrowers signed by a Responsible Officer thereof, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in clause (a) of this Section has been satisfied (including reasonably detailed calculations of the financial covenants set forth in Article VIII in accordance with subsection (a)(vi) of this Section);

(iv) to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Commitments or Incremental Term Loans, issued by the applicable Borrowers in accordance with the terms hereof;

(v) such amendments to the Collateral Documents as the Administrative Agent requires to ensure that the Obligations (after giving effect to any Incremental Commitment or Incremental Term Loan Commitment) are secured thereby; and

(vi) any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

Upon the effectiveness of any such Incremental Commitment or the extension of any such Incremental Term Loan, the Commitments and Pro Rata Shares of each Lender will be adjusted to give effect to the Incremental Commitments and/or the Incremental Term Loans, as applicable, and Schedule I shall automatically be deemed amended accordingly.

(d) Subject to the other provisions above in this Section 4.15, each Incremental Term Loan shall be repayable as provided in the documentation establishing such Incremental Term Loan. Amounts repaid on any Incremental Term Loan may not be reborrowed.

Section 4.16. Interest Conversions.

(a) Any Borrower may elect to convert any applicable Borrowing into a different Type as provided in this Section. To make an election pursuant to this Section 4.16, the applicable Borrower shall give the Administrative Agent irrevocable notice of each Borrowing that is to be converted which may be given by (i) telephone or (ii) a notice substantially in the form of Exhibit 4.16 attached hereto (a “Notice of Conversion”); provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Conversion. Each such Notice of Conversion must be received by the Administrative Agent not later than (x) 11:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) 11:00 a.m. one (1) Business Day prior to a conversion into a Eurodollar Borrowing. Each such Notice of Conversion shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion, which shall be a Business Day, and (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing. The principal amount of any resulting Borrowing shall satisfy any applicable minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth herein.

(b) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the applicable Borrower shall have failed to deliver a Notice of Conversion, then, unless such Borrowing is repaid as provided herein, such Borrowing shall continue as a Eurodollar Borrowing. No Borrowing may be converted into a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loan shall be permitted except on the last day of the Interest Period in respect thereof.

(c) Upon receipt of any Notice of Conversion, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Article V

CONDITIONS PRECEDENT TO LOANS

Section 5.1. Conditions to Effectiveness. The obligations of the Lenders (including the Swing Line Lender) to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.3):

(a) The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Arranger and their Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arranger and, in the case of expenses, invoiced at least one (1) Business Day prior to the Closing Date.

(b) the Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:

(i) a counterpart of this Agreement and the other Loan Documents signed by or on behalf of each party hereto or thereto or written evidence satisfactory to the Administrative Agent (which may include electronic transmission of such signed signature page) that such party has signed a counterpart of this Agreement and the other Loan Documents to which such party is a party;

(ii) a certificate of the Secretary or Assistant Secretary (or such other officer or manager of such Loan Party acceptable to the Administrative Agent) of each Loan Party attaching and certifying (A) copies of its bylaws, partnership agreement or limited liability company agreement, (B) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, and (C) copies of resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(iii) certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(iv) favorable written opinions of counsel (including local counsel) to the Loan Parties addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request;

(v) a certificate dated as of the Closing Date and signed by a Responsible Officer of the Loan Parties, certifying that (A) after giving effect to the funding of Loans on the Closing Date, including any initial Floor Plan Borrowing, and the other Related Transactions occurring on the Closing Date, no Default or Event of Default exists and all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects) except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects), (B) since the date of the financial statements described in Section 6.4(a), there has been no change which has had or could reasonably be expected to have a (1) Material Adverse Effect or (2) to the knowledge of the Loan Parties a material adverse effect on the assets being acquired in the Closing Date Initial Acquisitions and the businesses related thereto, and (C) the condition specified in Section 5.1(d) is satisfied as of the Closing Date;

(vi) if required by the Administrative Agent, a duly executed Notice of Floor Plan Borrowing for any initial Floor Plan Borrowing;

(vii) a duly executed funds disbursement agreement or direction letter, together with a report setting forth the sources and uses of the proceeds hereof;

(viii) (A) copies of all consents, approvals, authorizations, registrations, filings and orders required to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, the consummation of the other Related Transactions on the Closing Date or any of the other transactions contemplated by the Loan Documents, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof (including the Related Transactions) shall be ongoing, (B) copies of all consents, approvals and authorizations from manufacturers and franchises to evidence approval of the Loans and Credit Agreement (if applicable) and the Closing Date Initial Acquisitions, and in each case such consents, approvals and authorizations shall be in full force and effect, and the Administrative Agent shall have received a certificate dated as of the Closing Date and signed by a Responsible Officer of the Loan Parties as to the matters in this clause (viii);

(ix) copies of such financial statements of, and other financial information relating to, the Loan Parties and their Subsidiaries, the Initial Acquisition targets and the businesses related thereto as the Administrative Agent requires;

(x) a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Article VIII hereof (based on the financial statements of the Loan Parties and their Subsidiaries, and of the businesses being acquired in the Initial Acquisitions, as of December 31, 2020), calculated on a pro forma basis giving effect to the funding of Loans and the consummation of the other Related Transactions (and setting forth in reasonable detail such calculations);

(xi) a certificate, dated the Closing Date and signed by a Responsible Officer of each of the Loan Parties, certifying that, both before and after giving effect to the funding of Loans on the Closing Date and the consummation of the other Related Transactions, each Loan Party is Solvent individually and the Loan Parties are Solvent on a consolidated basis;

(xii) (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Collateral Documents, as requested by the Administrative Agent in order to perfect such Liens, duly authorized by the Loan Parties, (B) copies of favorable UCC, tax, judgment and intellectual property lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties (and of the sellers in the Initial Acquisitions), in each case to the extent required by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances and Liens to be released on the Closing Date, and (C) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Collateral Documents or any other pledge agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of organization of such Person);

(xiii) Real Estate Documents with respect to all Real Estate owned (or being acquired) by the Loan Parties as of the Closing Date, together with (A) copies of leases of each location leased by any Loan Party as of the Closing Date and (B) a duly executed Landlord Waiver, in form and substance reasonably satisfactory to the Administrative Agent, from the landlord of each location leased (or being leased or to be leased) by a Loan Party as identified in Schedule 6.23 (other than the leased property located at 1425 Del Prado Boulevard, Cape Coral, Florida 33990);

(xiv) in each case to the extent required by the Administrative Agent, copies of duly executed payoff letters, in form and substance satisfactory to the Administrative Agent, executed by each of the lenders (or the administrative agent thereof) of any existing Indebtedness of the Loan Parties or of the sellers in the Closing Date Initial Acquisitions necessary to terminate any Liens on the assets being acquired in the Closing Date Initial Acquisitions, together with (A) UCC-3 or other appropriate termination statements, in form and substance satisfactory to the Administrative Agent, releasing all liens of such lenders or agent upon any of the personal property of the Loan Parties and their Subsidiaries and the assets being acquired in the Closing Date Initial Acquisitions, (B) cancellations and releases releasing all Liens of such lenders or agent upon any of the real property of the Loan Parties and their Subsidiaries and the real property being acquired in the Closing Date Initial Acquisitions, and (C) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness owed to any existing lenders;

(xv) certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, together with endorsements naming the Administrative Agent as additional insured on the Loan Parties’ liability insurance policies and lender’s loss payee and/or mortgagee on the Loan Parties’ property insurance and casualty insurance policies, in form and substance reasonably acceptable to the Administrative Agent;

(xvi) all documentation and other information that the Administrative Agent or any Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and, with respect to any Borrower that is a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to such Borrower to the extent requested by any Lender;

(xvii) to the extent required by the Administrative Agent, if any of the Loans being borrowed on the Closing Date are Eurodollar Loans, a funding indemnity letter received by the Administrative Agent not less than three (3) Business Days prior to the date hereof (or such later date as the Administrative Agent approves in its discretion); and

(xviii) with respect to each automobile dealership owned or operated by a Loan Party as of the Closing Date (including all of the automobile dealerships being acquired in the Closing Date Initial Acquisitions), either (A) a copy of a Franchise Agreement, if available, certified by a Responsible Officer of the Borrowers to be true and complete and in full force and effect, or (B) evidence of the conditional consent of the applicable manufacturer to the acquisition and operation of such dealership by a Loan Party pursuant to the applicable Closing Date Initial Acquisition.

(c) Substantially simultaneously with the funding of the initial Loans on the Closing Date, the Borrower shall have deposited (or shall cause to be deposited) not less than $11,700,000 in the aggregate into deposit accounts (or such other restricted accounts or products in the Administrative Agent’s sole discretion) of the Loan Parties at Truist Bank, as depositary, from which the Administrative Agent has received (or shall receive within five (5) Business Days of the Closing Date) one or more duly executed restricted account control agreements (blocking access by the Loan Parties to such accounts and the funds therein) in form and substance reasonably satisfactory to the Administrative Agent (collectively, the “Restricted Accounts”), which amount shall be used to prepay the Initial Term Loan pursuant to the terms of Section 3.5(e).

(d) The Closing Date Initial Acquisitions shall have been (or shall be) consummated substantially simultaneously with the funding of the initial Loans on the Closing Date in material compliance with the Initial Acquisition Agreements related thereto, without giving effect to any amendment, waiver, modification, supplement or consent of or to any such Initial Acquisition Agreement (or any exhibit or schedule thereto) without the prior written consent of the Administrative Agent. The Administrative Agent shall have received copies of the Initial Acquisition Agreements and all other material Initial Acquisition Documents (in each case including all exhibits, schedules, annexes and amendments thereto), each in form and substance reasonably satisfactory to the Administrative Agent and the Arranger, each certified by a Responsible Officer of the Loan Parties to be true and complete and in full force and effect.

Without limiting the generality of the provisions of this Section 5.1, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 5.2. Conditions to Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects);

(c) since the date of the most recently delivered audited financial statements of the Loan Parties and their Subsidiaries, there shall have been no change which has had or would reasonably be expected to have a Material Adverse Effect;

(d) the Borrowers shall have delivered the required Notices of Borrowing and, in the case of any borrowing if the Initial Term Loan after the Closing Date, the Parent Borrower shall, if requested by the Administrative Agent, provide the Administrative Agent with a customary borrowing notice, in form and detail and on terms satisfactory to the Administrative Agent; and

(e) in the case of any Initial Term Loan advance to occur after the Closing Date:

(i) the Administrative Agent shall have received reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Arranger and their Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) incurred by them in connection herewith, to the extent invoiced at least one (1) Business Day prior to the date of such advance;

(ii) in the case of the advance to finance the Bachman Dealership Acquisition and Bachman Real Property Acquisition, (A) a Mortgage duly executed by a Responsible Officer of LMP Greeneville RE BBCBCG, LLC, encumbering the real property that is the subject of the Bachman Real Property Acquisition, (B) a title insurance policy (or, if permitted by the Administrative Agent, a pro forma title insurance policy, to be followed by an issued title insurance policy reflecting such pro forma policy) with respect to such Mortgage encumbering the real property that is the subject of the Bachman Real Property Acquisition and (C) a favorable written opinion of counsel to the Loan Parties addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, such Mortgage and the related transactions as the Administrative Agent shall reasonably request;

(iii) the Administrative Agent (or its counsel) shall have received, to be in form and substance satisfactory to the Administrative Agent, a certificate dated as of the date of such advance and signed by a Responsible Officer of the Loan Parties, certifying that (A) after giving effect to such Initial Term Loan advance and any other borrowings on such date, and the other Related Transactions occurring on such date, no Default or Event of Default exists and all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects) except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects), (B) since the date of the financial statements described in Section 6.4(a), there has been no change which has had or could reasonably be expected to have a (1) Material Adverse Effect or (2) to the knowledge of the Loan Parties a material adverse effect on the assets being acquired in the Post-Closing Initial Acquisition(s) being consummated on such date and the businesses related thereto, and (C) the condition specified in clause (iv) below is satisfied as of the such date;

(iv) the Post-Closing Initial Acquisition(s) in connection with which such Initial Term Loan advance is being made shall have been (or shall be) consummated substantially simultaneously with the funding of such Initial Term Loan advance on such date in material compliance with the Initial Acquisition Agreements related thereto, without giving effect to any amendment, waiver, modification, supplement or consent of or to any such Initial Acquisition Agreement (or any exhibit or schedule thereto) without the prior written consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed;

(v) the Administrative Agent (or its counsel) shall have received a duly executed funds disbursement agreement or direction letter, together with a report setting forth the sources and uses of the proceeds hereof, in form and substance satisfactory to the Administrative Agent,

(vi) with respect to each automobile dealership being acquired in the Post-Closing Initial Acquisition(s) being consummated in connection with which such Initial Term Loan advance, either (A) a copy of a Franchise Agreement, if available, certified by a Responsible Officer of the Borrowers to be true and complete and in full force and effect, or (B) evidence of the conditional consent of the applicable manufacturer to the acquisition and operation of such dealership by a Loan Party pursuant to the applicable Post-Closing Initial Acquisition(s), and the Administrative Agent shall have received a certificate dated as of the date of such advance and signed by a Responsible Officer of the Loan Parties as to the matters in this clause (vi);

(vii) a certificate, in form and substance satisfactory to the Administrative Agent, dated the date of such advance and signed by a Responsible Officer of each of the Loan Parties, certifying that, both before and after giving effect to the funding of such Initial Term Loan advance (and any other Loans) on such date and the consummation of the other Related Transactions occurring on such date, each Loan Party is Solvent individually and the Loan Parties are Solvent on a consolidated basis;

(viii) to the extent required by the Administrative Agent, copies of duly executed payoff letters, in form and substance satisfactory to the Administrative Agent, executed by each of the lenders (or the administrative agent thereof) of any existing Indebtedness of the sellers in the Post-Closing Initial Acquisition(s) being consummated necessary to terminate any Liens on the assets being acquired in such Post-Closing Initial Acquisition(s), together with (A) UCC-3 or other appropriate termination statements, in form and substance satisfactory to the Administrative Agent, releasing all liens of such lenders or agent upon any of the assets being acquired in such Post-Closing Initial Acquisition(s), (B) cancellations and releases releasing all Liens of such lenders or agent upon any of the real property being acquired in Post-Closing Initial Acquisition(s), and (C) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness owed to any existing lenders; and

(ix) to the extent required by the Administrative Agent, updated certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, together with updated endorsements naming the Administrative Agent as additional insured on the Loan Parties’ liability insurance policies and lender’s loss payee and/or mortgagee on the Loan Parties’ property insurance and casualty insurance policies, in form and substance reasonably acceptable to the Administrative Agent and covering the property and locations being acquired in the Post-Closing Initial Acquisition(s) being consummated and the related Loan Parties.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in clauses (a), (b) and (c) of this Section 5.2.

Section 5.3. Conditions to all New Vehicle Floor Plan Borrowings Pursuant to a Payment Commitment or a Payoff Letter Commitment. The obligation of the Lenders to honor any request for a Floor Plan Borrowing or Swing Line Borrowing, including pursuant to a Payment Commitment or a Payoff Letter Commitment, is subject to the following additional conditions precedent:

(a) To the extent required pursuant to the terms of such Payment Commitment or Payoff Letter Commitment, as the case may be, or otherwise required by the Administrative Agent or Swing Line Lender, the Administrative Agent or Swing Line Lender shall have received a manufacturer/distributor invoice, cash draft, electronic record, depository transfer check, sight draft, or such other documentation as may be specified in such Payment Commitment or Payoff Letter Commitment or otherwise required by the Administrative Agent or Swing Line Lender, identifying the Vehicles delivered or to be delivered to the applicable Loan Party; and

(b) any other conditions precedent set forth in any applicable Payment Commitment or Payoff Letter Commitment.

Section 5.4. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article V, unless otherwise specified, shall be delivered to the Administrative Agent in such number of counterparts or copies as the Administrative Agent requires and shall be in form and substance satisfactory in all respects to the Administrative Agent.

Article VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and each Lender as follows:

Section 6.1. Existence; Power. Each Loan Party and each Subsidiary (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 6.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Loan Parties and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Parties, will constitute, valid and binding obligations of the Borrowers or such Loan Parties (as the case may be), enforceable against each such Person in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 6.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by each of the Loan Parties of the Loan Documents to which each is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of the Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any material Contractual Obligation of any Loan Party or any of the Subsidiaries or any of their assets or give rise to a right thereunder to require any payment to be made by any Loan Party or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of the Subsidiaries except Liens (if any) created under the Loan Documents.

Section 6.4. Financial Statements. The Loan Parties have furnished to each Lender (a) (i) the audited balance sheets of the Borrowers and their Subsidiaries as of December 31, 2019 and the related audited statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, and (ii) the audited balance sheets of each of the businesses being sold in the Initial Acquisitions, and their related sellers, as of December 31, 2019 and the related audited statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended; and (b) (i) the unaudited consolidated balance sheet of the Borrowers and their Subsidiaries as of September 30, 2020 and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, and (ii) the internally prepared financial statements of the businesses being sold in the Initial Acquisitions, and their related sellers, as of the close of and for the month of December, 2020. Such financial statements fairly present the consolidated financial condition of the Borrowers and their Subsidiaries and, to the Loan Parties, knowledge, of each of the businesses being sold in the Initial Acquisitions and their related sellers, as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b). Since December 31, 2019, (i) there have been no changes with respect to any of the Loan Parties or their Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) to the Loan Parties’ knowledge, there have been no changes with respect to any of businesses being sold in the Initial Acquisitions, and their related sellers, which have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on such businesses.

Section 6.5. Litigation and Environmental Matters.

(a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b) Except for matters that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither any Loan Party nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 6.6. Compliance with Laws and Agreements. Each Loan Party and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.7. Investment Company Act. No Loan Party or any Subsidiary is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Section 6.8. Taxes. Each Loan Party and Subsidiary has timely filed or caused to be filed all Federal and state income tax returns and all other material tax returns that are required to be filed by it, and has paid all Taxes shown to be due and payable on such returns or on any other material assessments made against it or its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which any Loan Party or Subsidiary, as the case may be, have set aside on their books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Loan Parties and their Subsidiaries in respect of such taxes are adequate, and, to the knowledge of the Loan Parties, no tax liabilities that could be materially in excess of the amount so provided are anticipated. To the knowledge of the Loan Parties, there is no proposed tax assessment against any Loan Party which could, if made, reasonably be expected to result in a Material Adverse Effect.

Section 6.9. Margin Regulations. None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Borrowers nor any of the Subsidiaries are engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 6.10. ERISA. Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would reasonably be expected to adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or is reasonably expected to occur. There exists no Unfunded Pension Liability with respect to any Plan. None of the Loan Parties or the Subsidiaries nor any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five (5) calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Loan Parties, any of the Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in liability to the Loan Parties or the Subsidiaries. The Loan Parties, the Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan, or by any contract or agreement requiring contributions to a Plan. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. No Loan Party, nor any Subsidiaries nor any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. Each Non-U.S. Plan, if any, has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to the Loan Parties or the Subsidiaries. All contributions required to be made with respect to a Non-U.S. Plan, if any, have been timely made. Neither the Loan Parties nor the Subsidiaries have incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Loan Parties’ most recently ended Fiscal Year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities. As of the Closing Date, each Borrower is not and will not be (i) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Code, (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code, as determined pursuant to Section 3(42) of ERISA, or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA.

Section 6.11. Ownership of Property; Insurance.

(a) Each of the Loan Parties and their Subsidiaries have good title to, or valid leasehold interests in, all of their real and personal property material to the operation of their business, including all such properties reflected in the most recent audited consolidated balance sheets of the Loan Parties or purported to have been acquired by the Loan Parties or any of the Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Loan Parties and their Subsidiaries are valid and subsisting and are in full force.

(b) Each of the Loan Parties and their Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property related to their business, and the use thereof by each of the Loan Parties and their Subsidiaries does not infringe on the rights of any other Person.

(c) The properties of the Loan Parties and the Subsidiaries are insured with insurance companies having A.M. Best ratings of A-IX or better which are not Affiliates of the Loan Parties, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the Subsidiaries operate (and in any case, in such amounts and with such coverages as are required by law). No Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, except to the extent that the applicable Loan Party maintains flood insurance with respect to such improved Real Estate in compliance with the requirements of Section 7.8.

Section 6.12. Disclosure. The Borrowers have disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information (other than information of a general economic nature and general information about the Loan Parties’ industry) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to forward-looking or projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared and at the time delivered to the Administrative Agent or any Lender. The information included in each Beneficial Ownership Certification delivered to any Lender is true and correct in all respects.

Section 6.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against any Loan Party or any Subsidiary of a Loan Party, or, to any Loan Party’s knowledge, threatened against or affecting any Loan Party or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against any Loan Party or any of its Subsidiaries, or, to any Loan Party’s knowledge, threatened against any of them before any Governmental Authority. All payments due from any Loan Party or any Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the applicable Loan Party or Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.14. Subsidiaries. Schedule 6.14 sets forth the name of, the ownership interest of the applicable Loan Parties in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary and the other Loan Parties, in each case as of the Closing Date.

Section 6.15. Solvency. After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement (and, in the case of the Closing Date and each other date of consummation of any Initial Acquisition, the other Related Transactions occurring in connection therewith), each Loan Party is Solvent individually and the Loan Parties are Solvent on a consolidated basis.

Section 6.16. Deposit and Disbursement Accounts. Schedule 6.16 lists all banks and other financial institutions at which any of the Loan Parties maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.

Section 6.17. Collateral Documents.

(a) The Security Agreement is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein), and when UCC financing statements in appropriate form are filed in the offices specified in the Security Agreement, the Security Agreement shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 9.2. When the certificates (if any) evidencing all Capital Stock pledged pursuant to the Security Agreement are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Capital Stock shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.

(b) Each Mortgage, when duly executed and delivered by the relevant Loan Party, will be effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien on all of such Loan Party’s right, title and interest in and to the Real Estate of such Loan Party covered thereby and the proceeds thereof, and when such Mortgage is filed in the real estate records where the respective Mortgaged Property is located, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Loan Party in such Real Estate and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 9.2.

Section 6.18. Material Agreements. As of the Closing Date, all Material Agreements of the Borrowers and the Subsidiaries are in full force and effect. The Borrowers do not have any knowledge of any pending amendments or threatened termination of any such Material Agreement. As of the Closing Date, the Borrowers have made available to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith) requested by the Administrative Agent.

Section 6.19. Sanctions and Anti-Corruption Laws.

(a) None of the Loan Parties or any Subsidiaries or, to the knowledge of any Loan Parties or Subsidiaries, any of their respective directors, officers, employees or agents acting or benefitting in any capacity in connection with this Agreement, (i) is a Person that is owned or controlled by a Sanctioned Person, (ii) is a Sanctioned Person or (iii) is located, organized or resident in a Sanctioned Country. No Loan or the use of proceeds thereof will violate any Anti-Corruption Laws or Sanctions.

(b) The Loan Parties and the Subsidiaries have conducted their businesses in compliance with Anti-Corruption Laws and applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve material with Anti-Corruption Laws and applicable Sanctions.

Section 6.20. Affected Financial Institutions; Covered Entities. Neither any Loan Party nor any of the Subsidiaries is an Affected Financial Institution or a Covered Entity.

Section 6.21. Franchise Agreements. As of the Closing Date, no Loan Party is a party to any Franchise Agreements other than those disclosed to the Lenders prior to the Closing Date. Each of the Franchise Agreements is currently in full force and effect. No Loan Party has received any notice of termination with respect to Franchise Agreements and no Loan Party is aware of any event which with notice, lapse of time, or both would allow any manufacturer which is a party to any of the Franchise Agreements to terminate any such Franchise Agreement. There exists no present condition or state of facts or circumstances in regard to the Franchise Agreements, in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

Section 6.22. No Default. No Default or Event of Default has occurred and is continuing.

Section 6.23. Business Locations, Etc. Set forth on Schedule 6.23 is (a) a list of all real property located in the United States that is owned or leased by any Loan Party as of the Closing Date or that is to be acquired or leased by any Loan Party pursuant to the Initial Acquisitions (identifying whether such real property is (or will be) owned or leased, which Loan Party owns or leases (or will own or lease) such real property and, in the case of leased property, the name of the current landlord), (b) the chief executive office, U.S. taxpayer identification number, organizational identification number, exact legal name, jurisdiction of formation and each trade name of each Loan Party as of the Closing Date and (c) any (i) change in legal name by any Loan Party, (ii) change in jurisdiction of formation by any Loan Party, or (iii) merger, consolidation or other change in structure to which any Loan Party has been a party, in each case during the five (5) years preceding the Closing Date.

Article VII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations have been paid in full, in each case without any pending draw, the Loan Parties covenant and agree with the Lenders that:

Section 7.1. Financial Statements and Other Information. The Loan Parties will deliver to the Administrative Agent and each Lender:

(a) commencing with the Fiscal Year of the Loan Parties ended December 31, 2020, as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrowers (or such earlier date as is required for filing by the SEC), a copy of the annual audited report for such Fiscal Year for the Loan Parties and their Subsidiaries, containing a consolidated and consolidating balance sheet of the Loan Parties and their Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Loan Parties and their Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP and (i) in the case of consolidated statements, reported on by Grassi & Co., CPAs, P.C., KPMG, or any other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Loan Parties and their Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (ii) in the case of consolidating statements, certified by the chief financial officer or other Responsible Officer of the Parent Borrower acceptable to the Administrative Agent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Loan Parties and their Subsidiaries;

(b) as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter of each of the Loan Parties (or such earlier date as is required for filing by the SEC), including the last Fiscal Quarter in any Fiscal Year, (i) commencing with the Fiscal Quarter ending March 31, 2021, an unaudited consolidated and consolidating balance sheet of the Loan Parties and their Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Loan Parties and their Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Loan Parties’ previous Fiscal Year, certified by the chief financial officer or other Responsible Officer of the Parent Borrower acceptable to the Administrative Agent as presenting fairly in all material respects the financial condition and the results of operations of the Loan Parties and their Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP, and (ii) commencing with the Fiscal Quarter ending June 30, 2021, a certificate signed by the chief financial officer or other Responsible Officer of the Parent Borrower acceptable to the Administrative Agent setting forth in reasonable detail a calculation of the Consolidated Excess Cash Flow for such Fiscal Quarter;

(c) as soon as available and in any event within thirty (30) days after the end of each calendar month, the internally prepared financial statements of the Loan Parties that are automobile dealership operating companies as of the close of and for each such calendar month, which financial statements shall include such statements and information, and be prepared and presented in substantially the same form and detail, as the internally prepared factory-required financial statements;

(d) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) of this Section 7.1 (other than the financial statements for the fourth Fiscal Quarter of each Fiscal Year delivered pursuant to clause (b) of this Section 7.1), a Compliance Certificate signed by the chief financial officer or other Responsible Officer of the Parent Borrower acceptable to the Administrative Agent (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Loan Parties have taken or propose to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance (or failure to comply, as applicable) with the financial covenants set forth in Article VIII, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter end, as the case may be, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Borrowers and their Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(e) as soon as available and in any event within forty-five (45) days after the end of each Fiscal Year, a pro forma budget for the succeeding Fiscal Year, containing an income statement and a summary of cash flow items for the Loan Parties and their Subsidiaries on a consolidated basis;

(f) [intentionally omitted]; and

(g) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Loan Parties or their Subsidiaries (including compliance with the Loan Documents) as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet; or (ii) on which such documents are posted on the Parent Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Parent Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Parent Borrower shall notify the Administrative Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (A) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials to the Platform and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties or their Affiliates hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or its securities for purposes of United States federal and state securities laws; (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” (or similar); and (4) the Administrative Agent and any Affiliate thereof and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” (or similar).

Section 7.2. Notices of Material Events. The Loan Parties will furnish to the Administrative Agent and each Lender prompt written notice of the following (and in any case within five (5) Business Days after any Responsible Officer of any Loan Party becomes aware thereof (except as otherwise set forth in the following clauses with respect thereto)):

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Loan Parties, affecting any Loan Party or any Subsidiary or Affiliate thereof which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which any Loan Party or any Loan Party’s Affiliate or Subsidiary (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d) promptly and in any event within fifteen (15) days after (i) any Loan Party or Affiliate, Subsidiary or ERISA Affiliate of a Loan Party knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer or other Responsible Officer of such Loan Party describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Loan Party or such Affiliate, Subsidiary or ERISA Affiliate of a Loan Party from the PBGC or any other Governmental Authority with respect thereto, and (ii) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Loan Parties or the Affiliates, Subsidiaries or ERISA Affiliates of the Loan Parties, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Loan Parties or the Affiliates, Subsidiaries or ERISA Affiliates of the Loan Parties, a detailed written description thereof from the chief financial officer or other Responsible Officer of such Loan Party;

(e) the occurrence of any event of default, or the receipt by any Loan Party or any of its Affiliates or Subsidiaries of any written notice of an alleged event of default, with respect to any Indebtedness of any Loan Party or any of its Affiliates or Subsidiaries having a principal amount in excess of the Threshold Amount;

(f) any material amendment or modification to any Franchise Agreement (together with a copy thereof), and any termination, expiration or loss of any Franchise Agreement;

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(h) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(i) [intentionally omitted];

(j) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(k) promptly and in any event no later than thirty (30) days (or such longer period as is consented to by the Administrative Agent in its sole discretion in each instance) thereafter, notice of any change (i) in any office in which it maintains books or records or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility) or (ii) in any Loan Party’s federal taxpayer identification number or organizational number; and

(l) upon the request of the Administrative Agent, a copy of any environmental report or site assessment obtained by or for any Loan Party or any of its Subsidiaries after the Closing Date on any Real Estate.

Each notice or other document delivered under this Section 7.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

Section 7.3. Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, in each case, that are, individually or in the aggregate, material to the conduct of its business; provided that nothing in this Section 7.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.3.

Section 7.4. Compliance with Laws. Each Loan Party will, and cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve material compliance by each Loan Party and its Subsidiaries and their respective directors, officers, employees and agents which are acting or benefitting in any capacity in connection with this Agreement with Anti-Corruption Laws and applicable Sanctions.

Section 7.5. Payment of Obligations. The Loan Parties will, and will cause their Subsidiaries to, pay and discharge at or before maturity all of their respective obligations and liabilities (including all Taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Loan Parties or their Subsidiaries have set aside on their books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

Section 7.6. Books and Records. Each of the Loan Parties will, and each Loan Party will cause each of its Subsidiaries to, keep proper books of record (including with respect to Demonstrator Vehicles, Loaner Vehicles and other mileaged Vehicles) and accounts in which full, true and correct entries shall be made of all dealings and transactions in relation to their business and activities to the extent necessary to prepare the consolidated and consolidating financial statements of the Loan Parties and their Subsidiaries in conformity with GAAP.

Section 7.7. Visitation and Inspection.

(a) Each Loan Party shall allow the Administrative Agent and its agents and, at any time after the occurrence and during the continuance of an Event of Default, each Lender and its agents, to inspect the Collateral and each Loan Party’s properties, and to examine, audit and make copies of books and records at any reasonable time during normal business hours and with reasonable prior notice to the Loan Parties. The Loan Parties shall provide to the Administrative Agent and each Lender such periodic reports concerning the Collateral as the Administrative Agent (or, at any time after the occurrence and during the continuance of an Event of Default, any Lender) may reasonably specify from time to time. If any Loan Party’s properties, Vehicles, books or records are in the possession of a third party, such Loan Party authorizes that third party to permit the Administrative Agent and its agents and, at any time after the occurrence and during the continuance of an Event of Default, each Lender and its agents, to have access to perform inspections or audits and to respond to the Administrative Agent’s reasonable requests for information concerning such properties, Vehicles, books and records. Each Loan Party will provide the Administrative Agent with any necessary consents and approvals to enable the Administrative Agent to conduct a cash audit of each Loan Party’s account balances at any other financial institution. While exercising audit rights under this Section 7.7, the Administrative Agent and each Lender shall use their commercially reasonable efforts to minimize disruption of the normal business operations of the Loan Parties. The Administrative Agent and the Lenders have no duty to inspect any Loan Party’s properties or to examine, audit, or copy books and records and the Administrative Agent and the Lenders shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that the Administrative Agent or any Lender inspects any Loan Party’s properties or examines, audits, or copies books and records, the Administrative Agent and each Lender will be acting solely for the purposes of protecting their security and preserving their rights under this Agreement. Neither any Loan Party nor any other party is entitled to rely on any inspection or other inquiry by the Administrative Agent or any Lender. The Administrative Agent and the Lenders owe no duty of care to protect any Loan Party or any other party against, or to inform any Loan Party or any other Person of, any adverse condition that may be observed as affecting any Loan Party’s properties or premises, or any Loan Party’s business. The Administrative Agent and each Lender may in their discretion disclose to any Lender or to any Loan Party or to any principal of any Loan Party or to any guarantor of the indebtedness of any Loan Party or to any entities that may have purchased a participation in the Loans provided herein any findings made as a result of, or in connection with, any inspection of any Loan Party’s properties.

(b) The Administrative Agent may conduct periodic floor plan inspections of the Collateral during normal business hours (including related review of books and records), without prior notice and at such intervals as the Administrative Agent may reasonably require. The Administrative Agent shall use its commercially reasonable efforts during any periodic inspection to minimize disruption of the normal business operations of the Loan Parties. The Loan Parties shall reimburse the Administrative Agent for the reasonable costs of such inspections on demand by the Administrative Agent. The flooring inspections may be performed by employees of the Administrative Agent or by independent parties acting on the Administrative Agent’s behalf. The Loan Parties agree and understand that floor plan inspections are solely for the benefit of the Lenders and floor plan inspection summary reports are not to be relied upon by any Loan Party or any third party. Each Loan Party acknowledges that the Administrative Agent and the Lenders owe no duty to any Loan Party with respect to such inspections. The Administrative Agent and the Lenders make no representation or warranty with respect to the accuracy of the inspections or content of any report, nor shall inspections create any express or implied obligation on the part of Administrative Agent and the Lenders to any Loan Party or any third party with respect to the operation of any Loan Party’s business.

Section 7.8. Maintenance of Properties; Insurance. Each Loan Party will, and each Loan Party will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, except for ordinary wear and tear and dispositions expressly permitted under Section 9.6, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties (i) insurance with respect to its properties and business, and the properties and business of the Loan Parties and their Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, in any event, flood insurance as described in the definition of Real Estate Documents, and all insurance to be in amounts and with such coverages as are required by applicable law) and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to each Lender annually and at any time upon request a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrowers and the Subsidiaries in accordance with this Section 7.8, (c) at all times shall name the Administrative Agent as additional insured on all liability policies of each Loan Party and its Subsidiaries and as lender’s loss payee and/or mortgagee, as applicable (pursuant to lender’s loss payee and mortgagee endorsements approved by the Administrative Agent) on all casualty and property insurance policies of the Loan Parties and their Subsidiaries and (d) cause all Mortgaged Property that constitutes Flood Hazard Property to be covered by flood insurance provided under the National Flood Insurance Program (or with private insurance endorsed to cause such private insurance to be fully compliant with the federal law as regards private placement insurance applicable to the National Flood Insurance Program, with financially sound and reputable insurance companies not Affiliates of the Loan Parties), in such amounts and with such deductibles as are required by law or regulation or as the Administrative Agent may otherwise reasonably request.

Section 7.9. Use of Proceeds. The Loan Parties will use the proceeds of all Loans for the purposes set forth herein. The Loan Parties shall use the proceeds of each Incremental Term Loan for the purposes set forth in the definitive documentation therefor.

Section 7.10. Casualty and Condemnation. The Loan Parties (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or preceding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 7.11. Cash Management. Each Loan Party shall, and each Loan Party shall cause its Domestic Subsidiaries to:

(a) commencing with the date that is sixty (60) days after the Closing Date (or such later date as the Administrative Agent agrees in its sole discretion), and at all times thereafter, maintain all cash management and treasury business with Truist Bank including all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than (i) zero-balance accounts for the purpose of managing local disbursements, payroll, withholding and other fiduciary accounts and (ii) any account that has a balance (or which holds assets with a fair market value) less than $50,000, in any individual instance, and $100,000, when taken together with the account balances (or aggregate amount of the fair market value of assets) of all other accounts that are not maintained with Truist Bank) (each such deposit account, disbursement account, investment account and lockbox account, a “Controlled Account”); each Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which the Loan Parties and each of the Subsidiaries shall have granted a first priority Lien to the Administrative Agent, on behalf of the Secured Parties, perfected automatically under the UCC (with respect to Controlled Accounts at Truist Bank);

(b) deposit promptly, and in any event no later than ten (10) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts, in each case except for cash and Permitted Investments the aggregate value of which does not exceed $100,000 at any time;

(c) (i) promptly, and in any event no later than five (5) Business Days after the Closing Date, execute and deliver one or more restricted account control agreements (or such other agreements with respect to restricted accounts or products in the Administrative Agent’s sole discretion) with respect to the Restricted Accounts and (ii) maintain at least $11,700,000 in the aggregate in the Restricted Accounts at all times until the prepayment required by Section 3.5(e) is made; provided that such aggregate amount required to be maintained in the Restricted Accounts under this Section 7.11(c) shall be reduced by (A) $350,000 in the event the Beckley Hyundai Acquisition is consummated on or prior to the date that is 45 days after the Closing Date (or if such day is not a Business Day, the next succeeding Business Day), (B) $500,000 in the event the Beckley Subaru Acquisition is consummated on or prior to the date that is 45 days after the Closing Date (or if such day is not a Business Day, the next succeeding Business Day) and (C) $850,000 in the event the Bachman Dealership Acquisition and the Bachman Real Property Acquisition are consummated on or prior to the date that is 45 days after the Closing Date (or if such day is not a Business Day, the next succeeding Business Day); and, to the extent that the funds in the Restricted Accounts exceed the amount required to be maintained in the Restricted Accounts under this Section 7.11(c) after giving effect to any reduction pursuant to the preceding clauses (A) – (C), the Administrative Agent shall cause such excess funds to be returned to the Borrowers promptly after any such reduction; and

(d) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Required Lenders, the Loan Parties will, and will cause each of the other Loan Parties to, cause all payments constituting proceeds of accounts or other Collateral to be directed into lockbox accounts under agreements in form and substance satisfactory to the Administrative Agent.

Section 7.12. Additional Subsidiaries and Collateral.

(a) In the event that, subsequent to the Closing Date, any Person becomes a Domestic Subsidiary, whether pursuant to formation, acquisition or otherwise (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC), (x) the Loan Parties shall promptly notify the Administrative Agent and the Lenders thereof and (y) within thirty (30) days (or such longer period as may be agreed in writing by the Administrative Agent in its discretion) after such Person becomes a Domestic Subsidiary, the Loan Parties shall cause such Domestic Subsidiary to (A) become a Guarantor (and/or, if approved in writing by all of the Lenders that would be required to make Loans to or hold Loans of such Domestic Subsidiary, a Floor Plan Borrower) by executing and delivering to the Administrative Agent a Joinder Agreement or such other joinder documentation as is in form and substance reasonably satisfactory to the Administrative Agent, (B) grant Liens in favor of the Administrative Agent in all of its personal property (other than Excluded Property) by executing and delivering to the Administrative Agent a supplement to the Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments reasonably required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (C) grant Liens in favor of the Administrative Agent in all ownership interests in Real Estate (other than Excluded Property) of such Domestic Subsidiary by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent shall require, and (D) deliver all such other documentation and items (including certified organizational documents, certificates of good standing and/or existence, resolutions, lien searches and legal opinions) and take all such other actions as such Domestic Subsidiary would have been required to deliver and take pursuant to Sections 5.1 and 5.2 if such Domestic Subsidiary had been a Loan Party on the Closing Date or that such Domestic Subsidiary would be required to deliver pursuant to the terms hereof with respect to any Real Estate.

(b) In the event that, subsequent to the Closing Date, any Person becomes a Foreign Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Loan Parties shall promptly notify the Administrative Agent and the Lenders thereof, (y) to the extent such Foreign Subsidiary is owned directly by any Loan Party, within sixty (60) days after such Person becomes a Foreign Subsidiary (or such longer period as may be agreed in writing by the Administrative Agent in its discretion), the Loan Parties shall, or shall cause the applicable Subsidiary to, (i) pledge all of the Capital Stock of such Foreign Subsidiary (or, if the pledge of all of the voting Capital Stock of such Foreign Subsidiary would result in materially adverse tax consequences to the Borrowers, then such pledge shall be limited to sixty-five percent (65%) of the issued and outstanding voting Capital Stock and one hundred percent (100%) of the issued and outstanding non-voting Capital Stock of such Foreign Subsidiary, as applicable) to the Administrative Agent, for the benefit of the Secured Parties, as security for the Obligations pursuant to the Security Agreement, or such other pledge agreement in form and substance satisfactory to the Administrative Agent, (ii) deliver the original certificates evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank and (iii) deliver all such other documentation (including certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as the Administrative Agent may reasonably request and (z) within sixty (60) days (or such longer period as may be agreed in writing by the Administrative Agent in its discretion) after such Person becomes a Foreign Subsidiary, so long as no material adverse tax consequences would result to the Loan Parties or their Subsidiaries (as reasonably determined by the Loan Parties with the consent of the Administrative Agent), and in each case to the extent required or requested by the Administrative Agent, the Loan Parties shall cause such Foreign Subsidiary to (A) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other joinder documentation as is in form and substance reasonably satisfactory to the Administrative Agent, (B) grant Liens in favor of the Administrative Agent in such of its personal property (other than Excluded Property) as the Administrative Agent shall reasonably require by executing and delivering to the Administrative Agent security documents in form and substance reasonably satisfactory to the Administrative Agent, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments (as applicable in any relevant jurisdiction) reasonably required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (C) grant Liens in favor of the Administrative Agent in all ownership interests in Real Estate (other than Excluded Property) of such Foreign Subsidiary as the Administrative Agent shall reasonably require by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent shall reasonably require, and (D) deliver all such other documentation and items (including certified organizational documents, certificates of good standing and/or existence, resolutions, lien searches, title insurance policies, surveys, environmental reports, legal opinions and other customary items in the relevant jurisdiction) and take all such other actions as such Foreign Subsidiary would have been required to deliver and take pursuant to Sections 5.1 and 5.2 if such Foreign Subsidiary had been a Loan Party on the Closing Date or that such Foreign Subsidiary would be required to deliver pursuant to the terms hereof with respect to any Real Estate.

(c) Notwithstanding the foregoing or anything else herein, LMP Newnan 001 Holdings, LLC, LMP Grande 001 Holdings, LLC, LMP Newnan, LLC and 601 NSR, LLC shall not be required to become Guarantors hereunder or otherwise comply with clause (a) of this Section 7.12 so long as they have no assets, revenue or operations (other than de minimis assets and, in the case of LMP Newnan 001 Holdings, LLC, its Equity Interests in LMP Newnan, LLC); it being understood that each of them shall be required to become Guarantors hereunder or otherwise comply with clause (a) of this Section 7.12 from and after the date that any of them has any assets, revenue or operations (other than de minimis assets and, in the case of LMP Newnan 001 Holdings, LLC, its Equity Interests in LMP Newnan, LLC), with the time period in such clause (a) running from such date.

(d) The Loan Parties agree that, following the delivery of any Collateral Documents required to be executed and delivered by this Section 7.12, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to clauses (a) and (b) of this Section 7.12 (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 9.2. All actions to be taken pursuant to this Section 7.12 shall be at the expense of the Loan Parties, and shall be taken to the reasonable satisfaction of the Administrative Agent.

Section 7.13. Additional Real Estate; Leased Locations.

(a) To the extent otherwise permitted hereunder, if any Loan Party acquires an interest in Real Estate (other than Excluded Property) after the Closing Date, it shall at the time of such acquisition provide to the Administrative Agent such Real Estate Documents in regard to such Real Estate as the Administrative Agent shall reasonably require.

(b) To the extent otherwise permitted hereunder, if any Loan Party proposes to lease any Real Estate, it shall first provide to the Administrative Agent a copy of such lease and a Landlord Waiver from the landlord of such leased property, if applicable, which agreement or letter shall be reasonably satisfactory in form and substance to the Administrative Agent; provided that if such Loan Party is unable to deliver any such Landlord Waiver after using its commercially reasonable efforts to do so, the Administrative Agent may waive the foregoing requirement or grant extensions of time to comply therewith, in each case in its sole discretion. Notwithstanding anything to the contrary in the foregoing, a Landlord Waiver shall not be required with respect to the leased property located at 1425 Del Prado Boulevard, Cape Coral, Florida 33990 so long as no Collateral is located on such leased property.

Section 7.14. Further Assurances. Each Loan Party will, and each Loan Party will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 7.15. Anti-Corruption Laws. Each Loan Party shall conduct, and each Loan Party shall cause each of its Subsidiaries to conduct, its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar and applicable anti-corruption legislation or laws in other jurisdictions and institute and maintain policies and procedures designed to promote and achieve compliance with such laws.

Section 7.16. Vehicles and Documents. The Loan Parties shall keep the Vehicles (other than Demonstrator Vehicles) included in the Collateral only at a Loan Party’s regular dealer location, except for other locations as may be required in the ordinary course of any Loan Party’s business; provided that no Collateral shall be kept at 1425 Del Prado Boulevard, Cape Coral, Florida 33990 prior to receipt by the Administrative Agent of a Landlord Waiver duly executed by the landlord of such leased property. After the occurrence and during the continuance of an Event of Default, the Loan Parties shall immediately deliver to the Administrative Agent upon the Administrative Agent’s reasonable request any title, certificate of ownership, manufacturer statement or original negotiable document of title including any warehouse receipt or bill of lading, and other documentation evidencing ownership of the Collateral.

Section 7.17. Demonstrator, Loaner Vehicle or Other Mileaged New Vehicle. With respect to any Vehicle used by any Loan Party or any of its Subsidiaries as a Demonstrator, Loaner Vehicle or other mileaged Vehicle, such Loan Party shall designate such Vehicle in its books and records as a Demonstrator, Loaner Vehicle or other mileaged Vehicle, as the case may be, and indicate in such books and records when such Vehicle was deemed to be a mileaged Vehicle.

Section 7.18. Dealer Principals. Each Loan Party that is an automobile dealership operating company shall maintain at all times a “dealer principal” or “dealer operator” (or any other title of similar import as used in the applicable Franchise Agreement) approved by the applicable manufacturer that is party (or whose affiliate is party) to each Franchise Agreement to which such Loan Party is a party, and which “dealer principal” (or similar title) holds an Equity Interest in such Loan Party.

Article VIII

FINANCIAL COVENANTS

Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 8.1. Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2021, to be greater than (a) 6.00:1.00 as of the end of any Fiscal Quarter ending prior to December 31, 2021, or (b) 5.00:1.00 as of the end of any Fiscal Quarter ending on or after December 31, 2021.

Section 8.2. Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2021, to be less than 1.20:1.00.

Section 8.3. Consolidated Trust Equity Percentage. Permit the Consolidated Trust Equity Percentage as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2021, to be less than 20%.

Article IX

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations have been paid in full, in each case without any pending draw, the Loan Parties covenant and agree with the Lenders that:

Section 9.1. Indebtedness and Preferred Equity. No Loan Party will, and no Loan Party will permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

(b) Indebtedness of the Loan Parties and their Subsidiaries existing on the date hereof and set forth on Schedule 9.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c) Indebtedness of any Loan Party or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $2,000,000 at any time outstanding;

(d) Indebtedness of a Loan Party owing to any other Loan Party and of any Subsidiary that is not a Loan Party owing to a Loan Party or any other Subsidiary; provided, that any such Indebtedness that is owed by a Subsidiary that is not a Loan Party to a Loan Party shall be subject to (and must be permitted by) Section 9.4;

(e) Guarantees by the Borrowers of Indebtedness of any Subsidiary that is a Loan Party and by any Subsidiary of Indebtedness of the Borrowers or any other Subsidiary that is a Loan Party (in each case to the extent such Indebtedness is otherwise permitted hereby);

(f) Hedging Obligations permitted by Section 9.10;

(g) Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit;

(h) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with dispositions permitted hereunder; and (iii) unsecured guarantees with respect to Indebtedness of any Loan Party or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness;

(i) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds;

(j) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, the premiums for such insurance;

(k) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”) or Bank Product Obligations;

(l) Indebtedness comprising Investments permitted under Section 9.4;

(m) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(n) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that is otherwise permitted by this Section 9.1;

(o) unsecured Indebtedness of any Loan Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party of the Equity Interests of a Loan Party or Subsidiary that has been issued to such Persons, so long as (i) no Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $2,000,000, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent;

(p) Indebtedness of any Loan Party owing to Subaru Acceptance Corporation financing the acquisition of Subaru service loaner vehicle inventory pursuant to the Subaru service loaner vehicle program; and

(q) other Indebtedness of the Loan Parties or their Subsidiaries in an aggregate principal amount not to exceed $2,500,000 at any time outstanding (calculated on a combined basis as to all such Persons).

No Loan Party will issue, or permit any Subsidiary to issue, any preferred stock or other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by any Loan Party or any Subsidiary at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the latest maturity date of any Loans or Commitments hereunder.

Section 9.2. Liens. No Loan Party will, and no Loan Party will permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a) Liens securing the Obligations; provided that no Liens may secure Hedging Obligations or Bank Product Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations or Bank Product Obligations and subject to the priority of payments set forth in Section 3.5 and Section 10.3;

(b) Permitted Encumbrances;

(c) Liens on any property or asset of any Loan Party or any of its Subsidiaries existing on the date hereof and set forth on Schedule 9.2; provided that such Liens shall not apply to any other property or asset of the Loan Parties or the Subsidiaries;

(d) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 9.1(c), (ii) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset, and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e) any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of any Loan Party, (ii) existing on any asset of any Person at the time such Person is merged with or into any Loan Party or any of the Subsidiaries, or (iii) existing on any asset prior to the acquisition thereof by the Borrowers or any of the Subsidiaries; provided that (x) any such Lien was not created in the contemplation of any of the foregoing and (y) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition and does not extend to any other assets of the Loan Parties and their Subsidiaries;

(f) Liens securing Guarantees given pursuant to Section 9.4(i);

(g) Liens on Subaru service loaner vehicles and related assets financed by Indebtedness incurred pursuant to Section 9.1(p) and the proceeds thereof; provided, that any such Liens and Indebtedness shall be subject at all times to an Intercreditor Agreement; and

(h) extensions, renewals, or replacements of any Lien referred to in clauses (b) through (e) of this Section 9.2; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 9.3. Fundamental Changes.

(a) No Loan Party will, and no Loan Party will permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with any Loan Party or any of the Subsidiaries, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of the Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (i) the Loan Parties or their Subsidiaries may merge with a Person provided that (A) if the Parent Borrower is a party to such merger, the Parent Borrower shall be the surviving Person, (B) except as provided in clause (A), if a Borrower is a party to such merger, a Borrower shall be the surviving Person, and (C) except as provided in clauses (A) and (B), if a Loan Party is a party to such merger, a Loan Party shall be the surviving Person, (ii) subject to the foregoing clause (i), any Subsidiary of a Borrower may merge into another Subsidiary of a Borrower that is a Loan Party, (iii) any Subsidiary of a Borrower that is not a Loan Party may merge into another Subsidiary of a Borrower that is not a Loan Party, (iv) any Subsidiary (other than a Borrower) may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to another Loan Party, and (v) any Subsidiary (other than a Borrower) may liquidate or dissolve if (A) its parent Loan Party determines in good faith that such liquidation or dissolution is in the best interests of such Loan Party and is not materially disadvantageous to the Lenders and (B) the assets of such Subsidiary are transferred to a Loan Party or (but only if such liquidating or dissolving Subsidiary is not a Loan Party) another Subsidiary; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 9.4.

(b) The Loan Parties will not, and will not permit any of the Subsidiaries to, engage in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the Closing Date and businesses reasonably related thereto.

Section 9.4. Investments, Loans. No Loan Party will, and no Loan Party will permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other similar right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a) Investments existing on the date hereof and set forth on Schedule 9.4 (including Investments in Subsidiaries);

(b) Permitted Investments;

(c) Guarantees by the Loan Parties and their Subsidiaries constituting Indebtedness permitted by Section 9.1 (other than by reference to Section 9.1(l));

(d) Investments made by the Loan Parties in or to any other Loan Party and by any Subsidiary that is not a Loan Party in or to a Loan Party or another Subsidiary; provided that any Investment constituting Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party must be permitted by Section 9.1 (other than by reference to Section 9.1(l));

(e) loans or advances to employees, officers or directors of the Loan Parties or any of the Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate principal amount of all such loans and advances does not exceed $1,000,000 at any time outstanding;

(f) Hedging Transactions permitted by Section 9.10;

(g) (i) the Closing Date Initial Acquisitions on the Closing Date and (ii) the Post-Closing Initial Acquisitions, so long as any such Post-Closing Initial Acquisition is consummated within 45 days of the Closing Date (or if such day is not a Business Day, the next succeeding Business Day) and at a time when no Default or Event of Default exists;

(h) Permitted Acquisitions;

(i) loans made to, and Guarantees of loans made by other creditors to, general managers of automobile dealerships in the ordinary course of business and which loans (i) finance the acquisition by such general manager of Equity Interests in the dealership entity for which he or she is general manager and (ii) do not exceed an aggregate principal amount outstanding of $5,000,000 at any time; and

(j) other Investments which in the aggregate do not exceed $2,500,000 in any Fiscal Year.

Section 9.5. Restricted Payments. No Loan Party will, and no Loan Party will permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, (x) any payment of management fees, consulting fees, advisory fees or other similar fees to any Affiliate (other than another Loan Party) or any manager, trustee, partner, director, officer or employee of any Loan Party, Subsidiary or Affiliate thereof, or (y) any Restricted Payment, except:

(a) dividends payable by any Loan Party solely in interests of any class of its common equity;

(b) Restricted Payments made by any Subsidiary to the respective holders of their Capital Stock, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by such Loan Party and other wholly owned Subsidiaries of such Loan Party; and

(c) Permitted Tax Distributions.

Section 9.6. Sale of Assets. No Loan Party will, and no Loan Party will permit any Subsidiary to, convey, sell, lease, assign, transfer or otherwise dispose of any of their assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division), in each case whether now owned or hereafter acquired, to any Person, except:

(a) the sale or other disposition for fair market value of obsolete or worn out property or other property no longer useful to such Loan Party or Subsidiary, in each case disposed of in the ordinary course of business;

(b) the sale of inventory (which includes, for the avoidance of doubt, automobile inventory and automobile parts) and Permitted Investments in the ordinary course of business;

(c) the use or transfer of cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights and other IP Rights in the ordinary course of business;

(e) transfers or other dispositions of assets (i) to a Loan Party or (ii) by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party; and

(f) dispositions of assets (other than Real Estate, automobile dealerships, any Loan Party or Subsidiary that owns or operates an automobile dealership or is party to a Franchise Agreement, and any Franchise Agreements or franchises or rights with respect thereto) not otherwise permitted under this Section 10.6; provided that (i) at the time of such disposition no Default shall exist or would result from such disposition; (ii) the Borrowers or any of their respective Subsidiaries shall receive not less than 75% of the consideration therefor in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than a Lien in favor of the Administrative Agent for the benefit of the Secured Parties); and (iii) the aggregate fair market value of all dispositions of assets made under this clause (f) in any Fiscal Year shall not exceed $1,000,000.

Section 9.7. Transactions with Affiliates. No Loan Party will, and no Loan Party will permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b) any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party or one of its Subsidiaries on reasonable and customary terms so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law;

(c) the payment of reasonable and customary compensation, severance or employee benefit arrangements to employees, officers and outside directors (or comparable managers) in the ordinary course of business so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law;

(d) transactions between or among the Loan Parties not involving any other Affiliates; and

(e) any Investment permitted by Section 9.4 or Restricted Payment permitted by Section 9.5.

Section 9.8. Restrictive Agreements. No Loan Party will, and no Loan Party will permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of the Subsidiaries to pay dividends or other distributions with respect to Capital Stock, to make or repay loans or advances to the Loan Parties or any other Subsidiary, to guarantee Indebtedness of the Loan Parties or any Subsidiary or to transfer any of its property or assets to the Loan Parties or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iii) clause (a) shall not apply to customary provisions in leases and other contracts entered into in the ordinary course of business and restricting the assignment thereof.

Section 9.9. Sale and Leaseback Transactions. No Loan Party will, and no Loan Party will permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 9.10. Hedging Transactions. No Loan Party will, and no Loan Party will permit any Subsidiary to, enter into any Hedging Transaction, other than Hedging Transactions (x) described in Section 7.18 or (y) entered into in the ordinary course of business to hedge or mitigate risks to which the Loan Parties or any of their Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrowers acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which any Loan Party or any Subsidiary of a Loan Party is or may become obliged to make any payment (a) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (b) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 9.11. Amendment to Material Documents.

(a) No Loan Party will, and no Loan Party will permit any Subsidiary to, amend, modify or waive any of its rights under (i) its certificate of incorporation articles of organization or equivalent, bylaws, operating agreement or equivalent, or other organizational documents or (ii) any Franchise Agreement, except in a manner that would not reasonably be likely to have an adverse effect on the Lenders, the Administrative Agent, the Loan Parties or any of their Subsidiaries.

(b) Without the prior written consent of the Administrative Agent, no Loan Party will (i) enter into any agreement that provides for the payment of management fees, consulting fees, advisory fees or similar fees to any Affiliate (other than another Loan Party) or any manager, trustee, partner, director, officer or employee of any Loan Party, Subsidiary or Affiliate thereof, or (ii) amend, modify or waive any of its rights under, or permit the amendment or modification of, any such agreement in any manner that (A) increases the amount of fees or other payments payable thereunder or (B) could have an adverse effect on the Lenders, the Administrative Agent, the Loan Parties or any of their Subsidiaries.

(c) No Loan Party will change its name, type of entity, jurisdiction of formation (whether by reincorporation, merger or otherwise), or the location of its chief executive office, or use any additional trade name, trademark or other trade style, except upon giving not less than ten (10) days’ (or such longer period as the Administrative Agent agrees in its sole discretion in each instance) written notice thereafter to the Administrative Agent and taking and causing to be taken all such action at such Loan Party’s expense as may be reasonably requested by the Administrative Agent to perfect or maintain the perfection of the Lien of the Administrative Agent for the benefit of the Secured Parties in any Collateral.

Section 9.12. Accounting Changes. No Loan Party will, and no Loan Party will permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of any Loan Party or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its Fiscal Year to that of the respective Loan Party or as agreed by the Administrative Agent in its sole discretion.

Section 9.13. Government Regulation. No Loan Party will, and no Loan Party will permit any Subsidiary to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrowers or from otherwise conducting business with the Loan Parties, or (b) fail to (i) provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including Section 326 of the Patriot Act at 31 U.S.C. Section 5318 or (ii) provide all documentation and other information that the Administrative Agent or any Lender requests in order to comply with its ongoing obligations under the Beneficial Ownership Regulation.

Section 9.14. Use of Proceeds. No Loan Party will, and no Loan Party will permit any Subsidiary or Affiliate to, request any Loan or use the proceeds of any Loan (a) to fund, finance or facilitate any activities of or business with any Sanctioned Person or in any Sanctioned Country, (b) that will result in a violation by any Person (including any Person participating in the transaction, whether as the Administrative Agent, Arranger, Lender (including a Swing Line Lender) or otherwise) of Sanctions or (c) that would in any manner violate any Anti-Corruption Laws. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.

Section 9.15. Ownership of Subsidiaries. Notwithstanding any other provision of this Agreement to the contrary, the Loan Parties will not, and will not permit any of the Subsidiaries to, (a) permit any Person (other than a Loan Party or any wholly owned Subsidiary of a Loan Party) to own any Capital Stock of any Subsidiary, except (i) to qualify directors if required by applicable law, and (ii) in the case of a Loan Party that owns an automobile dealership (or a Subsidiary or parent company thereof), up to thirty (30%) in the aggregate of the Capital Stock thereof may be owned by one or more general managers of such automobile dealership, or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Capital Stock.

Section 9.16. Amendment to Initial Acquisition Documents. No Loan Party will, and no Loan Party will permit any Subsidiary to, amend, modify, waive or terminate any provision of the Bachman Acquisition Documents, the Beckley Acquisition Documents or the Fuccillo Acquisition Documents in any manner materially adverse to the Lenders without the prior written consent of the Administrative Agent.

Article X

EVENTS OF DEFAULT

Section 10.1. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 10.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(d) any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 7.1, 7.2, 7.3, 7.7, 7.9, 7.11, 7.12 or 7.18 or Article VIII or IX; or

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) of this Section 10.1) or any other Loan Document, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any officer of any Loan Party becomes aware of such failure, or (ii) notice thereof shall have been given to any Loan Party by the Administrative Agent or any Lender; or

(f) (i) the Loan Parties or any of their Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Indebtedness (other than the Obligations and any Hedging Obligation) having an aggregate principal amount (including undrawn committed or available amounts) of more than the Threshold Amount, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from (A) any event of default under such Hedging Transaction as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Hedging Transaction) or (B) any Termination Event (as so defined) under such Hedging Transaction as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Hedge Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(g) any of the Loan Parties or any of their Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 10.1(g), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any of the Loan Parties or any of their Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any of the Loan Parties or any of their Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any of the Loan Parties or any of their Subsidiaries or for a substantial part of their assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) any of the Loan Parties shall admit publicly or in writing its inability to pay its debts as they become due; or

(j) (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Loan Parties and their Subsidiaries in an aggregate amount exceeding the Threshold Amount, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding the Threshold Amount, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding the Threshold Amount; or

(k) any judgment, writ, warrant of attachment or similar process involving an amount in excess of the Threshold Amount in the aggregate (and not covered by independent third-party insurance as to which the insurer has confirmed coverage) shall be rendered against any of the Loan Parties or any of their Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l) any non-monetary judgment or order shall be rendered against any of the Loan Parties or any of their Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) a Change of Control shall occur or exist; or

(n) any provision of any Guaranty, the Security Agreement, any Mortgage or any other Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under any Guaranty, the Security Agreement, any Mortgage or any other Loan Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 11.11or any release for which consent is being sought in accordance with the terms hereof); or

(o) any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Documents; or

(p) there occurs any forfeiture or termination of any Franchise Agreement that would be reasonably likely to result (individually or in the aggregate) in a material adverse change in, or a material adverse effect on, the business, results of operations, financial condition, assets or liabilities of the Floor Plan Borrowers and their Subsidiaries taken as a whole or the ability of the Floor Plan Borrowers to perform any of their respective obligations under the Loan Documents;

then, and in every such Event of Default (other than an Event of Default with respect to the Loan Parties described in clauses (g) or (h) of this Section 10.1) and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Loan Parties, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either clause (g) or (h) of this Section 10.1 shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

Section 10.2. Overdrawing of New Vehicle Floor Plan Loans. If at any time the aggregate outstanding principal amount of all (a) Floor Plan Loans, Swing Line Loans and any outstanding Floor Plan Overdrafts, plus (b) outstanding Notices of Floor Plan Borrowing and Notices of Swing Line Borrowing (including requests pursuant to Payment Commitments), exceeds (i) one hundred ten percent (110%) of the Aggregate Floor Plan Commitments and such condition exists for five (5) consecutive Business Days or (ii) the Aggregate Floor Plan Commitments by any amount for fifteen (15) days out of any thirty (30)-day period, then, in such event, the Swing Line Lender acting in its sole discretion may, and upon election of the Required Lenders shall, (x) take any and all actions reasonably necessary to suspend and/or terminate Payment Commitments and Payoff Letter Commitments and (y) elect by written notice to the Borrowers to terminate the Aggregate Floor Plan Commitments and to deem such occurrence as constituting an Event of Default. Nothing contained in this Section 10.2 shall be deemed to reduce the obligation of the Loan Parties to make the payments required pursuant to the terms hereof.

Section 10.3. Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after the occurrence and during the continuance of an Event of Default shall be applied as follows:

(i) first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(ii) second, to the fees and other reimbursable expenses of the Administrative Agent and the Swing Line Lender then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(iii) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(iv) fourth, to payment of that portion of the Obligations constituting fees (including the Commitment Fees), indemnities, expenses and other amounts then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(v) fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest and unpaid principal on, under or with respect to Swing Line Loans (including Floor Plan Overdrafts) to the Swing Line Lender;

(vi) sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on, under or with respect to the Loans (other than Swing Line Loans), ratably among the Lenders in proportion to the respective amounts described in this clause sixth payable to them;

(vii) seventh, to payment of (i) the aggregate outstanding principal amount of the Obligations constituting unpaid principal on, under or with respect to the Loans (other than Swing Line Loans), (ii) the aggregate outstanding principal amount of the Net Mark-to-Market Exposure of the Hedging Obligations of the Loan Parties and their Subsidiaries that constitute Obligations, and (iii) the aggregate outstanding principal amount of Bank Product Obligations of the Loan Parties and their Subsidiaries that constitute Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause seventh payable to them;

(viii) eighth, to any other Obligations to the extent not otherwise paid pursuant to the preceding clauses (i) – (vii), ratably among the Secured Parties in proportion to the respective amounts described in this clause eighth payable to them; and

(ix) ninth, to the extent any proceeds remain, to the Loan Parties or other parties lawfully entitled thereto.

All amounts allocated pursuant to the foregoing clauses third, fourth, sixth, seventh and eighth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares.

Notwithstanding the foregoing, (x) no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor and (y) Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider (other than any Bank Product Provider or Lender-Related Hedge Provider that is Truist Bank or any of its Affiliates), as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI hereof for itself and its Affiliates as if a “Lender” party hereto.

Article XI

THE ADMINISTRATIVE AGENT

Section 11.1. Appointment of the Administrative Agent.

(a) Each Lender irrevocably appoints Truist Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article XI shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Lender-Related Hedge Provider and a potential provided of Bank Product Obligations) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent as “collateral agent” and any sub-agents or attorneys-in-fact appointed by the Administrative Agent as aforesaid for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and Article XII as if set forth in full herein with respect thereto.

(b) It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

Section 11.2. Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent and its Related Parties shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (b) the Administrative Agent and its Related Parties shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.3(b)), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent and its Related Parties shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent and its Related Parties shall not be liable for any action taken or not taken by the Administrative Agent, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.3(b)) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and nonappelable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Loan Parties or any Lender, and the Administrative Agent and its Related Parties shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article V or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties) concerning all matters pertaining to such duties. The Lenders further acknowledge and agree that, if the Administrative Agent elects to provide any Lender with any reports, audit or inspection results (including floor plan audit or inspection results), or any information or summary related thereto or findings made as a result thereof, or otherwise related to the businesses, properties, Vehicles, Collateral or books and records of any Loan Party or Subsidiary (all of the foregoing, collectively, the “Audit Information”), whether prepared by the Administrative Agent or any of its agents or representatives or independent parties, or obtained from third parties, (A) all of such Audit Information is solely for the benefit of the Administrative Agent and may not be relied upon by any Lender or any of its Related Parties, (B) the Administrative Agent owes no duty to any Lender or any of its Related Parties with respect to the Audit Information, (C) the Administrative Agent is acting solely on its own behalf in conducting, preparing or receiving, and otherwise with respect to, the Audit Information, and owes no duty of care to protect any Lender, and of its Related Parties or any other party against, or to inform any Lender or any of its Related Parties of, any adverse condition that may be observed as affecting any Loan Party’s properties or premises, or any Loan Party’s business, and (D) Administrative Agent makes no representation or warranty with respect to the accuracy of any Audit Information and the Audit Information creates no express or implied obligation on the part of Administrative Agent to any Lender or any of its Related Parties.

Section 11.3. Lack of Reliance on the Administrative Agent. Each of the Lenders and the Swing Line Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Swing Line Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 11.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 11.5. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 11.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders” or “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Loan Parties or any Subsidiary or Affiliate of the Loan Parties as if it were not the Administrative Agent hereunder.

Section 11.7. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Loan Parties. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Loan Parties provided that no Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section 11.7, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.4 shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them (A) while the retiring Administrative Agent was serving as the Administrative Agent and (B) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Loan Parties to comply with Section 4.8, then the Swing Line Lender may, upon prior written notice to the Loan Parties and the Administrative Agent, resign as Swing Line Lender, as the case may be, effective at the close of business Charlotte, North Carolina time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 11.8. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 11.9. The Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Floor Plan Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Floor Plan Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.4) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10. Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including the Collateral Documents, all Intercreditor Agreements and any subordination agreements) other than this Agreement and any amendment, restatement or modification thereof, supplement thereto or substitution or replacement therefor.

Section 11.11. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Commitments, and the payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or disposed of or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 12.3; and

(b) to release any Loan Party from its obligations under the applicable Collateral Documents and other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents and other Loan Documents pursuant to this Section 11.11. In each case as specified in this Section 11.11, the Administrative Agent is authorized, at the Loan Parties’ expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents and other Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 11.11.

Section 11.12. Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, the Administrative Agent and each Lender hereby agree that (a) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 11.13. Secured Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 10.3, the Collateral Documents or any Collateral or the Guaranty by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) or the Guaranty other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI or in any Loan Document to the contrary, (a) the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be, and (b) the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations in the case of the termination of all Commitments and the payment in full of the Obligations arising under the Loan Documents (other than contingent indemnification obligations).

Section 11.14. Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.15. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, documentation agents or syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Article XII

MISCELLANEOUS

Section 12.1. Notices.

(a) Written Notices.

(i) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Loan Parties:	LMP Automotive Holdings, Inc.
500 East Broward
Fort Lauderdale, FL 33394
Attention: Sam Tawfik, CEO
Email: sam@lmpmotors.com

With a copy to (for
information purposes only):	Pryor Cashman LLP
7 Times Square, 40th Floor
New York, NY 10036
Attention: David Rose
Telecopy Number: 212-326-0806

To the Administrative Agent:	Truist Bank
3333 Peachtree Rd. 6th Floor
Atlanta, GA 30326
Attention: James Taylor
Telecopy Number: 404-439-7327

With copies to (for
information purposes only):	Truist Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Manager, Agency Services
Telecopy Number: 404-495-2170

Moore & Van Allen PLLC
100 N. Tryon St., Suite 4700
Charlotte, NC 28202
Attention: Tom Parrott
Telecopy Number: 704-378-1952

To the Swing Line Lender:	Truist Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Manager, Agency Services
Telecopy Number 404-495-2170

To any other Lender:	The address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent or the Swing Line Lender shall not be effective until actually received by such Person at its address specified in this Section 12.1.

(ii) Any agreement of the Administrative Agent or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Loan Parties. The Administrative Agent and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Loan Parties to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Loan Parties or other Person on account of any action taken or not taken by the Administrative Agent or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Loan Parties to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent and such Lender to be contained in any such telephonic or facsimile notice.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender unless such Lender and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Loan Parties may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(iii) The Loan Parties agree that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications on the Platform.

Section 12.2. Platform. Any Platform used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of any Platform and expressly disclaim liability for errors or omissions in the Communications (as defined below). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform, except in the case of any Agent Party to the extent of any such direct or actual (but not indirect, special, incidental or consequential) damages, losses or expenses of a Loan Party that are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 12.2, including through the Platform.

Section 12.3. Waiver; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrowers and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 12.3, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or of the other Loan Documents, nor consent to any departure by the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by the Loan Parties and the Required Lenders, or the Loan Parties and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, subject to Section 4.3, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

(i) increase or extend the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 5.2 or of any Default or event of Default is not considered an extension or increase in Commitments of any Lender);

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender affected thereby (provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the default rate of interest or fees hereunder or to waive any obligation of the Borrowers to pay interest or fees at such default rate or (B) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce any rate of interest or reduce any fee payable hereunder);

(iii) postpone the date fixed for any payment of any principal of (other than mandatory prepayments), or interest on, any Loan or any fees or other amounts hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;

(iv) (A) change Sections 4.13(g), 4.13(h) or 4.14 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender or (B) change Section 10.3 in a manner that would alter the pro rata sharing of payments or the order of application required thereby without the written consent of each Lender;

(v) change any of the provisions of this clause (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(vi) release all or substantially all of the Guarantors, or limit the liability of such Guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender; or

(vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent or the Swing Line Lender without the prior written consent of such Person.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Loan Parties and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 4.5, 4.6, 4.10 and 12.4), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Notwithstanding anything to the contrary herein, (x) the Administrative Agent may, with the consent of the Loan Parties only, amend, modify or supplement any Loan Document to cure any ambiguity, omission, mistake, defect or inconsistency, and (y) the Fee Letter, any Sweep Agreement, any Intercreditor Agreement and any authorization to debit account for pre-arranged payments may be amended, any provision thereof may be waived, and any departure by the Loan Parties therefrom may be consented to, with the written consent of the parties thereto only (and, in the case of an authorization to debit account for pre-arranged payments, the Administrative Agent).

Section 12.4. Expenses; Indemnification.

(a) The Loan Parties shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, the Arranger and their Affiliates in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Arranger and their Affiliates, and (ii) all out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of counsel) incurred by the Administrative Agent, the Arranger or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 12.4, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of counsel), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Loan Parties or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or any of the Initial Acquisitions, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Loan Parties or any of the Subsidiaries, or any Environmental Liability related in any way to the Loan Parties or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) to the extent arising from claims of one or more Indemnitees against one or more other Indemnitees (other than any claims against any Indemnitee in its respective capacity or in fulfilling its role as Administrative Agent or arranger or any similar role hereunder) and not arising from an act or omission of any Loan Party or any of its Subsidiaries or Affiliates.

(c) The Loan Parties shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Loan Parties fail to pay any amount required to be paid to the Administrative Agent or the Swing Line Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent or the Swing Line Lender, as the case may be, such Lender’s Pro Rata Share (in accordance with its respective Commitments (or Floor Plan Exposure, as applicable) and Term Loans determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Swing Line Lender in its capacity as such.

(e) To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(f) All amounts due under this Section 12.4 shall be payable promptly after written demand therefor.

Section 12.5. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 12.5, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 12.5 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (h) of this Section 12.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 12.5 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Floor Plan Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Floor Plan Exposure (in each case with respect to any facility) at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section 12.5, the aggregate amount of the Commitment (which for this purpose includes Loans and/or Floor Plan Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Floor Plan Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 in the aggregate with respect to all Term Loans subject to an assignment and $5,000,000 with respect to Floor Plan Commitments and Floor Plan Exposure, and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Floor Plan Exposure or Commitments assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 12.5 and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Floor Plan Commitment or other unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility being assigned, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Floor Plan Commitments.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 4.6.

(v) No Assignment to the certain Persons. No such assignment shall be made to (A) the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Loan Parties and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Swing Line Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 12.5, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.5, 4.6, 4.10 and 12.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 12.5. If the consent of the Loan Parties to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Loan Parties shall be deemed to have given their consent unless they shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Loan Parties.

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina or Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Floor Plan Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Loan Parties’ agent solely for tax purposes and solely with respect to the actions described in this Section 12.5, and the Loan Parties hereby agree that, to the extent Truist Bank serves in such capacity, Truist Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d) Any Lender may at any time, without the consent of, or notice to, the Loan Parties, the Administrative Agent or the Swing Line Lender, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent, the Swing Line Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Sections 4.13(g), 4.13(h) or 4.14 in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 12.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the Guarantors, or limit the liability of such Guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. The Loan Parties agree that each Participant shall be entitled to the benefits of Sections 4.5, 4.6 and 4.10 (subject to the requirements and limitations therein, including the requirements under Section 4.6(g) (it being understood that the documentation required under Section 4.6(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 12.5; provided that such Participant agrees to be subject to Sections 4.7 and 4.9 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.8 as though it were a Lender; provided that such Participant agrees to be subject to Sections 4.13 and 4.14 as though it were a Lender.

(f) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrowers and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) A Participant shall not be entitled to receive any greater payment under Sections 4.5 and 4.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.6. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

(b) The Loan Parties hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Loan Parties or their properties in the courts of any jurisdiction.

(c) The Loan Parties irrevocably and unconditionally waive any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding described in clause (b) of this Section 12.6 and brought in any court referred to in clause (b) of this Section 12.6. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 12.7. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.

Section 12.8. Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Loan Parties, any such notice being expressly waived by the Loan Parties to the extent permitted by applicable law, but only with the prior written consent of the Administrative Agent, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Loan Parties at any time held or other obligations at any time owing by such Lender (including any obligations of a Lender or its Affiliate owing under or in respect of any Hedging Transaction) to or for the credit or the accounts of the Loan Parties against any and all Obligations held by such Lender or its Affiliate regardless of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.8 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Administrative Agent and the Loan Parties after any such set-off and any application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Loan Parties and any of the Subsidiaries to such Lender.

Section 12.9. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their Affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters; provided, however, that it is understood that the terms of that certain engagement letter dated December 10, 2020 between the Arranger and the Parent Borrower shall continue to be effective upon and in accordance with the terms thereof and to the extent provided therein. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 12.10. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 4.5, 4.6, 4.10 and 4.4 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 12.11. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrowers or any of the Subsidiaries or any of their respective businesses, to the extent that such information is designated in writing as confidential and provided to it by or on behalf of the Borrowers or any of the Subsidiaries, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers or any of the Subsidiaries, except that such information may be disclosed (a) to any Related Party of the Administrative Agent or any such Lender including accountants, legal counsel and other advisors, (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (c) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (d) to the extent that such information becomes publicly available other than as a result of a breach of this Section 12.12, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrowers or any of the Subsidiaries, (e) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section 12.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) to any rating agency, (h) to the CUSIP Service Bureau or any similar organization, (i) to any other party hereto, (j) for purposes of establishing a “due diligence” defense and (k) with the consent of the Borrowers. Any Person required to maintain the confidentiality of any information as provided for in this Section 12.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section 12.12 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 12.12 shall govern.

Section 12.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 12.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 12.14. Waiver of Effect of Corporate Seal. Each Loan Party represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Loan Parties under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 12.15. Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 12.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers and each other Loan Party acknowledge and agree and acknowledge their Affiliates’ understanding that (a) (i) the services regarding this Agreement provided by the Administrative Agent, the Arranger and/or the Lenders are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (ii) each of the Borrowers and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (iii) the Borrowers and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any other Loan Party or any of their respective Affiliates, or any other Person, and (ii) none of the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrowers, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent, the Arranger and the Lenders has no obligation to disclose any of such interests to the Borrowers, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.17. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.18. Co-Borrowers.

(a) Each Borrower agrees that it is jointly and severally liable for the payment of all Loans for which it is designated as a Borrower or co-Borrower hereunder, and that such liability is independent of the obligations of any other Borrower. The Administrative Agent may bring an action with respect to any such Loan against any Borrower designated as a Borrower or co-Borrower with respect to such Loan, whether or not an action is brought against any other Borrower.

(b) The Borrowers agree that any request for any advance under any credit facility contemplated herein may be made by any one Borrower under such credit facility without the joinder or consent of any other Borrower, and each of the Borrowers shall be bound by, and conclusively presumed to have approved, any such request made by any Borrower. Each Borrower irrevocably designates each of the other Borrowers as its attorney in fact to request advances hereunder. Each Borrower agrees that the Administrative Agent may, at its option, disburse any advance under any Loan to any one Borrower designated as a Borrower or co-Borrower with respect to such Loan, and each such advance shall be deemed an advance hereunder to and for the benefit of all Borrowers designated as a Borrower or co-Borrower with respect to such Loan.

(c) Each Borrower agrees that any release that may be given by the Administrative Agent or any Lender to any other Borrower or any Guarantor will not release such Borrower from its obligations under this Agreement.

(d) Each Borrower waives any right to assert against the Administrative Agent or any Lender any defense, setoff, counterclaim, or claims that such Borrower may have against any other Borrower or any other party liable to the Administrative Agent or any Lender for the obligations of the Borrowers under this Agreement.

(e) Each Borrower waives any defense by reason of any other Borrower’s or any other Person’s defense, disability, or release from liability. The Administrative Agent can exercise its rights against each Borrower even if any other Borrower or any other Person no longer is liable because of a statute of limitations or for other reasons.

(f) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrowers and of all circumstances that bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Administrative Agent or any Lender to disclose to such Borrower any information that the Administrative Agent or any Lender may now or hereafter acquire concerning the financial condition of the other Loan Party.

(g) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement. Any notice given to any Borrower under any Loan Document shall be deemed properly given to all Borrowers.

(h) The Borrowers represent and warrant to the Administrative Agent and each Lender that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Administrative Agent and the Lenders will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(i) Until all obligations of the Borrowers under this Agreement have been paid in full and any commitments of the Lenders or facilities provided by the Lenders under this Agreement have been terminated, each Borrower: (i) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, that such Borrower may now or hereafter have against any other Borrower with respect to the Indebtedness incurred under this Agreement; and (ii) waives any right to enforce any remedy that the Administrative Agent or any Lender now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Administrative Agent or any Lender.

(j) Each Borrower waives any right to require the Administrative Agent or any Lender to proceed against any other Borrower or any other Person; proceed against or exhaust any security; or pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action that might in any manner or to any extent vary the risks of the Borrowers under this Agreement or that, but for this provision, might operate as a discharge of the Borrowers.

Section 12.19. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one (1) of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 12.20. Acknowledgement Regarding Any Supported QFC. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States.

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Article XIII

GUARANTY

Section 13.1. The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, each Lender, each Affiliate of a Lender that enters into Bank Products or a Hedging Transaction with a Loan Party or any Subsidiary, and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

Section 13.2. Obligations Unconditional. The obligations of the Guarantors under Section 13.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Loan Party or any other Guarantor for amounts paid under this Article XIII until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 13.3. Reinstatement. The obligations of each Guarantor under this Article XIII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

Section 13.4. Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 13.2 and through the exercise of rights of contribution pursuant to Section 13.6.

Section 13.5. Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Article X (and shall be deemed to have become automatically due and payable in the circumstances specified in Article X) for purposes of Section 13.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 13.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 13.6. Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations have been paid in full and the Commitments have terminated.

Section 13.7. Guarantee of Payment; Continuing Guarantee. The guarantee in this Article XIII is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

Section 13.8. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of such Specified Loan Party’s obligations under this Agreement and the other Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 13.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 13.8 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 13.8 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends that this Section 13.8 constitute, and this Section 13.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:	LMP AUTOMOTIVE HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

LMP PORT CHARLOTTE KOPC, LLC,
a Florida limited liability company
LMP CAPE CORAL KOCC, LLC,
a Florida limited liability company

By: LMP Automotive Holdings, LLC, its member and sole manager

By: LMP Automotive Holdings, Inc., its sole member

By:
Name:
Title:

LMP BECKLEY KCC, LLC,
a West Virginia limited liability company
LMP BECKLEY BAM, LLC,
a West Virginia limited liability company

By: LMP Beckley 001 Holdings, LLC, its sole member and manager

By:
Name:
Title:

LMP BECKLEY HK, LLC,
a West Virginia limited liability company
LMP BECKLEY HOB, LLC,
a West Virginia limited liability company
LMP BECKLEY HS, LLC,
a West Virginia limited liability company

By: LMP Beckley 002 Holdings, LLC, its sole member and manager

By:
Name:
Title:

LMP AUTOMOTIVE HOLDINGS, INC.

CREDIT AGREEMENT

LMP GREENEVILLE BBCBGC, LLC,
a Tennessee limited liability company

By: LMP Automotive Holdings, LLC, its sole manager

By: LMP Automotive Holdings, Inc., its sole member

By:
Name:
Title:

GUARANTORS:	LMP MOTORS.COM, LLC,
a Delaware limited liability company
LMP FINANCE, LLC,
a Delaware limited liability company
LMP AUTOMOTIVE HOLDINGS, LLC,
a Delaware limited liability company

By: LMP Automotive Holdings, Inc., its sole member

By:
Name:
Title:

LMP TECHNOLOGIES, LLC,
a Delaware limited liability company

By: LMP Automotive Holdings, Inc., its sole member and manager

By:
Name:
Title:

LMP BECKLEY 001 HOLDINGS, LLC,
a West Virginia limited liability company
LMP BECKLEY 002 HOLDINGS, LLC,
a West Virginia limited liability company

By:
Name:
Title:

LMP AUTOMOTIVE HOLDINGS, INC.

CREDIT AGREEMENT

LMP GREENEVILLE 001 HOLDINGS, LLC,
a Tennessee limited liability company
LMP LONG ISLAND 001 HOLDINGS, LLC,
a Delaware limited liability company
LMP BECKLEY RE KCC, LLC,
a West Virginia limited liability company
LMP BECKLEY RE BAM, LLC,
a West Virginia limited liability company
LMP GREENEVILLE RE BBCBGC, LLC,
a Tennessee limited liability company

By: LMP Automotive Holdings, LLC, its sole member and manager

By: LMP Automotive Holdings, Inc., its sole member

By:
Name:
Title:

LMP AUTOMOTIVE HOLDINGS, INC.

CREDIT AGREEMENT

TRUIST BANK,
as the Administrative Agent, as the Swing Line Lender and as a Lender

By:
Name:
Title:

LMP AUTOMOTIVE HOLDINGS, INC.

CREDIT AGREEMENT